AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ON DECEMBER 26, 2007

REGISTRATION NO. 333-134362

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATRIOT SCIENTIFIC CORPORATION
(Name of small business issuer in its charter)

DELAWARE	3699	84-1070278
(State or Jurisdiction of Incorporation or Organization)	Primary SIC Code	(I.R.S. Employer Identification Number)

CARLSBAD CORPORATE PLAZA
6183 PASEO DEL NORTE, SUITE 180
CARLSBAD, CA 92011
(760) 547-2700
(Address and telephone number of principal executive offices)

CLIFFORD L. FLOWERS, CHIEF FINANCIAL OFFICER
PATRIOT SCIENTIFIC CORPORATION
CARLSBAD CORPORATE PLAZA
6183 PASEO DEL NORTE, SUITE 180
CARLSBAD, CA 92011
(760) 547-2700
(Name, address and telephone number of agent for service)

COPIES TO:
OTTO E. SORENSEN, ESQ.
LUCE, FORWARD, HAMILTON & SCRIPPS LLP
600 WEST BROADWAY, SUITE 2600
SAN DIEGO, CALIFORNIA 92101
(619) 236-1414
(619) 232-8311 (FAX)

APPROXIMATE DATE OF PROPOSED SALE TO
THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. 

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION; AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON DECEMBER 26, 2007

PROSPECTUS

PATRIOT SCIENTIFIC CORPORATION

THE OFFERING

The resale of up to 13,063,049 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

We will receive no proceeds from the sale of the shares by the Selling Shareholders.

TRADING SYMBOL
PTSC (Over-The-Counter Electronic Bulletin Board)

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
Please refer to Risk Factors Beginning on Page 1

THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND STATE SECURITIES REGULATORS HAVE NOT APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, NOR IS IT THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Please read this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all the material information that you will need to make an investment decision.

We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus.

i

PROSPECTUS SUMMARY

About our Company

Patriot Scientific Corporation (“Patriot Scientific”, “Patriot” or “the Company”) has developed a number of innovative technologies throughout its 20-year history. We are primarily an intellectual-property licensing company with several patents (described below) covering the design of microprocessor chips. Chips with Patriot’s patented technology are used throughout the world in products ranging from computers and cameras to printers and industrial devices.

Our current business strategy is to commercialize our patented microprocessor technologies through broad and open licensing and to litigate against those who may be infringing on our patents. We also sell Patriot-branded microprocessor chips from our existing inventory of products. Our business address is 6183 Paseo del Norte, Suite 180, Carlsbad, California 92011; our main telephone number is (760) 547-2700. Our internet website page is located at http://www.ptsc.com. All of our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on our internet website.

Incorporation History. Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997, we acquired Metacomp Inc, a developer and manufacturer of networking and communications devices. In June 2005, we entered into a joint venture agreement with Technology Properties Limited, Inc. (“TPL”) to form Phoenix Digital Solutions, LLC. During February of 2007, we acquired the preferred stock of Scripps Secured Data, Inc., a Carlsbad company that develops and manufactures network-security hardware to government, military, and other high-security facilities.

Shares We Are Registering

We are registering 13,063,049 shares that are issued and outstanding.

Key Facts

Shares being offered	13,063,049 (3.34% of our shares currently outstanding as of October 31, 2007)

Total shares outstanding prior to the offering as of October 31, 2007	391,272,101

Total shares outstanding assuming completion of the offering	391,272,101

Price per share to the public	Market price at time of resale

Total proceeds raised by offering	None

Dividend policy
Patriot declared dividends on: February 14, 2006, March 9, 2006, and February 22, 2007. The Board of Directors may declare additional dividends in the future with due regard for the financial resources of Patriot and alternative applications of those financial resources.

RISK FACTORS

Before purchasing any shares of our common stock, we urge you to carefully consider the following discussion of risks as well as other information contained in this Prospectus. The following are what we believe to be all our material risks. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

We Have Reported Substantial Income In 2006 and 2007 Which May Not Be Indicative Of Our Future Income

During fiscal 2007 and 2006, we entered into license agreements, directly and through our joint venture with Technology Properties Limited. Because of the uncertain nature of the negotiations that lead to license revenues, pending litigation with companies which we allege have infringed on our patent portfolio, the possibility of legislative action regarding patent rights, and the possible effect of new judicial interpretation of patent laws, we cannot predict the amount of future revenues from such agreements, or whether there will be future revenues from license agreements at all.

We Are Dependent Upon A Joint Venture In Which We Are A Passive Partner For Substantially All Of Our Income

In June of 2005, we entered into a joint venture with Technology Properties Limited, pursuant to which Technology Properties Limited is responsible for the licensing and enforcement of our microprocessor patent portfolio. This joint venture has been the source of virtually all of our income since June of 2005. Therefore, in light of the absence of revenue from other sources, we should be regarded as entirely dependent on the success or failure of the licensing and prosecution efforts of Technology Properties Limited on behalf of the joint venture. Sales of our microprocessor products and data security products have resulted in limited revenues. Our other product lines are no longer being actively marketed, and also only generate limited and sporadic sales.

Our Limited Sales And Marketing Capabilities Have Affected Our Revenue

We currently have limited marketing capabilities and may need to hire additional sales and marketing personnel. We may not be able to recruit, train, or retain qualified personnel to sell and market our products. We also may not be able to develop a successful sales and marketing strategy. We also have very limited marketing experience. Any marketing efforts we undertake may not be successful and may not result in any significant sales of our products.

We May Experience Difficulties In The Completion Of Our Development Stage Products

Our technologies and products are in various stages of development. We do not currently have in-house development personnel, nor have we retained independent researchers. Therefore, our development stage products may not be completed on a timely basis or at all. Additionally, even if we do recommence our development activities, our development stage products may not be completed due to the inherent risks of new product and technology development, limitations on financing, competition, obsolescence, the absence or loss of key personnel and other factors. Although we have licensed some of our technology at its current stage of development, we may not continue to be able to do so and any revenues generated from licensing may not be sufficient to support operations at their current level. Also, unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

Changes In Our Relationships With Companies In Which We Hold Less Than A Majority Interest Could Change The Way We Account For Such Interests In The Future.

We hold a minority interest in a company (Scripps Secured Data, Inc.) to which we provide financing. Under the applicable provisions of accounting principles generally accepted in the United States of America, including FIN 46(R), we currently consolidate the financial statements and results of operations of this company into our consolidated financial statements and results of operations and record the equity interest that we do not own as a minority interest. For our other investment (Phoenix Digital Solutions, LLC), accounted for under the equity method, we record as part of other income or expense our share of the increase or decrease in the equity of the company in which we have invested. It is possible that, in the future, our relationships and/or our interests in or with this consolidated entity and equity method investee could change. Such potential future changes could result in deconsolidation or consolidation of such entities, as the case may be, which could result in changes in our reported results.

We Have Settled A Legal Dispute Which Could Affect Our Future Results Of Operations And Working Capital Position

We were sued by a co-inventor of the technology underlying our microprocessor patent portfolio with regard to proceeds we received as a consequence of recently signed license agreements. On February 14, 2007, we finalized a settlement of this litigation. This settlement required us to pay the co-inventor $6,400,000 and requires us to pay up to $2,000,000 from the proceeds we receive from future licensing transactions. As of the date of this filing, we have paid $1,582,260 of the $2,000,000 obligation for future licensing transaction proceeds required under the settlement agreement. These payments have resulted, and will result, in a reduction of our net income in the current fiscal year and future quarters until our obligations under the settlement have been fulfilled.

A Successful Challenge To Our Intellectual Property Rights Would Have A Significant And Adverse Effect On Us

A successful challenge to our ownership of our technology or the proprietary nature of our intellectual property would materially damage our business prospects. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We currently have seven U.S. patents, one European patent, and one Japanese patent issued. Any issued patent may be challenged and invalidated. Patents may not be issued for any of our pending applications. Any claims allowed from existing or pending patents may not be of sufficient scope or strength to provide significant protection for our products. Patents may not be issued in all countries where our products can be sold so as to provide meaningful protection or any commercial advantage to us. Our competitors may also be able to design around our patents.

Vigorous protection and pursuit of intellectual property rights or positions characterize the fiercely competitive semiconductor industry, which has resulted in significant and often protracted and expensive litigation. Therefore, our competitors and others may assert that our technologies or products infringe on their patents or proprietary rights. Persons we believe are infringing our patents are likely to vigorously defend their actions and assert that our patents are invalid. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization by us, and limit future license revenue. If infringement claims against us are deemed valid or if our infringement claims are successfully opposed, we may not be able to obtain appropriate licenses on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our future patent and/or technology license positions or to defend against infringement claims.  Parties have petitioned the U. S. Patent and Trademark Office to re-examine certain of our patents. An adverse decision in litigation or in the re-examination process would have a very significant and adverse effect on our business.

On December 18, 2007, we announced that a resolution was reached in two patent infringement lawsuits in the U.S. District Courts in the Eastern District of Texas and the Northern District of California.  There are no assurances that the resolution will favorably impact, or that it will not impair, our ability to assert our technology rights in the future.

If A Large Number Of Our Shares Are Sold All At Once Or In Blocks, The Market Price Of Our Shares Would Most Likely Decline

Our warrant holders are not restricted in the price at which they can sell common stock acquired through the exercise of warrants. Shares sold at a price below the current market price at which the common stock is trading may cause the market price to decline. The shares of common stock that are issuable on the exercise of our warrants represent a significant portion of our fully-diluted capitalization.

The Market For Our Stock Is Subject To Rules Relating To Low-Priced Stock (“Penny Stock”) Which May Limit Our Ability To Raise Capital

Our common stock is currently listed for trading in the National Association of Securities Dealers (“NASD”) Over-The-Counter Bulletin (“OTC”) Board Market and is subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Exchange Act. In general, the penny stock rules apply to non-NASDAQ or non-national stock exchange companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade “penny stock” on behalf of persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document, quote information, broker’s commission information and rights and remedies available to investors in penny stocks. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules, and as a result, the number of broker-dealers willing to act as market makers in such securities is limited. The “penny stock rules,” therefore, may have an adverse impact on the market for our common stock and may affect our ability to raise additional capital if we decide to do so.

Our Share Price Could Decline As A Result Of Short Sales

When an investor sells stock that he does not own, it is known as a short sale. The seller, anticipating that the price of the stock will go down, intends to buy stock to cover his sale at a later date. If the price of the stock goes down, the seller will profit to the extent of the difference between the price at which he originally sold it less his later purchase price. Short sales enable the seller to profit in a down market. Short sales could place significant downward pressure on the price of our common stock. Penny stocks which do not trade on an exchange, such as our common stock, are particularly susceptible to short sales.

Our Future Success Depends In Significant Part Upon The Continued Services Of Our Key Senior Management

Our future success depends in significant part upon the continued services of our key senior management personnel. The competition for highly qualified personnel is intense, and we may not be able to retain our key managerial employees or attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. None of our employees are covered by key man life insurance policies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and we rely on the “safe harbor” provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of such safe harbor with respect to all of such forward-looking statements. The forward-looking statements in this Prospectus reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically: the uncertainty of the effect of pending legislation, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this report, the words “anticipates,” “believes,” “expects,” “intends,” “future” and similar expressions identify certain of the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

PLAN OF DISTRIBUTION

After the effective date of the registration statement of which this Prospectus is a part, each Selling Shareholder and any assignee of a Selling Shareholder will be free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

The Selling Shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The Selling Shareholders and any broker-dealer that acts in connection with the sale of common shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions.

Because the Selling Shareholders may be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements.

Selling Shareholders also may resell all or a portion of their common shares in open market transactions in reliance upon Rule 144 under the Securities Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

SELLING SHAREHOLDERS

Selling Shareholders

The following table sets forth certain information with respect to the Selling Shareholders as of October 31, 2007.  Except as set forth below, none of the Selling Shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the Selling Shareholders are or have been affiliated with registered broker-dealers.

	Beneficial Ownership of Common Stock as of October 31,		Maximum Number of Shares of Common Stock Offered for	Amount and Percentage of Common Stock After the Sale
Name	2007		Sale	Number	%
Daniels, Richard	3,596,576		3,596,576	--	0%
Yen, Tony	25,100		25,000	100	0%
Pohl, David	2,657,846	(1)	656,250	2,001,596	0.51%
Gabourel, Victor	3,194,054		350,000	2,844,054	0.73%
Nunes, Daniel	1,900,000		500,000	1,400,000	0.36%
Zolin, James & Josephine	2,497,006		898,281	1,598,725	0.41%
Technology Properties Ltd.	3,436,942	(2)	2,536,942	900,000	0.23%
AMD Corporation	4,500,000	(3)	4,500,000	--	0%

(1)	Includes 775,000 shares issuable upon the exercise of outstanding stock options previously registered for sale.

(2)
Daniel Leckrone has ultimate voting and/or investment control over the securities owned by Technology Properties Ltd.  The previously disclosed 3,500,000 warrants were exercised in 2007 in a cashless transaction for 2,536,942 shares of common stock.

(3)	Harry Wollin has ultimate voting and/or investment control over the securities owned by AMD Corporation.

OUR COMPANY

Patriot Scientific Corporation has developed a number of innovative technologies throughout its 20-year history. We are primarily an intellectual-property licensing company with several patents (described below) covering the design of microprocessor chips. Chips with Patriot’s patented technology are used throughout the world in products ranging from computers and cameras to printers and industrial devices.

Our current business strategy is to commercialize our patented microprocessor technologies through broad and open licensing and to litigate against those who may be infringing on our patents. We also sell Patriot-branded microprocessor chips from our existing inventory of products. Our business address is 6183 Paseo del Norte, Suite 180, Carlsbad, California 92011; our main telephone number is (760) 547-2700. Our internet website page is located at http://www.ptsc.com. All of our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are available free of charge on our internet website.

Incorporation History. Patriot Scientific Corporation was organized under Delaware law on March 24, 1992, and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997, we acquired Metacomp Inc, a developer and manufacturer of networking and communications devices. In June 2005, we entered into a joint venture agreement with Technology Properties Limited, Inc. (“TPL”) to form Phoenix Digital Solutions, LLC. During February of 2007, we acquired the preferred stock of Scripps Secured Data, Inc., a Carlsbad company that develops and manufactures network-security hardware to government, military, and other high-security facilities.

Background

In February 1989, we completed our initial public offering under a registration statement on Form S-18 under the Securities Act of 1933. This offering raised gross proceeds of $50,000 and net proceeds of approximately $28,640 upon the sale of 2,500,000 units at $.02 per unit. Each unit sold in the public offering consisted of one common share and one Class A common stock purchase warrant exercisable to acquire one share of common stock and one Class B common stock purchase warrant. All Class A and Class B warrants have since been exercised or have lapsed.

On May 12, 1992, we redomiciled ourselves from Colorado to Delaware by merging into a wholly-owned Delaware subsidiary, Patriot Scientific Corporation, organized for that purpose. The reincorporation resulted in a reverse stock split. Three shares of the Colorado corporation, par value $.00001, were converted into one share of the Delaware corporation, par value $.00001. The reincorporation also effected a change in our charter and bylaws and a name change to Patriot Scientific Corporation.

In May 1993, we registered under the Securities Act of 1933 the resale of 7,631,606 shares issuable upon the exercise of outstanding Class A and Class B common stock purchase warrants. Upon the exercise of those warrants, we received net proceeds of $3,343,915 and issued 7,538,102 common shares. None of such warrants remain outstanding.

Effective May 31, 1994, we entered into an asset purchase agreement and plan of reorganization with nanoTronics Corporation located in Eagle Point, Oregon and Helmut Falk. We issued a total of 8,500,000 restricted common shares to nanoTronics to acquire certain microprocessor technology of nanoTronics. The technology acquired was used to develop a sophisticated yet low cost microprocessor. 5,000,000 of the shares were issued on a non-contingent basis, and the remaining 3,500,000 shares were issued subject to the terms of an earnout escrow arrangement which concluded on May 31, 1999.

Effective December 26, 1996, we acquired 96.9% of the outstanding shares of Metacomp, Inc., a California corporation, from 56 shareholders in exchange for the issuance of 1,272,068 shares of our common stock. Based on the closing price of our common stock of $1.375 on the date of the acquisition, the price of the acquisition was $1,749,094.

AVAILABLE INFORMATION

We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Copies of such material may be obtained from the Public Reference Section of the SEC’s Washington, D.C. office at prescribed rates.

We deliver a copy of our Annual Report on Form 10-K along with a proxy statement to our shareholders prior to our annual meeting.

We have filed a registration statement on Form SB-2, of which this Prospectus is a part, with the SEC. This Registration Statement or any part thereof may also be inspected and copied at the public reference facility of the SEC.

Our filings may also be accessed through the SEC’s web site (http://www.sec.gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC’s site. Our website is not part of this prospectus.

BUSINESS

Our Technology

General Background. Throughout our history, Patriot Scientific has developed a number of innovative technologies for a variety of industries. We’re best known for our microprocessors, including the ShBoom, Ignite, and PSC-1000 families of chips, and for the Moore Microprocessor Patent (MMP) portfolio of intellectual property surrounding them. These chips and their underlying innovations were created through a combination of in-house development and acquired technology.

Patriot Scientific purchased the assets of nanoTronics (an Oregon corporation), including certain microprocessor technologies, on May 31, 1994. Earlier, nanoTronics had acquired technology for an advanced microprocessor integrated on a single chip and had fabricated a first-generation device. We used this technology to develop a sophisticated yet low-cost microprocessor by enhancing the original design, adding additional technical features to modernize it, and improving and testing the new microprocessor. This chip became the PSC-1000.

We fabricated a prototype in 0.8-micron CMOS technology in May 1996. The next generation was a 0.5-micron microprocessor, delivered in September 1997. The 0.5-micron version was used in demonstrations to prospective customers and was sold to customers as an embedded microprocessor. In 1998 we introduced a 0.35-micron version of the microprocessor (the PSC-1000A) that was smaller in size but higher in performance.

In September of 2000 we completed a synthesizable VHDL model of our microprocessor (called Ignite-1), an important step that enabled customers to include the design of our microprocessor with other parties’ silicon designs to arrive at a custom system-on-chip (SoC) solution. By licensing this software model, customers could significantly reduce their time to market by simulating results instead of relying on trial-and-error commitments to silicon production. In 2003 we further reduced the size of our silicon design to 0.18-micron geometry.

Industry Background. The global semiconductor (or silicon “chip”) market has many segments and categories. The best-known - and most profitable - of these is the microprocessor segment. Microprocessor chips are the “brains” of nearly every electronic and electrical device throughout the world. Although microprocessors are often closely associated with personal computers, PCs account for only 2% of the microprocessor chips made and sold every year. The vast majority of microprocessors are used in everyday items like automobiles, digital cameras, cell phones, video game players, data networks, industrial flow-control valves, sensors, medical devices, weapons, home appliances, robots, security systems, televisions, and much more. These “embedded microprocessors” (so called because they’re embedded into another product) are far more ubiquitous than the chips inside personal computers. It is this huge and growing market that Patriot Scientific’s technology serves.

Patent Description. Over the years we’ve developed a number of innovative technologies that have been embodied in our own products and, through licensing, into other companies’ products. Many of these patented technologies are available as a bundle under the MMP portfolio. The MMP portfolio includes several U.S. patents as well as their European and Japanese counterparts. Some highlights of the patent portfolio are:

●
US 5,809,336. The ‘336 patent covers an early and seminal approach to making microprocessor chips go faster. It allows the “core” of the microprocessor to run at a different speed (usually faster) than the rest of the chip. There are many advantages to this, including higher performance, lower power consumption, and simpler manufacturing.

●
US 5,784,584. The ‘584 patent covers an important method for a microprocessor chip to fetch multiple instructions at once. Like speed reading, multiple-instruction fetch allows a chip to get more done in less time - a valuable technique.

●	US 6,598,148. The ‘148 patent describes on-chip oscillators (clocks) and covers multi-core and multi-processor implementations - important factors in today’s high-end microprocessor chips.

Our Partners

Phoenix Digital Solutions. On June 7, 2005, we entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore, an individual (“Moore” and together with us and TPL, the “Parties”). We, TPL and Moore were parties to certain lawsuits filed by us alleging infringement (the “Infringement Litigation”) of our Microprocessor Patents and a lawsuit also filed by us alleging claims for declaratory judgment for determination and correction of inventorship of the Microprocessor Patents (the “Inventorship Litigation”). The transactions described in the Master Agreement and related agreements (the “Transactions”) included the settlement or dismissal of the Inventorship Litigation.

Pursuant to the Master Agreement we agreed with TPL and Moore as follows:

●	We entered into a patent license agreement (the “Intel License”) with Intel Corporation (“Intel”) pursuant to which we licensed certain rights in the Microprocessor Patents to Intel.

●
We entered into an Escrow Agreement along with TPL pursuant to which the proceeds arising from the Intel License were allocated for the benefit of us and TPL. Pursuant to the Escrow Agreement, our initial capitalization obligations and those of TPL with regard to Phoenix Digital Solutions, LLC (defined below) were satisfied, our payment obligations and those of TPL with regard to the Rights Holders (defined below) were made, we received $6,672,349, and the remaining proceeds were allocated to or for the benefit of TPL.

●	We caused certain of our respective interests in the Microprocessor Patents to be licensed to Phoenix Digital Solutions, LLC a limited liability company owned 50% by us and 50% by TPL.

●
Phoenix Digital Solutions, LLC engaged TPL to commercialize the Microprocessor Patents pursuant to a Commercialization Agreement among Phoenix Digital Solutions, LLC, TPL and us (the “Commercialization Agreement”).

●	We paid $1,327,651 and TPL paid $1,000,000 to certain holders of rights in the Microprocessor Patents (“Rights Holders”) in exchange for the release of such Rights Holders to the Transactions.

●	We agreed with TPL and Moore to settle or cause to be dismissed all litigation pursuant to a stipulated final judgment, including the Inventorship Litigation.

●
We issued warrants to TPL to acquire shares of our common stock. 1,400,000 warrants were exercisable upon issue; 700,000 warrants were exercisable when our common stock traded at $0.50 per share; an additional 700,000 warrants were exercisable when our common stock traded at $0.75 per share; and an additional 700,000 warrants were exercisable when our common stock traded at $1.00 per share. As of the date of this filing, all of the common stock trading prices have been met, causing TPL to be fully vested in all 3,500,000 of the above warrants. On September 17, 2007, TPL exercised 3,500,000 warrants on a cashless basis, receiving 2,536,942 shares of our common stock upon exercise.

●
We agreed with TPL and Moore to indemnify each other for, among other things, any inaccuracy or misrepresentation to any representation or warranty contained in the Master Agreement, any breach of the Master Agreement, certain liabilities relating to the respective interests of each of us in the Microprocessor Patents and the Transactions, and certain tax liabilities.

Pursuant to the Commercialization Agreement, Phoenix Digital Solutions, LLC granted to TPL the exclusive right to grant licenses and sub-licenses of the Microprocessor Patents and to pursue claims against violators of the Microprocessor Patents, in each case, on behalf of Phoenix Digital Solutions, LLC, us, TPL and Moore, and TPL agreed to use reasonable best efforts to commercialize the Microprocessor Patents in accordance with a mutually agreed business plan. Pursuant to the Commercialization Agreement, Phoenix Digital Solutions, LLC agreed to reimburse TPL’s expenses incurred in connection with the commercialization of the Microprocessor Patents. All proceeds generated by TPL in connection with the commercialization of the Microprocessor Patents are paid directly to Phoenix Digital Solutions, LLC.

Pursuant to the Master Agreement, we and TPL have entered into the Limited Liability Company Operating Agreement of Phoenix Digital Solutions, LLC (“LLC Agreement”). We and TPL each own 50% of the membership interests of Phoenix Digital Solutions, LLC, and each have the right to appoint one member of the three (3) member management committee. The two (2) appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, we and TPL must each contribute to the working capital of Phoenix Digital Solutions, LLC (in addition to the Microprocessor Patent licenses described above), and are obligated to make future contributions in equal amounts in order to maintain a working capital fund. The LLC Agreement provides that Phoenix Digital Solutions, LLC shall indemnify its members, managers, officers and employees to the fullest extent permitted by applicable law, for any liabilities incurred as a result of their involvement with Phoenix Digital Solutions, LLC, if the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interest of Phoenix Digital Solutions, LLC.

Scripps Secured Data, Inc. On March 27, 2007 we entered into a revolving line of credit with Scripps Secured Data, Inc. (SSDI), a company that manufactures products that protect information and data transmitted over secured networks. Previously, we maintained an unconsolidated equity investment in SSDI. We determined that the line of credit transaction caused us to become the primary beneficiary under the Financial Accounting Standards Board’s (FASB) guidance in Interpretation No. 46 as amended (FIN46R), Consolidation of Variable Interest Entities. Under FIN46(R) we are required to consolidate variable interest entities for which we are deemed to be the primary beneficiary.

SSDI is an operating segment of our business. Refer to footnote 14 of our audited consolidated financial statements included elsewhere in this Registration Statement for disclosures about this operating segment.

Licenses, Patents, Trade Secrets and Other Proprietary Rights

We rely on a combination of patents, copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect our proprietary technologies. Our policy is to seek the issuance of patents that we consider important to our business to protect inventions and technology that support our microprocessor technology.

We have seven U.S. patents issued dating back to 1989 on our microprocessor technology (the “Microprocessor Patents”). We have one microprocessor technology patent issued in five European countries and one patent issued in Japan. We may file additional applications under international treaties depending on an evaluation of the costs and anticipated benefits that may be obtained by expanding possible patent coverage. In addition, we have one U.S. patent issued on ground-penetrating radar technology and one U.S. patent issued on one of the communications products.

In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is becoming increasingly important to compete effectively in the semiconductor industry. It may become necessary or desirable in the future for us to obtain patent and technology licenses from other companies relating to certain technology that may be employed in future products or processes. To date, we have not received notices of claimed infringement of patents based on our existing processes or products but, due to the nature of the industry, we may receive such claims in the future.

We believe we have claims against numerous companies that use semiconductors in their products. In December 2003, we initiated legal actions against five companies to enforce our patents. We subsequently dismissed that litigation in 2005, at which time legal action was initiated by TPL against four of these companies to enforce the patents in our portfolio. All but two of these companies, and selected affiliates of a third company, involved in the litigation we originated subsequently purchased licenses through TPL and were excluded from the litigation.  On December 18, 2007, the Company announced that a resolution was reached amongst all the remaining parties to the litigation. There can be no assurance that we will be successful in enforcing any future potential patent claims.

We have one U.S. patent on our ground-penetrating radar technology. No foreign application has been made. There are a large number of patents owned by others in the radar field generally and in the field of ground-penetrating radar specifically. Accordingly, although we are not aware of any possible infringement and have not received any notices of claimed infringement, we may receive such claims in the future.

In November, 2004, we filed a patent application for “Remote Power Charging of Electronic Devices” with assignment to Patriot Scientific Corporation.

There can be no assurance that any patents will be issued from pending or future applications or that any patents that are issued will provide meaningful protection or other commercial advantages to us. Although we intend to protect our rights vigorously, there can be no assurance that these measures will be successful.

We generally require all of our employees and consultants, including our management, to sign a non-disclosure and invention assignment agreement upon employment with us.

Marketing and Distribution

We do not currently actively market the microprocessor chips in our Ignite product line, although we continue to sell a limited number of chips from our remaining inventory. All of our sales for fiscal years ended May 31, 2007, 2006 and 2005 were to domestic customers.

All of our operating assets are located within the United States. While sales to certain geographic areas generally vary from year to year, we do not expect that changes in the geographic composition of sales will materially affect our operations.

Dependence Upon Single Customers

Ten percent (10%) or more of our consolidated product sales were derived from shipments to the following customers for the fiscal years ended May 31 as follows:

	2007	2006	2005
AMD License	-----	-----	$2,956,250
Space and Naval Warfare Systems		$262,500	---
Anixter	$461,494	-----	-----

We had no backlog orders as of May 31, 2007, 2006 or 2005.

Most of our net income for the years ended May 31, 2007 and 2006, and the three months ended August 31, 2007 was attributable to our equity in the earnings of our unconsolidated affiliate, Phoenix Digital Solutions, LLC.

Government Regulation and Environmental Compliance

We believe our products are not subject to governmental regulation by any federal, state or local agencies that would materially affect the manufacture, sale or use of our products, other than occupational health and safety laws and labor laws which are generally applicable to most companies. We do not know what sort of regulations of this type may be imposed in the future, but we do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

We have not incurred any material costs associated with compliance with environmental laws and do not anticipate such laws will have any material effect on our future business.

Research and Development

We did not incur research and development expenditures for our fiscal year ended May 31, 2007. We incurred research and development expenditures of $225,565 and $294,735 for our fiscal years ended May 31, 2006 and 2005, respectively. The majority of these expenditures have been devoted to our microprocessor technology. As our primary business strategy is to enforce our intellectual property patents through licensing.  We do not anticipate material expenditures relating to research and development in the near future.

Employees

We currently have nineteen employees, five of which are Patriot Scientific Corporation employees. All Patriot employees are full time and are employed in general and administrative activities. We also engage additional consultants and part-time persons, as needed.

Our future success depends in significant part upon the continued services of our key technical and senior management personnel. The competition for highly qualified personnel is intense, and there can be no assurance that we will be able to retain our key managerial and technical employees or that we will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. None of our employees are covered by key man life insurance policies.

Description of Property

We have one 3,289 square foot office located at 6183 Paseo Del Norte, Suite 180, Carlsbad, California. The facility is leased under a non-cancelable lease through February 2010. The current floor space provides adequate and suitable facilities for all of our corporate functions.

We had one 10,300 square foot office located at 10989 Via Frontera, San Diego, California. The facility was leased under a non-cancelable lease through July 2006.

Scripps Secured Data, Inc. has one 3,364 square foot office located at 2386 Faraday Avenue, Suite 200, Carlsbad, California. The facility is subleased through December 2007.  During November 2007 the lease was amended to extend through June 2008 with a month-to-month option until no later than December 2008.  Scripps Secured Data, Inc. also leases office space in Annapolis, Maryland under a lease expiring February 2008.

Scripps Secured Data, Inc. maintains one 8,300 square foot warehouse facility in Anaheim, California. The warehouse is leased on a month to month basis.

USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares offered through this Prospectus.

LEGAL PROCEEDINGS

On Sepetember 23, 2005, Lowell Giffhorn, a former executive officer and a former director of the Company, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserted that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn sought damages of approximately $4,500,000 (excluding claims for punitive damages and attorney fees). On November 1, 2007, the Company and Mr. Giffhorn reached a settlement where Mr. Giffhorn was given $500,000 and 200,000 shares of restricted Company stock in exchange for a comprehensive release of all claims against the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING FUTURE EVENTS AND PERFORMANCE OF OUR COMPANY. YOU SHOULD NOT RELY ON THESE FORWARD-LOOKING STATEMENTS, BECAUSE THEY ARE ONLY PREDICTIONS BASED ON OUR CURRENT EXPECTATIONS AND ASSUMPTIONS. MANY FACTORS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THESE FORWARD-LOOKING STATEMENTS. YOU SHOULD REVIEW CAREFULLY THE FACTORS IDENTIFIED IN THIS REPORT AS SET FORTH BELOW AND UNDER THE CAPTION “RISK FACTORS.” WE DISCLAIM ANY INTENT TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT ACTUAL EVENTS OR DEVELOPMENTS.

Overview

In June 2005, we entered into a series of agreements with Technology Properties Limited, Inc. (“TPL”) and others to facilitate the pursuit of infringers of our intellectual property. We intend to continue our joint venture with TPL to pursue license agreements with infringers of our technology. We believe that utilizing the option of working through TPL, as compared to creating and using a Company licensing team for those activities, avoids a competitive devaluation of our principal assets and is a prudent way to achieve the desired results as we seek to obtain fair value from users of our intellectual property.

During the fiscal year ended May 31, 2006, we finalized an agreement for the licensing of our technology with Intel Corporation. During the fiscal years ended May 31, 2006 and 2007, the joint venture entered into licensing agreements with Hewlett-Packard, Fujitsu, Casio, Nikkon, Sony, Seiko Epson, Pentax, Olympus, Kenwood, Agilent Technologies, Schneider Electric, Lexmark, NEC, Funai Electric, SanDisk, Sharp and Nokia through our joint venture entity, Phoenix Digital Solutions, LLC (“PDS”).  During the three months ended August 31, 2007, PDS entered into licensing agreements with Lego Systems and Bull. We believe that these agreements represent validation of our position that our intellectual property was and is being infringed by major manufacturers and users of microprocessor technology. We believe the early stage agreements demonstrate the potential value of our intellectual property in that they are "arms length" transactions with major electronics manufacturers.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that significantly affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods. We believe the following critical accounting policies affect our most significant estimates and judgments used in the preparation of our condensed consolidated financial statements.

1.           Revenue Recognition

Accounting for revenue recognition is complex and affected by interpretations of guidance provided by several sources, including the Financial Accounting Standards Board (“FASB”) and the Securities and Exchange Commission (“SEC”). This guidance is subject to change. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. Applying these criteria to certain of our revenue arrangements requires us to carefully analyze the terms and conditions of our license agreements. Revenue from our technology license agreements is generally recognized at the time we enter into a contract and provide our customer with the licensed technology. We believe that this is the point at which we have performed all of our obligations under the agreement; however, this remains a highly interpretive area of accounting and future license agreements may result in a different method of revenue recognition. Fees for maintenance or support of our licenses are recorded on a straight-line basis over the underlying period of performance.

Our consolidated variable interest entity recognizes revenue upon shipment of its product and recognizes revenue on its short-term installation contracts as time and materials costs are incurred.

2.           Assessment of Contingent Liabilities

We are involved in various legal matters, disputes, and patent infringement claims which arise in the ordinary course of our business. We accrue for estimated losses at the time when we can make a reliable estimate of such loss and it is probable that it has been incurred. By their very nature, contingencies are difficult to estimate. We continually evaluate information related to all contingencies to determine that the basis on which we have recorded our estimated exposure is appropriate.

3.           Stock Options and Warrants

On June 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period.  Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation.

In November 2005, FASB issued FASB Staff Position No. FAS 123R-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“FAS123R-3”).  We have elected to adopt the alternative transition method provided in FAS 123R-3.  The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our condensed consolidated statement of operations for the three months ended August 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of May 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to May 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Stock-based compensation expense recognized in our condensed consolidated statement of operations for the three months ended August 31, 2007 included compensation expense for share-based payment awards granted subsequent to May 31, 2007 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized in the condensed consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the three months ended August 31, 2007 and 2006, of approximately 5% was based on historical forfeiture experience and estimated future employee forfeitures.

Employee stock-based compensation expense recognized under SFAS No. 123(R) for the three months ended August 31, 2007 and 2006 was $282,913 and $1,575,000, respectively, as determined by the Black-Scholes valuation model.

4.           Patents and Trademarks

We carry our patents and trademarks at cost less accumulated amortization and we amortize the patents over their estimated useful lives of four years. We periodically review the carrying value of the patents and trademarks for impairment and recognize impairment when the expected future benefit to be derived from an individual intangible asset is less than its carrying value.

5.           Income Taxes

We must assess the likelihood that we will be able to recover our deferred tax assets. If recovery is not likely, we must increase our provision for taxes by recording a valuation allowance against the deferred tax assets that we estimate will not ultimately be recoverable. We believe that a substantial majority of the deferred tax assets recorded on our balance sheet will ultimately be recovered. However, should there be a change in our ability to recover the deferred tax assets; the tax provision would increase in the period in which we determined that the recovery was not probable.

6.	Investment in Affiliated Company

We have a 50% interest in PDS. We account for our investment using the equity method of accounting since the investment provides us the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the investee and is recognized in the consolidated statement of operations in the caption “Equity in earnings of affiliated company”.

We review our investment to determine whether events or changes in circumstances indicate that our carrying amount may not be recoverable. The primary factors we consider in our determination are the financial condition, operating performance and near term prospects of the investee. If a decline in value is deemed to be other than temporary, we would recognize an impairment loss.

7.        Variable Interest Entity

We own 100% of the preferred stock of Scripps Secured Data, Inc. (“SSDI”). On March 27, 2007 we entered into an 18 month revolving line of credit with SSDI for a maximum amount of $500,000. The line of credit caused us to have a variable interest in SSDI, a variable interest entity, and we have determined that we are the primary beneficiary as we absorb more than half of the variable interest entity’s expected losses. FIN46(R), Consolidation of Variable Interest Entities, requires us to consolidate SSDI as long as we are deemed to be the primary beneficiary.

We reevaluate our primary beneficiary position at each of our balance sheet dates using the guidance in FIN46(R). If we are no longer deemed to be the primary beneficiary of the variable interest entity, we will discontinue consolidation.

RESULTS OF OPERATIONS

Our revenues increased from approximately $26,000 for the three months ended August 31, 2006 to approximately $521,000 for the three months ended August 31, 2007. Our revenue amounts do not include income of approximately $12,070,000 from our investment in Phoenix Digital Solutions, LLC for the three months ended August 31, 2006, or loss of approximately $1,201,000 from our investment in Phoenix Digital Solutions, LLC for the three months ended August 31, 2007.  During the three months ended August 31, 2007 we recorded sales amounting to approximately $512,000 by our consolidated variable interest entity, SSDI, with cost of sales amounting to approximately $152,000. During the three months ended August 31, 2006 and 2007, we recognized maintenance fee revenues totaling approximately $6,250 and $6,250 in connection with an agreement with AMD Corporation during the 2005 fiscal year. The agreement called for maintenance fees totaling $100,000 connected with a license agreement for our Ignite technology; the license fee revenue is being recognized as revenue evenly over the four year period of the license. In addition during the three months ended August 31, 2007, we recorded sales of approximately $3,300 from the sale of microprocessor chips that we no longer market. Inventory associated with the sales of these microprocessor chips is carried at zero value.  During the three months ended August 31, 2006, we recorded sales of approximately $20,100 relating to the microprocessor chips.

Selling, general and administrative expenses decreased from approximately $2,733,000 for the three months ended August 31, 2006 to approximately $1,988,000 for the three months ended August 31, 2007.  Legal expenses decreased by approximately $127,000 for the three months ended August 31, 2007 compared with the three months ended August 31, 2006 and accounting expenses increased by approximately $70,000 for the three months ended August 31, 2007 compared with the three months ended August 31, 2006 primarily due to fees for the audits of our affiliate, consolidated variable interest entity and the completion of the testing of our internal controls.  Salary costs and related expenses included non-cash expenses associated with the fair value of options granted during the period in accordance with SFAS No. 123R.  During the three months ended August 31, 2007, options were granted to our newly-appointed chief executive officer pursuant to terms of his employment contract, those option grants plus the related vesting on the grants resulted in non-cash compensation expense of approximately $170,000.  On August 16, 2007 options were granted to certain employees and a newly-appointed director resulting in non-cash compensation of approximately $113,000.  During the three months ended August 31, 2006, 1,500,000 options were granted to our then chief executive officer resulting in a non-cash compensation expense amounting to approximately $1,527,000.  Board of director fees amounting to approximately $98,000 were paid during the three months ended August 31, 2007 as compared to $60,000 paid for the three months ended August 31, 2006.  Other salary expenses increased by approximately $371,000 for the three months ended August 31, 2007 as compared with the three months ended August 31, 2006 including approximately $307,000 in salaries and related expenses for SSDI during the three months ended August 31, 2007. Salary expenses for the parent company including wages, payroll taxes, employee benefits and expenses connected with 401(k) employer matching increased by approximately $64,000 during the three months ended August 31, 2007 as compared with the three months ended August 31, 2006.  Travel and related expenses for the three months ended August 31, 2007 increased by approximately $43,000 as expenses for SSDI of approximately $51,000 were combined with the decrease in travel expenses for the parent company of approximately $8,300.  Consulting expenses increased by approximately $27,000 for the three months ended August 31, 2007 as compared to the three months ended August 31, 2006 due to one time fees for evaluations of our various technologies and expenses associated with our production of materials for the upcoming litigation.  Offsetting the increases in selling, general and administrative expenses for the three months ended August 31, 2007 as compared to the three months ended August 31, 2006, were decreases amounting to approximately $55,000 for public relations expenses and $13,000 for investor relations expenses.

Settlement and license expenses amounting to $30,000 were recorded for the three months ended August 31, 2007 relating to royalties payable resulting from an agreement with Fish (see Note 3 to our condensed consolidated financial statements for more information).  No such expenses were recorded for the three months ended August 31, 2006.

Our other income and expenses for the three months ended August 31, 2007 and 2006 included equity in the earnings and loss of PDS. The investment is accounted for in accordance with the equity method of accounting for investments. Our investment in PDS for the three months ended August 31, 2007 generated a loss after expenses in the amount of approximately $1,201,000 resulting from licensing agreements for our intellectual property with Lego Systems and Bull for one time payments. Our investment in PDS provided net income after expenses in the amount of approximately $12,070,000 for the three months ended August 31, 2006. Total other income and expense for the three months ended August 31, 2007 amounted to net other expense of approximately $577,000 compared with total other income and expense for the three months ended August 31, 2006 of net other income amounting to approximately $12,196,000. Interest income and other income increased from approximately $127,000 for the three months ended August 31, 2006 to approximately $475,000 for the three months ended August 31, 2007 as interest bearing account balances increased from cash received as distributions from our investment in PDS and we recognized other income of approximately $227,000 in connection with our reimbursement request billings to PDS for our prior period legal expenses incurred in connection with the patent litigation.  During the three months ended August 31, 2007, SSDI recognized $150,000 of other income in connection with the sale of a portion of its interest in Holocom MultiDomain Computers, LLC, now known as DataSecurus, LLC.

During the quarter ended August 31, 2006, we recorded a provision for income taxes of $3,500,000 related to federal and California taxes.  During the quarter ended August 31, 2007, we recorded a benefit from income taxes of approximately $233,000 related to federal and California taxes.  Also, during the quarters ended August 31, 2006, and August 31, 2007, we utilized approximately $34,300,000 and $5,600,000, respectively, of our available federal net operating loss carry-forwards.  At August 31, 2007 we have utilized all of our remaining available federal net operating loss carry-forwards.   At May 31, 2007, we have utilized all of our state net operating loss carry-forwards of approximately $17,822,000.

We recorded net income for the three months ended August 31, 2006 of $5,990,273 compared with a net loss of $1,962,386 for the three months ended August 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our cash, marketable securities and short-term investment balances decreased from approximately $25,955,000 as of May 31, 2007 to approximately $20,278,000 as of August 31, 2007. We also have restricted cash balances amounting to approximately $102,000 as of May 31, 2007 and approximately $103,000 as of August 31, 2007. Total current assets decreased from approximately $31,399,000 as of May 31, 2007 to approximately $22,319,000 as of August 31, 2007. Total current liabilities amounted to approximately $2,021,000 and approximately $8,551,000 as of May 31, 2007 and August 31, 2007, respectively. The change in our current position as of August 31, 2007 as compared with May 31, 2007 results from our utilization of cash to repurchase warrants and to purchase treasury stock while not receiving cash distributions from PDS during the three months ended August 31, 2007.  Additionally, during the three months ended August 31, 2007, we utilized our remaining federal net operating losses for income tax purposes, resulting in a current tax liability of approximately $7,678,000 and causing our prepaid income taxes and deferred tax assets at May 31, 2007 to be reclassified to the current tax liability.

Cash Flows From Operating Activities

Cash used in operating activities for the three months ended August 31, 2007 was approximately $2,129,000 as compared with cash used in operating activities for the three months ended August 31, 2006 of approximately $1,629,000. The principal components of the current period amount were: our share of loss in our investee of approximately $1,201,000, change in refundable income taxes of approximately $2,071,000 change in income taxes payable of approximately $7,678,000.  These increases were partially offset by:  net loss of approximately $1,962,000, change in deferred taxes of approximately $9,956,000, and changes in accounts payable and accrued expenses of approximately $1,148,000.

Cash Flows From Investing Activities

Cash used in investing activities was approximately $255,000 for the three months ended August 31, 2007 as compared to cash provided by investing activities of approximately $9,098,000 for the three months ended August 31, 2006. The decrease was primarily due to lack of distributions received from our investment in affiliate.  Cash used during the three months ended August 31, 2007 consisted of approximately $347,000 in net purchases of short-term investments and purchases of fixed assets of approximately $8,000.  The cash used during the three months ended August 31, 2007 was partially offset by proceeds of $100,000 received  by SSDI for the sale of a membership interest in DataSecurus, LLC.

Cash Flows From Financing Activities

Cash used in financing activities for the three months ended August 31, 2007 was approximately $3,640,000 as compared to approximately $1,774,000 for the three months ended August 31, 2006 primarily due to payments of approximately $2,726,000 to repurchase shares of our common stock for treasury and warrant repurchases of approximately $922,000 for the three months ended August 31, 2007. The cash used during the three months ended August 31, 2007 was partially offset by cash received of approximately $8,000 from the exercise of common stock options and warrants.

Capital Resources

Our current position as of August 31, 2007 is expected to provide the funds necessary to support our operations through at least the next twelve months.

Contractual Obligations and Commitments

A summary of our outstanding contractual obligations at August 31, 2007 is as follows:

Contractual Cash Obligations	Total Amounts Committed	1-3 Years

Operating leases - facilities	$180,810	$180,810

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  We adopted FIN 48 on June 1, 2007 and did not record any cumulative effect adjustment to retained earnings as a result of adopting FIN 48.  Interest and penalties, if any, related to unrecognized tax benefits are recorded in income tax expense.  As of June 1, 2007, we are subject to U.S. Federal income tax examinations for the tax years May 31, 1991 through May 31, 2007, and we are subject to state and local income tax examinations for the tax years May 31, 1999 through May 31, 2007 due to the carryover of net operating losses from prior years.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals and expands disclosures about fair value measurements.  The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements.  The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability.  Companies that have assets and liabilities measured at fair value will be required to disclose information that enables the users of its financial statements to access the inputs used to develop those measurements.  The reporting entity is encouraged, but not required, to combine the fair value information disclosed under this statement with the fair value information disclosed under other accounting pronouncements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We expect to adopt SFAS No. 157 on June 1, 2008.  We are currently assessing the impact the adoption of SFAS No. 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. This Statement does not eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007. We are in the process of evaluating the provisions of the statement, but do not anticipate that the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

SELECTED FINANCIAL INFORMATION

The financial summary does not contain all the information that may be important to you. Therefore, we urge you to read all the information in this Prospectus, including the financial statements, and their explanatory notes before making an investment decision.

We derived the selected financial information from our consolidated financial statements (See section entitled “Financial Statements” in this Prospectus). Information as of and for the periods ended August 31, 2007 and 2006 is unaudited. Also, results of operations for the period ended August 31, 2007 are not necessarily indicative of the results which may be obtained for the fiscal year ending May 31, 2008. We urge you to read this selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and the related notes to the consolidated financial statements.

Results of Operations

	Three Months Ended
	August 31, 2007 (Unaudited)	August 31, 2006 (Unaudited)	Increase (Decrease)
Revenue	$521,369	$26,375	$494,994
Cost of sales	151,535	--	151,535
Gross profit	369,834	26,375	343,459
Operating expenses:
Selling, general and administrative	1,958,190	2,732,524	(774,334)
Settlement and license expense	30,000	--	30,000
Total operating expenses	1,988,190	2,732,524	(744,334)
Interest and other income	474,525	126,767	347,758
Loss on sale of assets	(345)	(543)	(198)
Interest expense	(237)	--	237
Gain on sale of subsidiary interest	150,000	--	150,000
Equity in earnings (loss) of affiliated company	(1,200,542)	12,070,198	(13,270,740)
Income (loss) before income taxes	(2,194,955)	9,490,273	(11,685,228)
Provision (benefit) for income taxes	(232,569)	3,500,000	(3,732,569)
Net income (loss)	(1,962,386	5,990,273	(7,952,659)
Basic income (loss) per common share	(0.01)	0.02	(0.03)
Diluted income (loss) per common share	(0.01)	0.01	(0.02)

	Year Ended
	May 31, 2007	May 31, 2006	Increase (Decrease)
Revenue	$638,784	$10,309,709	$(9,670,925)
Cost of sales	319,374	103,351	216,023
Gross profit	319,410	10,206,358	(9,886,948)
Operating expenses:
Research and development	--	225,565	(225,565)
Selling, general and administrative	7,558,712	4,151,099	3,407,613
Settlement and license expense	7,524,537	1,918,054	5,606,483
Total operating expenses	15,083,249	6,294,718	8,788,531
Unrealized loss on marketable securities	--	(1,466)	(1,466)
Interest and other income	714,790	330,055	384,735
Gain (loss) on sale of assets	(3,163)	2,724	(5,887)
Interest expense	(355)	(516,465)	(516,110)
Loss on debt extinguishments	--	(445,427)	(445,427)
Change in fair value of warrant and derivative liabilities	--	(2,456,736)	(2,456,736)
Impairment of note receivable	(339,551)	--	339,551
Impairment of investment in affiliated company	(126,746)	--	126,746
Equity in earnings of affiliated company	48,965,084	27,848,363	21,116,721
Income before income taxes	34,446,220	28,672,688	5,773,532
Provision for income taxes	10,755,033	--	10,755,033
Net income	23,691,187	28,672,688	(4,981,501)
Basic income per common share	0.06	0.09	(0.03)
Diluted income per common share	0.06	0.07	(0.01)

Balance Sheet

	August 31, 2007 (Unaudited)	May 31, 2007	Increase (Decrease)
Cash and cash equivalents	$15,581,878	$21,605,428	$(6,023,550)
Marketable securities	4,696,302	4,349,314	346,988
Prepaid expenses and other current assets	300,272	431,840	(131,568)
Accounts payable and accrued expenses	873,224	2,020,794	(1,147,570)

	August 31, 2007 (Unaudited)	May 31, 2007	Increase (Decrease)
Current assets	$22,319,001	$31,398,635	$(9,079,634)
Current liabilities	8,551,140	2,020,794	6,530,346
Working capital	13,767,861	29,377,841	(15,609,980)
Stockholders’ equity	14,826,123	20,170,891	(5,344,768)

Cash Flows

	Three Months Ended
	August 31, 2007 (Unaudited)	August 31, 2006 (Unaudited)	Increase (Decrease)
Net cash provided by (used in):
Operating activities	$(2,128,734)	$(1,628,835)	$499,899
Investing activities	(255,166)	9,097,867	(9,353,033)
Financing activities	(3,639,650)	(1,773,585)	1,866,065

	Year Ended
	May 31, 2007	May 31, 2006	Increase (Decrease)
Net cash provided by (used in):
Operating activities	$(14,150,702)	$6,473,632	$(20,624,334)
Investing activities	48,529,186	21,121,047	27,408,139
Financing activities	(16,757,296)	(24,201,865)	(7,444,569)

MANAGEMENT

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and the executive officers as of September 21, 2007:

NAME	AGE	POSITION, OFFICE and TERM
Helmut Falk, Jr.	51	Director (since December 1997)
Gloria H. Felcyn	60	Director (since October 2002)
Carlton M. Johnson, Jr.	47	Director (since August 2001)
David H. Pohl	70	Director (since April 2001)/Chairman
James L. Turley	45	Director (since February 2006)/President and Chief Executive Officer
Harry (Nick) L. Tredennick, III	61	Director (since August 2007)
Clifford L. Flowers	49	Chief Financial Officer/Secretary (since September 17, 2007)

HELMUT FALK, JR. From 1992 until 2000, Dr. Falk served as the Director of Anesthesia of, and served on the medical executive committee for, The Johnson Memorial Hospital in Franklin, Indiana. Since 2000, Dr. Falk has worked at St. Francis Hospital in Mooresville, Indiana as a staff anesthesiologist and has been Chairman of its Pharmacy and Therapeutics Committee. Dr. Falk received his D.O. degree from the College of Osteopathic Medicine of the Pacific in 1987 and his B.S. in Biology from the University of California, Irvine in 1983. Dr. Falk is the son of the late Helmut Falk, who was the sole shareholder of nanoTronics and the Chairman and CEO of the Company until his death in July 1995. Dr. Falk is also an heir to the Helmut Falk Estate, which is the beneficial owner of the Company’s shares held by the Helmut Falk Family Trust.

GLORIA H. FELCYN. Gloria Felcyn has served as a Director of the Company since October, 2002 and is the Chairman of the Audit Committee of the Board of Directors.  Since 1982, Ms. Felcyn has been the principal in her own certified public accounting firm, during which time she represented Helmut Falk Sr. and nanoTronics, along with other major individual and corporate clients in Silicon Valley.  Following Mr. Falk’s death, Ms. Felcyn represented his estate and family trust as Executrix and Trustee of the Falk Estate and The Falk Trust.  Prior to establishing her firm, Ms. Felcyn worked for the national accounting firm of Hurdman and Cranston from 1969 through 1970 and Price Waterhouse & Co. in San Francisco and New York City from 1970 through 1976, during which period, she represented major Fortune 500 companies. Subsequent to that, Ms. Felcyn worked in the field of International Tax Planning with a major Real Estate Syndication Company in Los Angeles until 1982 when she decided to start her own practice in Northern California.  A major portion of Ms. Felcyn’s current practice is “Forensic Accounting”, which involves valuation of business entities and investigation of assets. Ms. Felcyn has published tax articles for “The Tax Advisor” and co-authored a book published in 1982, “International Tax Planning”.  Ms. Felcyn has a degree in Business Economics from Trinity University and is a member of the American Institute of CPA’s.

CARLTON M. JOHNSON, JR. Carlton Johnson has served as a Director of the Company since 2001, and is Chairman of the Executive Committee of the Board of Directors. Mr. Johnson is in-house legal counsel for Roswell Capital Partners, LLC, a position he has held since June 1996. Mr. Johnson has been admitted to the practice of law in Alabama since 1986, Florida since 1982 and Georgia since 1997. He has been a shareholder in the Pensacola, Florida AV- rated law firm of Smith, Sauer, DeMaria Johnson and was President-Elect of the 500 member Escambia-Santa Rosa Bar Association. He also served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a degree in History/Political Science at Auburn University and Juris Doctor at Samford University - Cumberland School of Law. Mr. Johnson is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

DAVID H. POHL. David Pohl has served as a Director of the Company since April 2001, and served as an officer of the Company from January 2001 to March 2002. He was elected Chairman, Chief Executive Officer and President on June 13, 2005.  On June 5, 2007 he retired as President and Chief Executive Officer. Except for his service with the Company, Mr. Pohl has been in the private practice of law counseling business clients since 1997, and most recently was Of Counsel with the law firm of Herold & Sager in Encinitas, California. He is a member of the Intellectual Property Law and Business Law Sections of the State Bar of California. In 1995 and 1996, Mr. Pohl was Special Counsel to the Ohio Attorney General regarding investments in entrepreneurial firms by state pension funds. Previously he was a senior attorney with a large U.S. law firm, and held positions as a senior officer and general counsel in large financial services corporations. Mr. Pohl earned a J.D. degree in 1962 from The Ohio State University College of Law, and also holds a B.S. in Administrative Sciences from Ohio State. Mr. Pohl is also a director and member of the audit committee of Peregrine Pharmaceuticals, Inc., a publicly held company.

JAMES L. TURLEY. Jim Turley has been a Director of the Company since February 2006, and is Chairman of the Technology Committee of the Board of Directors.  On June 6, 2007 he was elected President and Chief Executive Officer. Mr. Turley is an acknowledged authority on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. Until August 2006, Mr. Turley served as the Editor-in-Chief of Embedded Systems Design, a global magazine for high-tech developers and managers. He also served as Conference Chairman of the Embedded Systems Conferences, a series of electronics design shows. In addition, since August 2001, Mr. Turley has managed his own technology consulting and analysis business, Silicon Insider. From 1999 to 2001, he served as Senior Vice President of Marketing for ARC International, a microprocessor intellectual property company based in the UK. Mr. Turley has authored seven books on microprocessor chips, semiconductor intellectual property, computers, and silicon technology. He has served as editor of the prestigious industry journal Microprocessor Report (a three-time winner of the Computer Press Award), and is a frequent speaker at industry events. Mr. Turley also serves on the board of directors and/or technical advisory boards of several high-tech companies in the U.S. and Europe.

HARRY (NICK) L. TREDENNICK, III. Nick Tredennick has been a Director of the Company since August 2007.  Since 1989, Dr. Tredennick has been the Chief Technical Officer of Tredennick, Inc., a technology consulting firm.  Dr. Tredennick was named a fellow of the Institute of Electrical and Electronics Engineers (IEEE) for contributions to microprocessor design.  While at Motorola (now Freescale), he designed the microprocessor that became the central processor for the original Apple Macintosh.  Dr. Tredennick also designed a System/370 microprocessor as a research staff member at IBM’s Thomas J. Watson Research Center.  Dr. Tredennick was chief scientist at Altera, a programmable logic company and has taught at the University of Texas at Austin and the University of California, Berkeley.  Dr. Tredennick has been on the editorial advisory board for several technical publications including IEEE Spectrum and Microprocessor Report.  He has been a founder and director of several companies, including Pacific Fiberoptics and NexGen Microsystems (later acquired by AMD) and Tredennick, Inc.  Dr. Tredennick has written a textbook and more than sixty technical papers and has nine patents.  Dr. Tredennick has a PhD in electrical engineering from the University of Texas and was a registered professional engineer for many years.

CLIFFORD L. FLOWERS. Cliff Flowers became the Company’s Chief Financial Officer on September 17, 2007 and is Secretary of the Company.  Prior to that date and from May 2007, Mr. Flowers was the interim CFO for BakBone Software Inc., working as a consultant on behalf of Resources Global Professionals, Inc.  From June 2004 through December 2006, Mr. Flowers was the senior vice president of finance and operations and CFO for Financial Profiles, Inc. a developer and marketer of software for the financial planning industry.  Prior to joining Financial Profiles, Mr. Flowers served as CFO of Xifin, Inc. a provider of hosted software services to the commercial laboratory marketplace.  Prior to Xifin, Mr. Flowers served for nine years in positions of increasing responsibility at Previo, Inc. a developer and marketer of various PC and server-based products, including backup and business continuity offerings.  As CFO of Previo, Mr. Flowers’ global responsibilities included all financial operations and legal affairs.  He earlier served as an audit manager with Price Waterhouse, LLP.  Mr. Flowers is a graduate of San Diego State University with a B.S. summa cum laude in Business Administration with an emphasis in accounting and holds a CPA license in California.

There is no family relationship between any of our executive officers and directors.

Committees of the Board of Directors

Our board has standing Audit, Compensation, Executive, Nominating and Technology Committees.

Audit Committee. The Audit Committee reviews the audit and control functions of the Company, the Company’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto.

The Audit Committee is composed of two directors, both of whom were determined by the Board of Directors to be independent directors. During fiscal 2007 and to date, the Audit Committee has consisted of Ms. Felcyn (Chairperson) and Mr. Johnson. The Board of Directors has determined that Ms. Felcyn is an audit committee financial expert as defined in Item 401 of Regulation S-B, promulgated by the SEC. The Board’s conclusions regarding the qualifications of Ms. Felcyn as an audit committee financial expert were based on her standing as a certified public accountant and her degree in business economics.

Compensation Committee. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and perquisites of the Company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company’s 1996, 2001, 2003 and 2006 Stock Option Plans. The Compensation Committee is composed of Mr. Johnson (Chairman), Ms. Felcyn and Mr. Falk.

Executive Committee. The Executive Committee exercises certain powers of the Board of Directors between normally scheduled Board meetings. The Executive Committee is composed of Mr. Johnson (Chairman), Ms. Felcyn, Dr. Falk and Mr. Turley.

Nominating Committee. The Nominating Committee reviews and recommends to the Board for nomination candidates for election to the Board. The entire Board acted in lieu of the Nominating Committee and in accordance with the policies that apply to the Nominating Committee.

Technology Committee. The Technology Committee reviews and makes recommendations to the Board regarding current and proposed technology. The Technology Committee is composed of Mr. Johnson, Mr. Tredennick, and Mr. Pohl.

Each member of the Audit Committee and Compensation Committee is independent as defined under the National Association of Securities Dealers’ (NASDAQ) listing standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission (“SEC”). Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a).

Based solely on the Company’s review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company by the persons required to make such filings during the 2007 fiscal year and the Company’s own records, the Company believes that Mr. Falk, Mr. Sweeney, Mr. Pohl and Mr. Johnson each failed to file timely a Form 4 to report changes in beneficial ownership and Mr. Turley failed to file timely two Form 4’s to report changes in beneficial ownership.

Code of Ethics

The Company has adopted a Code of Ethics which applies to its principal executive and financial officers. The Code of Ethics will be provided to any person requesting it, without charge, by contacting the Company’s corporate office. (See Exhibit 14.1).

Indemnification of Officers, Directors and Others

As permitted by Delaware law, our certificate of incorporation provides that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys’ fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The SEC has informed us that such indemnification is against public policy and may be unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table
For Fiscal Year Ended May 31, 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation($) (2)	Total Compensation($)
David H. Pohl, CEO	2007	$247,279	$50,000	$1,636,137	$7,368	$1,940,784
Thomas J. Sweeney, CFO	2007	223,875	15,000	123,763	--	362,638

1.
Represents the compensation costs of stock options for financial reporting purposes for fiscal 2007, computed in accordance with SFAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 2 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for the assumptions made in determining SFAS 123R values.  The SFAS 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable.  In addition, ratable amounts expensed for grants that were granted in prior years are included.  There were no forfeited awards of options granted to Named Executive Officers for the fiscal year ended May 31, 2007.

2.	Represents the Company match on employee contributions to the Company’s 401(k) plan.

The following table provides information on stock options granted in fiscal 2007 to each of the Company’s Named Executive Officers. There can be no assurance that the Grant Date Fair Value of Option Awards will ever be realized. The amount of these awards that were expensed in fiscal 2007 is shown in the Summary Compensation Table above.

Grants of Plan-Based Awards

For Fiscal Year End May 31, 2007

Name	Grant Date	Board Approval Date	All Other Option Awards: Number of Securities Underlying Options		Exercise Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Option Awards (4)
David H. Pohl, CEO	6/5/06	6/1/06	$1,500,000	(1)	$0.165	$1.14	$1,527,019
	2/9/07	2/9/07	200,000	(3)	0.60	0.60	109,118
Thomas J. Sweeney	10/23/06	10/23/06	100,000	(2)	0.86	0.86	79,787
	2/9/07	2/9/07	25,000	(3)	0.60	0.60	13,640

1.	Represents options granted to the Mr. Pohl outside of the Company’s stock option plans.

2.	Represents options granted under the Company’s 2001 Stock Option Plan.

3.	Represents options granted under the Company’s 2006 Stock Option Plan.

4.
Represents the aggregate SFAS 123R values of options granted during the year. The per-option SFAS 123R grant date value for Mr. Pohl’s June 2006 options was $1.02, and $0.55 for the February 2007 option grant.  The per-option SFAS123R grant date value for Mr. Sweeney’s October 2006 options was $0.80 and $0.55 for the February 2007 option grant.  See Note 2 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for the assumptions made in determining SFAS 123R values. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the SFAS 123R value.

Pursuant to the Company’s 2001 Stock Option Plan, the options of grantees who die expire on the earlier of six months from the date of death, or the original expiration date. If a grantee is disabled, the options expire on the earlier of twelve months from the date of disability or the original expiration date.  For employment terminations or cessation of service on the Company’s board of directors, options that are then vested expire within three months of termination or cessation of service and unvested options expire immediately.

Pursuant to the Company’s 2006 Stock Option Plan, the options of grantees who die or become disabled expire on the earlier of twelve months from the date of death, or the original expiration date. For employment terminations or cessation of service on the Company’s board of directors, options that are then vested expire within three months of termination or cessation of service and unvested options expire immediately.

The exercise price of all options granted in 2007 under the Company’s stock option plans, equals the closing price of the Company’s common stock on the grant date.

The following table shows the number of shares covered by exercisable and un-exercisable options held by the Company’s Named Executive Officers for the fiscal year ended May 31, 2007.

Outstanding Equity Awards
For Fiscal Year Ended May 31, 2007

Name	Number of Securities Underlying Options (#)Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date
David H. Pohl, CEO	100,000	(1)	--	$0.102	2/16/2010
	100,000	(1)	--	0.05	10/23/2008
	500,000	(1)	--	0.163	6/22/2010
	400,000	(1)	--	0.70	5/25/2011
	1,500,000	(2)	--	0.165	8/15/2007
	200,000	(1)	--	0.60	2/09/2012
Thomas J. Sweeney	50,000	(1)	--	$0.70	5/25/2011
	100,000	(1)	--	0.86	10/23/2011
	25,000	(1)	--	0.60	2/09/2012

1.           All of the options fully vested upon date of grant and have a term of five years.

2.           The option fully vested upon date of grant and has a term of fourteen months and ten days.

The following table shows the number of shares of the Company’s common stock acquired during the fiscal year ended May 31,2007 upon the exercise of options by the Company’s Named Executive Officers.

Option Exercises
For Fiscal Year Ended May 31, 2007

Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
David H. Pohl	--	--
Thomas J. Sweeney	--	--

Equity Compensation Plan Information

The following table sets forth certain information concerning aggregate stock options authorized for issuance under our 1996, 2001, 2003 and 2006 stock option plans as of May 31, 2007.

Shares of common stock issuable on the exercise of warrants have not been approved by our stockholders. Additionally, during the year ended May 31, 2007, we issued options to acquire 1,500,000 shares of our common stock at a per share price of $0.165 to an officer outside of the above referenced stock option plans. The sum of these two items has been segregated in the table below under the item “Equity compensation plans not approved by security holders”.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warranties	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,745,000	$0.46	4,429,000
Equity compensation plans not approved by security holders	13,560,915	$0.11	--
Total	19,305,915		4,429,000

Employment Contracts

The Company has an agreement with Mr. Pohl.  Under terms of the agreement, Mr. Pohl is being paid a severance payment of $100,000 payable in bi-weekly installments over a six month period that will end December 2007.

The Company had an employment agreement with Mr. Sweeney. Under the terms of the agreement, Mr. Sweeney was paid a salary of $1,125 per day, subject to increase in the Company’s sole discretion. Mr. Sweeney was also entitled to a cash bonus, stock options and severance pay, in each case, as determined by the Compensation Committee in its sole discretion. During the course of Mr. Sweeney’s employment with the Company, Mr. Sweeney remained a partner of Tatum CFO Partners, LLP(“Tatum”). As a partner of Tatum, Mr. Sweeney shared with Tatum a portion of his economic interest in any stock options or equity bonus that the Company paid him, to the extent specified in a Part-Time Engagement Resources Agreement between the Company and Tatum. Mr. Sweeney was eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company’s policy as it applies to senior management.

In connection with Mr. Turley’s appointment as President and Chief Executive Officer, and commencing on June 5, 2007, the Company entered into an Employment Agreement with Mr. Turley for a one-year term.  Pursuant to the Agreement, Mr. Turley is to receive a base salary of $225,000 per year and is eligible to receive an annual merit bonus as determined in the sole discretion of the Board of Directors.  Also pursuant to the Agreement and on the date of the Agreement, Mr. Turley received incentive stock options to purchase 400,000 shares of the Company’s common stock and non-qualified stock options to purchase 1.5 million shares of the Company’s common stock.  The Agreement also provides for Mr. Turley to receive customary employee benefits, an automobile allowance, and reimbursement for reasonable lodging and commuting expenses for the first six months of the term of the Agreement.

In connection with Mr. Flowers’ appointment as the Chief Financial Officer, and also commencing on September 17, 2007, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Flowers for an initial 120-day term if not terminated pursuant to the Agreement, with an extension period of one year and on a day-to-day basis thereafter.  Pursuant to the Agreement, Mr. Flowers is to receive a base salary of $225,000 per year and is eligible to receive an annual merit bonus of up to 50% of his base salary, as determined in the sole discretion of the Board of Directors.  Also pursuant to the Agreement and on the date of the Agreement, Mr. Flowers received a grant of non-qualified stock options to purchase 150,000 shares of the Company’s common stock and a grant of non-qualified stock options to purchase 600,000 shares of the Company’s common stock.  The Agreement also provides for Mr. Flowers to receive customary employee benefits, including health, life and disability insurance.

Pursuant to the Agreement, if Mr. Flowers is terminated without cause or resigns with good reason within the first two years of employment, he is entitled to receive an amount equal to his annual base salary for the greater of (i) 6 months or (ii) the period remaining in the extended one-year term.  If Mr. Flowers is terminated without cause or resigns with good reason any time after two years of continuous employment, he is entitled to receive an amount equal to 12 months of his annual base salary.  Mr. Flowers is also entitled to certain payments upon a change of control of the Company if the surviving corporation does not retain him.  All such payments are conditional upon the execution of a general release.

Director Compensation

As described more fully below, this table summarizes the annual cash compensation for the Company’s non-employee directors during the fiscal year ended May 31, 2007.

Director Compensation

For Fiscal Year Ended May 31, 2007

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation	Total Compensation ($)
Carlton M. Johnson, Jr.	$132,000	(2)	$109,118	--	$241,118
Gloria H. Felcyn	76,000	(3)	109,118	--	185,118
Helmut Falk, Jr.	36,000		109,118	--	145,118
James L. Turley	86,000	(4)	109,118	--	195,118

1.
Represents the compensation costs of stock options for financial reporting purposes for fiscal 2007, computed in accordance with SFAS 123R, rather than an amount paid to or realized by the director. See Note 2 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2007 for the assumptions made in determining SFAS 123R values.  There can be no assurance that the SFAS 123R amounts will ever be realized.  The per-option SFAS 123R grant date value was $1.83 for options granted in fiscal 2007.

2.	Consists of $36,000 board fee, $36,000 Phoenix Digital Solutions, LLC management committee fee, and $60,000 Compensation Committee and Executive Committee Chair fee (August 2006 to May 2007).

3.	Consists of $36,000 board fee and $40,000 Audit Committee Chair fee (August 2006 to May 2007).

4.	Consists of $36,000 board fee and $50,000 Technology Committee Chair fee (August 2006 to May 2007).

At May 31, 2007 the aggregate number of options outstanding was:  Mr. Johnson - 1,400,000 shares, Ms. Felcyn - 1,050,000 shares, Mr. Falk - 1,025,000 shares, and Mr. Turley - 600,000 shares.

All stock options issued to the Company’s directors vest immediately upon grant, have a term of five years and are subject to the terms and conditions of the Company’s stock option plans.

Directors who are not Company employees are compensated for their service as a director as shown in the table below:

Schedule of Director Fees
May 31, 2007

Compensation Item	Amount
Board	36,000
Technology Committee Chair	60,000	(1)
Audit Committee Chair	48,000	(1)
Compensation Committee Chair/Executive Committee Chair	72,000	(1)
Phoenix Digital Solutions, LLC Management Committee Board Member	36,000

1.           Effective August 2006.

All retainers are paid in monthly installments.

Other

The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

Transactions With Directors, Executive Officers and Principal Shareholders

The Audit Committee, as part of its charter, reviews and approves all transactions between the Company and any related party.

There were no transactions, or series of transactions during the fiscal year ended May 31, 2007, nor are there any currently proposed transactions, or series of transactions, to which the Company is a party, in which the amount exceeds $120,000, and in which to its knowledge any director, executive officer, nominee, five percent or greater stockholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

During the past five years, no director, executive officer or nominee for the Board has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become a director or executive officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2007, the stock ownership of each officer and director of the Company, of all officers and directors of the Company as a group, and of each person known by the Company to be a beneficial owner of 5% or more of its Common Stock. The number of shares of Common Stock outstanding as of August 31, 2007, was 389,372,340. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares. No person listed below has any option, warrant or other right to acquire additional securities of the Company, except as otherwise noted. Other than Lincoln Ventures, LLC and Swartz Private Equity, LLC, each individual’s address is Carlsbad Corporate Plaza, 6183 Paseo Del Norte, Suite 180, Carlsbad, California 92011. The address of Lincoln Ventures, LLC and Swartz Private Equity, LLC is 1120 Sanctuary Parkway, Suite 325, Alpharetta, GA 30004.

Name	Amount & Nature of Beneficial Ownership	Percent of Class
Gloria H. Felcyn, CPA	1,439,700 (1)	*
Helmut Falk, Jr.	3,428,231 (2)	*
Carlton M. Johnson, Jr.	1,675,000 (3)	*
David H. Pohl	2,657,846 (4)	*
Thomas J. Sweeney	275,000 (5)	*
James L. Turley	1,075,000 (6)	*
Harry (Nick) L. Tredennick III	100,000 (7)	*
Lincoln Ventures, LLC	29,624,189 (8)	7.61%
Swartz Private Equity, LLC	5,759,940 (8)	1.48%
All directors & officers as a group (7 persons)	10,650,777 (9)	2.74%

*Less than 1%

(1)	Includes 1,050,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(2)	Includes 1,000,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(3)	Includes 1,400,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(4)	Includes 775,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31,2007

(5)	Represents shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(6)	Includes 1,000,000 shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(7)	Represents shares issuable upon the exercise of outstanding stock options exercisable within 60 days of August 31, 2007.

(8)
Includes 5,000,000 shares issuable upon the exercise of warrants. The documents governing Lincoln Ventures, LLC’s (“Lincoln”) warrants contain a provision prohibiting Lincoln from exercising warrants for shares of Common Stock if doing so would result in it and its affiliates beneficially owning shares of Common Stock representing more than 9.99% of the outstanding shares of Common Stock as determined under Section 13(d) of the Securities Exchange Act of 1934. If Swartz Private Equity LLC (“Swartz”) were determined to be an affiliate of Lincoln, then Lincoln’s exercisable warrant position would be reduced to the extent necessary to limit the combined beneficial ownership of Lincoln and Swartz to 9.99% of the Company’s outstanding Common Stock.

(9)	Includes 5,600,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of August 31,2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market and is quoted on the NASD OTC Bulletin Board system maintained by the National Association of Securities Dealers, Inc. Prices reported represent prices between dealers, they do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

The following table sets forth the high and low closing bid quotations for the Common Stock in the fiscal years ended May 31, 2007, 2006 and 2005 and for the first quarter of the fiscal year ended May 31, 2008.

BID QUOTATIONS	HIGH	LOW

Fiscal Year Ending May 31, 2008
First Quarter	$0.59	$0.45

Fiscal Year Ended May 31, 2007
First Quarter	$1.37	$0.79
Second Quarter	1.18	0.61
Third Quarter	0.77	0.46
Fourth Quarter	0.70	0.45

Fiscal Year Ended May 31, 2006
First Quarter	$0.18	$0.11
Second Quarter	0.15	0.09
Third Quarter	0.91	0.08
Fourth Quarter	1.96	0.69

Fiscal Year Ended May 31, 2005
First Quarter	$0.09	$0.03
Second Quarter	0.05	0.03
Third Quarter	0.25	0.05
Fourth Quarter	0.18	0.07

We have approximately 605 shareholders of record as of October 31 2007. Because most of our common stock is held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividend Policy. The declaration and payment of dividends on the Common Stock is at the absolute discretion of the Board and will depend, among other things, on the Company’s earnings, financial condition and capital requirements.  During the fiscal year ended May 31, 2007 we paid a $0.02 per common share dividend on April 9, 2007.  On February 2, 2007, our Board of Directors adopted a semi-annual dividend payment policy, subject to determination by our Board that payment of a dividend would be reasonable and prudent in light of our financial condition, other possible applications of our available resources, and relevant business considerations.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 500,000,000 shares of common stock, $.00001 par value per share. At October 31, 2007, a total of 410,438,449 common shares were issued and 391,272,101 common shares were outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes, cast at a meeting which commences with a lawful quorum, is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and our election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

A special meeting of shareholders may be called by or at the request of:

•	the Chairman of the Board (if one has been appointed by the Board),

•	the President or any two directors, and

•	persons owning in the aggregate not less than 20% of the issued and outstanding common shares entitled to vote in elections for directors.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders.

Our board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock. There are currently no shares of preferred stock issued and outstanding.

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as our transfer agent and registrar for our common stock. Their telephone number is (801) 272-9294.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None.

LEGAL OPINION

Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway Street, Suite 2600, San Diego, California 92101 will pass on the validity of the common stock offered by us.

EXPERTS

The consolidated financial statements of Patriot Scientific Corporation included in this prospectus as of May 31, 2007 and 2006 and for each of the three years in the period ended May 31, 2007, have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Until the completion of the resale of the common stock included in this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

Prospectus Summary	1
Risk Factors	2
Cautionary Note Regarding Forward-Looking Statements	4
Plan of Distribution	4
Selling Shareholders	5
Our Company	6
Available Information	6
Business	7
Use of Proceeds	10
Legal Proceedings	10
Management's Discussion and Analysis of
Financial Condition and Results of Operations	11
Selected Financial Information	16
Management	18
Executive Compensation	20
Security Ownership of Certain Beneficial Owners
and Management	25
Market for Common Equity and Related Stockholder Matters	26
Description of Securities	26
Changes in and Disagreements with Accountants
on Accounting and Financial Disclosure	27
Legal Opinion	27
Experts	27
Index to Financial Statements	F-1

The Resale of
13,063,049 Shares
of
Common Stock
Offered by
Shareholders

PATRIOT SCIENTIFIC CORPORATION

PROSPECTUS

Subject to Completion, December 26, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Patriot Scientific Corporation

We have audited the accompanying consolidated balance sheets of Patriot Scientific Corporation (the “Company”) as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three year period ended May 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Patriot Scientific Corporation as of May 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three year period ended May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of May 31, 2007, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated August 14, 2007 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

As discussed in Note 2 to the consolidated financial statements, effective June 1, 2006, the Company changed its method of accounting for share-based compensation to adopt Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KMJ Corbin & Company LLP
Irvine, California
August 14, 2007

Patriot Scientific Corporation
Consolidated Balance Sheets

May 31,	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$21,605,428	$3,984,240
Restricted cash and cash equivalents	102,346	100,320
Marketable securities and short term investments	4,349,314	3,518,879
Accounts receivable	352,390	4,113
Inventory	46,361	-
Prepaid income taxes	2,070,981	-
Deferred tax assets	2,439,975	-
Prepaid expenses and other current assets	431,840	407,418
Total current assets	31,398,635	8,014,970

Property and equipment, net	85,518	64,006

Other assets	8,190	8,190

Investment in affiliated company	2,883,969	3,952,914

Patents and trademarks, net of accumulated amortization of $607,657 and $584,387	38,317	31,587
	$34,414,629	$12,071,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$934,298	$695,323
Accrued expenses and other	1,086,496	154,730
Accrued contingency fee payable	-	394,063
Total current liabilities	2,020,794	1,244,116

Deferred tax liabilities	12,222,944	-
Total liabilities	14,243,738	1,244,116

Commitments and contingencies

Minority interest	-	-

Stockholders’ equity
Preferred stock, $.00001 par value; 5,000,000 shares authorized: none outstanding	-	-
Common stock, $.00001 par value: 500,000,000 shares authorized: 406,668,661 shares issued and 393,201,134 shares outstanding at May 31, 2007 and 366,199,765 shares issued and outstanding at May 31, 2006	4,066	3,661
Additional paid-in capital	72,150,581	69,551,981
Accumulated deficit	(43,151,678)	(58,728,091)
Common stock held in treasury, at cost - 13,467,527 shares and no shares at May 31, 2007 and 2006, respectively	(8,832,078)	-
Total stockholders’ equity	20,170,891	10,827,551
	$34,414,629	$12,071,667
See accompanying notes to consolidated financial statements

Patriot Scientific Corporation
Consolidated Statements of Operations

Years Ended May 31,	2007	2006	2005

Revenues:
Licenses and royalties	$-	$10,000,000	$2,957,509
Product sales and other	638,784	309,709	25,077
	638,784	10,309,709	2,982,586

Cost of sales	319,374	103,351	-

Gross profit	319,410	10,206,358	2,982,586

Operating expenses:
Research and development	-	225,565	294,735
Selling, general and administrative	7,558,712	4,151,099	2,600,430
Settlement and license expense	7,524,537	1,918,054	-
Total operating expenses	15,083,249	6,294,718	2,895,165
Operating income (loss)	(14,763,839)	3,911,640	87,421

Other income (expense):
Unrealized loss on marketable securities	-	(1,466)	(21,180)
Interest and other income	714,790	330,055	56,251
Gain (loss) on sale of assets	(3,163)	2,724	4,128
Interest expense	(355)	(516,465)	(3,081,760)
Loss on debt extinguishments	-	(445,427)	-
Change in fair value of warrant and derivative liabilities	-	(2,456,736)	(7,563,564)
Impairment of note receivable	(339,551)	-	-
Impairment of investment in affiliated company	(126,746)	-	-
Equity in earnings of affiliated company	48,965,084	27,848,363	-
Total other income (expense), net	49,210,059	24,761,048	(10,606,125)

Income (loss) before income taxes and minority interest	34,446,220	28,672,688	(10,518,704)

Provision for income taxes	10,755,033	-	-

Minority interest	-	-	-

Net income (loss)	$23,691,187	$28,672,688	$(10,518,704)

Basic income (loss) per common share	$0.06	$0.09	$(0.05)

Diluted income (loss) per common share	$0.06	$0.07	$(0.05)

Weighted average number of common shares outstanding - basic	378,036,989	316,100,499	222,495,047

Weighted average number of common shares outstanding - diluted	413,599,373	412,963,173	222,495,047

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amounts	Paid-in Capital	Deficit	Equity (Deficit)

Balance, May 31, 2004	171,156,363	$1,712	$46,457,543	$(52,183,738)	$(5,724,483)

Issuance of common stock at $.03 and $.10 per share	4,625,000	46	453,204	-	453,250
Exercise of warrants and options at $.02 to $.06 per share	39,028,511	390	820,899	-	821,289
Issuance of common stock for services at $.05 and $.09 per share	796,000	8	58,792	-	58,800
Conversion of debentures payable plus accrued interest at $.02 and $.05 per share	64,886,139	649	2,169,287	-	2,169,936
Non-cash compensation	-	-	59,675	-	59,675
Reclassification of derivative value associated with debt conversions and warrant exercises	-	-	5,439,853	-	5,439,853
Net loss	-	-	-	(10,518,704)	(10,518,704)

Balance, May 31, 2005	280,492,013	2,805	55,459,253	(62,702,442)	(7,240,384)

Issuance of common stock for services at $1.53 per share	193,548	2	296,127	-	296,129
Exercise of warrants and options at $.02 to $.69 per share	12,824,544	128	851,070	-	851,198
Conversion of debentures payable plus accrued interest at $.02 and $.04 per share	30,819,187	308	998,729	-	999,037
Cashless exercise of warrants	41,245,473	412	(412)	-	-
Issuance of common stock to co-inventor of technology at $.13 per share	625,000	6	81,244	-	81,250
Extension of term of options previously issued to consultant	-	-	125,000	-	125,000
Repurchase of warrants	-	-	(252,420)	-	(252,420)
Issuance of warrants to a consultant	-	-	108,102	-	108,102
Intrinsic value of options issued to employees and directors	-	-	120,000	-	120,000
Cash dividends at $.02 and $.04 per share	-	-	-	(24,698,337)	(24,698,337)
Reclassification of derivative value associated with debt conversions and warrant exercises	-	-	5,021,353	-	5,021,353
Reclassification of warrant and derivative liabilities at settlement date	-	-	6,743,935	-	6,743,935
Net income				28,672,688	28,672,688

Balance, May 31, 2006	366,199,765	3,661	69,551,981	(58,728,091)	10,827,551

Patriot Scientific Corporation
Consolidated Statements of Stockholders’ Equity, continued

	Common Stock		Additional	Accumulated	Treasury	Stockholders’
	Shares	Amounts	Paid-in Capital	Deficit	Stock	Equity (Deficit)

Exercise of warrants and options at $.05 to $.40 per share	1,787,500	18	213,982	-	-	214,000
Cashless exercise of warrants	38,681,396	387	(387)	-	-	-
Non-cash compensation	-	-	2,359,036	-	-	2,359,036
Extension of stock options previously issued to a consultant	-	-	324	-	-	324
Tax effect of exercise of stock options granted under APB 25	-	-	25,645	-	-	25,645
Purchase of common stock for treasury	(13,467,527)	-	-	-	(8,832,078)	(8,832,078)
Cash dividends at $.02 per share	-	-	-	(8,114,774)	-	(8,114,774)
Net income				23,691,187		23,691,187
Balance, May 31, 2007	393,201,134	$4,066	$72,150,581	$(43,151,678)	$(8,832,078)	$20,170,891

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Consolidated Statements of Cash Flows

Years Ended May 31,	2007	2006	2005
Operating activities:
Net income (loss)	$23,691,187	$28,672,688	$(10,518,704)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	64,861	59,415	94,353
Non-cash interest expense related to convertible debentures, notes payable and warrants	-	470,736	2,940,608
Expense related to extension of expiration date of stock options	324	125,000	-
Net gain related to warrant re-pricing, reconveyance and issuance	-	(538,208)	-
Loss on extinguishment of debt	-	445,427	-
Accrued interest income added to investments	(2,026)	(19,778)	-
Equity in earnings of affiliated company	(48,965,084)	(27,848,363)	-
(Gain) loss on sale of assets	3,163	(2,724)	(4,012)
Unrealized loss on marketable securities	-	1,466	21,180
Issuance of stock, options and warrants for services	-	554,245	118,476
Change in fair value of derivative liabilities	-	2,456,736	7,563,564
Intrinsic value of options issued	-	120,000	-
Non-cash compensation relating to issuance and vesting of stock options and vesting of warrants	2,359,036	-	-
Impairment of note receivable	339,551	-	-
Impairment of investment in affiliated company	126,746	-	-
Deferred taxes	9,782,969	-	-
Changes in operating assets and liabilities (net of effects of consolidation of variable interest entity):
Accounts receivable	(186,560)	(4,113)	-
Inventory	1,970	-	-
Prepaid expenses and other assets	(24,294)	(261,769)	218,865
Prepaid income taxes	(2,070,981)	-	-
Licenses receivable	-	2,000,000	(2,000,000)
Accounts payable and accrued expenses	1,122,499	194,811	435,644
Accrued contested fee payable	(394,063)	48,063	501,700
Net cash provided by (used in) operating activities	(14,150,702)	6,473,632	(628,326)
Investing activities:
Proceeds from sale of short-term investments	8,832,078	2,027,557	-
Purchase of short-term investments	(9,662,513)	(4,832,482)	(897,706)
Proceeds from sale of fixed assets	-	6,540	5,000
Purchase of restricted investments	-	(100,000)	-
Proceeds from sale of restricted investments	-	203,210	-
Payment for security deposit	-	(8,190)	-
Purchase of property and equipment	(5,827)	(71,037)	-
Investment in affiliated companies	(120,000)	(2,000,000)	-
Distributions from affiliated company	50,034,029	25,895,449	-
Issuance of note receivable	(589,551)	-	-
Cash received in consolidation of variable interest entity	40,970	-	-
Net cash provided by (used in) investing activities	48,529,186	21,121,047	(892,706)
Financing activities:
Payment of cash dividends	(8,114,774)	(24,698,337)	-
Payment of shareholder note	-	-	(100,000)
Proceeds from line of credit	-	-	100,000
Principal payments on notes payable	(50,089)	(100,000)	-
Payments for capital lease obligations	-	(2,306)	(8,020)
Proceeds from issuance of convertible debentures	-	-	490,000
Proceeds from issuance of common stock	-	-	453,250
Proceeds from exercise of common stock warrants and options	214,000	851,198	821,288
Repurchase of warrants	-	(252,420)	-
Repurchase of common stock for treasury	(8,832,078)	-	-
Tax effect of exercise of options granted under APB 25	25,645	-	-
Net cash provided by (used in) financing activities	(16,757,296)	(24,201,865)	1,756,518

Patriot Scientific Corporation
Consolidated Statements of Cash Flows, continued

Years Ended May 31,	2007	2006	2005

Net increase in cash and cash equivalents	17,621,188	3,392,814	235,486
Cash and cash equivalents, beginning of year	3,984,240	591,426	355,940
Cash and cash equivalents, end of year	$21,605,428	$3,984,240	$591,426

Supplemental Disclosure of Cash Flow Information:

Cash payments for interest	$355	$2,983	$15,406
Cash payments for income taxes	$3,017,400	$-	$4,800

Supplemental Disclosure of Non-Cash Investing and Financing Activities:

Convertible debentures, notes payable and accrued interest exchanged for common stock	$-	$999,037	$2,169,936
Debt discount arising from issuance of detachable warrants	$-	$-	$490,000
Reclassification of derivative liabilities associated with debt conversions and warrant exercises	$-	$5,021,353	$5,439,853
Reclassification of warrant and derivative liabilities at settlement date	$-	$6,743,935	$-
Cashless exercise of warrants	$387	$412	$-
Fair market value of assets received in collection of note receivable and subsequently contributed for preferred stock of affiliate	$250,000	$-	$-

See accompanying notes to consolidated financial statements.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements

1.           Organization and Business

Patriot Scientific Corporation (“we”, “us”, or “our”), was organized under Delaware law on March 24, 1992 and is the successor by merger to Patriot Financial Corporation, a Colorado corporation, incorporated on June 10, 1987. In 1997 we acquired Metacomp, Inc. and in June 2005 we entered into a joint venture agreement with Technology Properties Limited, Inc. to form Phoenix Digital Solutions, LLC (“Phoenix Digital”). In March 2007, we became the primary beneficiary of Scripps Secured Data, Inc. (“SSDI”), a variable interest entity and were required to consolidate SSDI effective in March 2007.

We are an intellectual property company that licenses our jointly held patent portfolio technology to others and litigates against those who infringe upon the patent portfolio technology.

SSDI develops and manufactures network-security hardware to government, military, and other high-security facilities

2.           Summary of Significant Accounting Policies

Basis of Consolidation
The consolidated financial statements as of May 31, 2006 include our accounts and those of our majority owned subsidiaries, Metacomp, Inc. and Plasma Scientific Corporation. The consolidated financial statements as of May 31, 2007 include our accounts, those of our majority owned subsidiaries that are not considered variable interest entities (“VIE”s) and all VIEs for which we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Consolidation of Affiliate
In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46”). In December 2003, the FASB modified FIN 46. FIN 46 provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

A VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

FIN 46 was effective immediately for VIEs created after January 31, 2003. The provisions of FIN 46, as revised, were adopted as of December 31, 2003, for our interests in all VIEs. During the quarter ended May 31, 2007, we consolidated SSDI as SSDI was deemed a VIE and we determined that we were the primary beneficiary of SSDI.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Financial Instruments and Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, short-term investments and trade accounts receivable.

At times, our balance of cash maintained with our bank may exceed the Federal Deposit Insurance Corporation’s (“FDIC”) insured limit of $100,000. At May 31, 2007, our cash and cash equivalents balance exceeding the FDIC limit was $4,628. Certain other cash equivalents are not insured by the FDIC. We limit our exposure of loss by maintaining our cash with financially stable financial institutions. When we have excess cash, our cash equivalents are placed in high quality money market accounts with major financial institutions. We believe this investment policy limits our exposure to concentrations of credit risk.

Concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets which comprise our customer base, as well as their dispersion across many different geographic areas. We routinely assess the financial strength of our customers and, as a consequence, believe that our accounts receivable credit risk exposure is limited. Generally, we do not require collateral or other security to support customer receivables.

The carrying value of financial instruments, including cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of the immediate or short-term maturity of these instruments.

Cash Equivalents, Marketable Securities, and Short-Term Investments
For purposes of balance sheet classification and the statements of cash flows, we consider all highly liquid investments acquired with a maturity of three months or less to be cash equivalents.

Restricted cash and cash equivalents at May 31, 2007 and 2006 consist of two savings accounts required to be held as collateral for corporate credit card accounts.

Our short-term investments consist primarily of money market mutual funds and accounts, and are reported at cost, which approximate fair market value.

Accounts Receivable
Our accounts receivable consists primarily of the accounts of SSDI. This entity provides an allowance for doubtful accounts based on its continuing evaluation of its customers’ credit risk.

Inventory
Inventory of SSDI consists of raw materials and finished goods manufactured by third party vendors. Inventory is valued using a method that approximates first-in, first-out and has been stated at the lower of cost or net realizable value.

Property, Equipment and Depreciation
Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years.  Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred.

Patents and Trademarks
Patents and trademarks are carried at cost less accumulated amortization and are amortized over their estimated useful lives of four years. Estimated future annual amortization expense arising from the patents is approximately $9,000 in fiscal year 2008. In fiscal year 2008 our patents will be fully amortized.

SSDI holds patents expiring in 14 years. Estimated future annual amortization expense arising from these patents is approximately $2,150 per year.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Investment in Affiliated Company
We have a 50% interest in Phoenix Digital (see Note 7). This investment is accounted for using the equity method of accounting since the investment provides us the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the investee and is recognized in the consolidated statements of operations in the caption “Equity in earnings of affiliated company”.

We review our investment in affiliated company to determine whether events or changes in circumstances indicate that its carrying amount may not be recoverable. The primary factors we consider in our determination are the financial condition, operating performance and near term prospects of the investee. If the decline in value is deemed to be other than temporary, we would recognize an impairment loss.

Long-Lived Assets
Our management assesses the recoverability of our long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows.  The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management.  At May 31, 2007, our management believes there is no impairment of our long-lived assets.  There can be no assurance, however, that market conditions will not change or demand for our products will continue, which could result in impairment of long-lived assets in the future.

Treasury Stock
We account for treasury stock under the cost method and include treasury stock as a component of stockholders’ equity.

Derivative Financial Instruments
In connection with the issuance of certain convertible debentures (see Note 10), the terms of the debentures included an embedded reset conversion feature which provided for a conversion of the debentures into shares of our common stock at a rate which was determined to be variable. We determined that the reset conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and Emerging Issues Task Force (“EITF”) Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The accounting treatment of derivative financial instruments required that we record the derivatives and related warrants at their fair values as of the inception date of the convertible debenture agreements and at fair value as of each subsequent balance sheet date.  In addition, under the provisions of EITF Issue No. 00-19, as a result of entering into the convertible debenture agreements, we were required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.  Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date.  If the fair value of the derivatives was higher at the subsequent balance sheet date, we recorded a non-operating, non-cash charge.  If the fair value of the derivatives was lower at the subsequent balance sheet date, we recorded non-operating, non-cash income.

During the years ended May 31, 2006 and 2005, we recognized other expense of approximately $2,457,000 and $7,564,000, respectively, related to recording the warrant and derivative liabilities at fair value. At May 31, 2006, there are no derivative liabilities since the related variable debt instruments were settled in full during fiscal 2006. At the settlement date, the remaining warrant liabilities with a value of approximately $6,744,000 were reclassified to additional paid-in capital.

Our derivative instruments were valued using a Monte Carlo simulation model incorporating the instruments’ multiple reset dates.

	May 31, 2006	May 31, 2005
Estimated dividends	None	None
Expected volatility	101 - 229%	161 - 266%
Risk-free interest rate	3.5 - 5.1%	1.3 - 4.4%
Expected term (years)	2 - 7	2 - 7

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Revenue Recognition
We recognize revenue from the sale of our product upon shipment to the customer, at which time title transfers and we have no further obligations. Fees for maintenance or support are recorded on a straight-line basis over the underlying period of performance. Revenue from technology license agreements is recognized at the time we enter into a contract and provide the customer with the licensed technology. At this point, we have performed all of our obligations under contract, the rights to our technology have been transferred and no significant performance obligations remain.

SSDI recognizes revenue upon shipment of its product and recognizes revenue on its short-term installation contracts as time and materials costs are incurred.

SSDI maintains an agreement with a distributor which accounts for the majority of SSDI’s product sales. This agreement provides for a limited product warranty for a period of one year from the date of sale to the end user. The warranty does not cover damage to the product after it has been delivered to the distributor. SSDI’s agreement with the distributor also allows the distributor the right to stock rotation whereby the distributor, on a six month basis, may return product for replacement products of the distributor’s choosing provided that the aggregate price of the replacement products is equal to the price of the original products returned. Such stock rotations shall not exceed 10% of the distributor’s purchases from SSDI in the prior twelve month period for any year and any single rotation shall not exceed 6% of the total rotational allowance for that year. The first stock rotation shall not occur before February 2008.

Shipping and Handling
EITF Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, requires shipping and handling fees billed to customers to be classified as revenue and shipping and handling costs to be classified as either cost of sales or disclosed in the notes to the financial statements. SSDI includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are included in cost of sales.

Research and Development Costs
Research and development costs are expensed as incurred.

Advertising
We expense advertising costs as incurred. There were no advertising expenses for the years ended May 31, 2007 and 2006. Advertising expense was approximately $14,000 for the year ended May 31, 2005.

Income Taxes
We account for income taxes under SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Share
We apply SFAS No. 128, Earnings Per Share, for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity. At May 31, 2007, potential common shares of 330,000 related to our outstanding warrants and options were not included in the calculation of diluted income per share as they had an anti-dilutive effect. At May 31, 2006, potential common shares of 2,295,000 related to our outstanding warrants and options were not included in the calculation of diluted income per share as they had an anti-dilutive effect. At May 31, 2005, potential common shares of 143,826,204 related to our outstanding convertible debentures, warrants and options were not included in the calculation of diluted loss per share as they had an anti-dilutive effect.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Net Income (Loss) Per Share (continued)

	Year Ended May 31, 2007
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$23,691,187	378,036,989	$0.06

Diluted EPS:
Effect of dilutive securities:
Options and warrants	-	35,562,384

Income available to common shareholders	$23,691,187	413,599,373	$0.06

	Year Ended May 31, 2006
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$28,672,688	316,100,499	$0.09

Diluted EPS:
Interest on convertible debentures	458,467
Effect of dilutive securities:
Options and warrants	-	80,273,769
Convertible debentures	-	16,588,905

Income available to common shareholders	$29,131,155	412,963,173	$0.07

	Year Ended May 31, 2005
	Numerator (Loss)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net loss	$(10,518,704)	222,495,047	$(0.05)

Diluted EPS:	-	-

Loss available to common shareholders	$(10,518,704)	222,495,047	$(0.05)

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, valuation of inventory, recoverability of long-lived assets, and valuation of stock options, warrants, derivative liabilities, and deferred tax assets. Actual results could differ from those estimates.

Minority Interest
Minority interest in our consolidated financial statements results from the accounting for the acquisition of a noncontrolling interest in SSDI. Noncontrolling interest represents a partially owned subsidiary’s income, losses, and components of other comprehensive income which should be attributed to the controlling and noncontrolling interests or other parties with a right or obligation that affects the attribution of comprehensive income or loss, on the basis of their contractual rights or obligations, if any, otherwise, on the basis of ownership interests.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Minority Interest (continued)

The noncontrolling interest in SSDI, which we are required to consolidate as we are the primary beneficiary, has been reduced to zero due to the initial allocation of losses prior to the period in which we were required to consolidate. If a noncontrolling interest has been reduced to zero, the primary beneficiary must absorb any losses that are in excess of the value of the noncontrolling interest’s equity. For the period in which we are required to consolidate, March 27, 2007 through May 31, 2007 we absorbed $169,913 of SSDI’s losses as we are the primary beneficiary. The noncontrolling interest in any future profits will not be presented until all prior losses have been recovered.

Stock Based Compensation

Change in Accounting Principle

Effective June 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. SFAS No. 123(R) supersedes our previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, for the period beginning June 1, 2006. In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, relating to SFAS No. 123(R). We have applied the provisions of SAB No. 107 in our adoption of SFAS No. 123(R). Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation.

We adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of June 1, 2006, the first day of our fiscal year 2007. Our consolidated financial statements as of May 31, 2007 reflect the impact of adopting SFAS No. 123(R). In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123(R). SFAS No. 123(R) requires us to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statement of operations. Prior to the adoption of SFAS No. 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no employee stock-based compensation expense had been recognized in our consolidated statements of operations, other than as related to option grants to employees and directors below the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our consolidated statement of operations for the year ended May 31, 2007 included compensation expense for share-based payment awards granted prior to, but not yet vested as of May 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to May 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized in the consolidated statement of operations for the year ended May 31, 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the year ended May 31, 2007, of approximately 5% was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for the year ended May 31, 2007 was five years. In our pro forma information required under SFAS No. 123(R) for the periods prior to fiscal 2007, we accounted for forfeitures as they occurred.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stock Based Compensation (continued)

Summary of Assumptions and Activity

The following table illustrates the effect on net income (loss) and net income (loss) per share for the years ended May 31, 2006 and 2005 as if we had applied the fair value recognition provisions of SFAS No. 123 to options granted under our stock option plans. For purposes of this pro forma disclosure, the fair value of the options is estimated using the Black-Scholes option-pricing model and amortized on a straight-line basis to expense over the options' vesting period:

	Year Ended May 31, 2006	Year Ended May 31, 2005

Net income (loss) - as reported	$28,672,688	$(10,518,704)

Add: Share-based employee compensation included in net income, net of tax effects	120,000	-

Deduct: Share-based employee compensation expense determined under fair value method, net of tax effects	(1,639,913)	(138,883)

Net income (loss) - pro forma	$27,152,775	$(10,657,587)

Net income (loss) per common share - as reported

Basic	$0.09	$(0.05)

Diluted	$0.07	$(0.05)

Net income (loss) per common share - pro forma

Basic	$0.09	$(0.05)

Diluted	$0.07	$(0.05)

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from our stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility for the years ended May 31, 2007, 2006 and 2005 is based on the historical volatilities of our common stock. These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

	Year Ended May 31, 2007	Year Ended May 31, 2006	Year Ended May 31, 2005

Expected term	4.8 years	4.6 years	1.9 yrs
Expected volatility	146 - 156%	115 - 158%	121 - 129%
Risk-free interest rate	4.78 - 5.00%	3.78 - 4.93%	3.37 - 3.98%
Expected dividends	-	-	-

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stock Based Compensation (continued)

A summary of option activity as of May 31, 2007 and changes during year then ended, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at June 1, 2006	5,460,000	$0.34
Options granted	2,800,000	$0.39
Options exercised	(515,000)	$0.08
Options expired	(500,000)	$0.09

Options outstanding and exercisable at May 31, 2007	7,245,000	$0.40	2.95	$1,394,300

The aggregate intrinsic value set forth in the above table represents the total pre-tax intrinsic value, based on the closing price of our stock which was $0.51 as of May 31, 2007, and assumes all optionees had exercised their options as of that date.

The weighted average grant date fair value of options granted during the year ended May 31, 2007 was $0.91 per option. The total intrinsic value of options exercised during the year ended May 31, 2007 was $290,100.

As of May 31, 2007, there was no unrecognized compensation cost related to employee and director stock option compensation arrangements. The total fair value of shares vested during the year ended May 31, 2007 was approximately $2,356,000.

As a result of adopting SFAS No. 123(R) on June 1, 2006, our income before provision for income taxes and net income for the year ended May 31, 2007 was approximately $885,456 lower than if we had continued to account for share-based compensation under APB No. 25. Basic and diluted net income per share for the year ended May 31, 2007 were not affected by the adoption of SFAS No. 123(R).

The following table summarizes employee stock-based compensation expense related to stock options under SFAS No. 123(R) for the year ended May 31, 2007, which was allocated as follows:

Year Ended May 31, 2007
Employee stock-based compensation expense included in:
Selling, general and administrative	$2,356,000

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Recent Accounting Pronouncements
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We expect to adopt FIN 48 on June 1, 2007. We are currently assessing the impact the adoption of FIN 48 will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals and expands disclosures about fair value measurements.  The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements.  The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability.  Companies that have assets and liabilities measured at fair value will be required to disclose information that enables the users of its financial statements to access the inputs used to develop those measurements.  The reporting entity is encouraged, but not required, to combine the fair value information disclosed under this statement with the fair value information disclosed under other accounting pronouncements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We expect to adopt SFAS No. 157 on June 1, 2008.  We are currently assessing the impact the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements . SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. The adoption of this statement did not have a significant impact on our consolidated financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. This statement does not eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007. We expect to adopt SFAS No. 159 on June 1, 2008. We are in the process of evaluating the provisions of the statement, but do not anticipate that the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

3.           Accounts Receivable

Trade accounts receivable at May 31, 2007 is $352,390, of which $348,890 is held by SSDI. No allowance for doubtful accounts has been recorded.

4.           Inventory

Inventory at May 31, 2007, consisted of raw materials of $46,361.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

5.           Property and Equipment

Property and equipment consisted of the following at May 31, 2007 and 2006:

	2007	2006
Computer equipment and software	$42,270	$33,587
Furniture and fixtures	72,454	37,336
	114,724	70,923
LessAccumulated depreciation and amortization	(29,206)	(6,917)

Net property and equipment	$85,518	$64,006

Depreciation and amortization expense related to property and equipment was $24,352, $24,591 and $46,026 for the years ended May 31, 2007, 2006 and 2005, respectively.

6.           License Agreements

In February 2005, we entered into two separate licensing agreements with one customer for our patent portfolio and Ignite microprocessor technology. The aggregate amount of the two licenses was $3,050,000, of which $2,950,000 was for licensing fees and $100,000 was for maintenance services. Maintenance under the agreement is expected to be provided over a period not to exceed four years. Maintenance revenue recognized during the years ended May 31, 2007, 2006 and 2005 was $25,000, $25,000 and $6,250, respectively. The payment terms of the agreements required aggregate payments of $300,000 at the time of execution, three quarterly payments of $750,000 each on April 1, August 15, and November 15, 2005 and one final payment of $500,000 on February 15, 2006. The $500,000 payment due on February 15, 2006 was paid in March 2006. Total payments received in fiscal 2005 amounted to $1,050,000 and total payments received in fiscal 2006 amounted to $2,000,000. The agreements also provide for the future payment of royalties to us based on sales of product using the Ignite licensed technology. In connection with this license agreement, we became obligated to the co-inventor of the patent portfolio technology for $207,600 pursuant to a July 2004 agreement under which we were obligated to pay a percentage of all patent portfolio licensing proceeds to the co-inventor. The amount due under that license was payable in four installments of $51,900. The co-inventor of the patent portfolio technology filed a lawsuit against us seeking damages and/or enforcement of the 2004 agreement. We challenged the enforceability of the agreement by counterclaim in that action. On February 14, 2007, a settlement of the litigation was finalized. Terms of the settlement required us to pay $3,400,000 in cash on February 14, 2007 and $3,000,000 on May 1, 2007, which amounted to approximately the debt claimed by Fish to be owed to him under the July 2004 agreement. In addition, the settlement required us to make a donation of $15,000 on February 14, 2007 on behalf of Russell H. Fish III (“Fish”) to Maasai Power and Education Project, Inc., and to pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to us, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Our commitment to make payments to Fish related to such future license revenues will not exceed $2 million. A liability for gross license fees due of approximately $797,000 is included in accrued expenses in the accompanying consolidated balance sheet at May 31, 2007. During the year ended May 31, 2007, we recorded approximately $7,525,000 related to settlement and license expenses.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

7.           Investment in Affiliated Company/License Agreement

On June 7, 2005, we entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore (“Moore”), the co-inventor of certain of our technology, pursuant to which we, TPL and Moore resolved all legal disputes between us. Pursuant to the Master Agreement, we and TPL entered into the Limited Liability Company Operating Agreement of Phoenix Digital (the “LLC Agreement”) into which we and Moore contributed our rights to certain of our technologies. We believe, based upon consultation with our attorneys, it was not required by applicable law or other existing agreements to obtain approval for the contribution of the license rights to Phoenix Digital from stockholders or any parties other than our various warrant holders.

We and TPL each own 50% of the membership interests of Phoenix Digital, and each of us have the right to appoint one member of the three member management committee. The two appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, we and TPL agreed to establish a working capital fund for Phoenix Digital of $4,000,000, of which our contribution was $2,000,000. The working capital fund increases to a maximum of $8,000,000 as license revenues are achieved. We and TPL are obligated to fund future working capital requirements at the discretion of the management committee of Phoenix Digital in order to maintain working capital of not more than $8,000,000. Neither we nor TPL are required to contribute more than $2,000,000 in any fiscal year. Distributable cash and allocation of profits and losses will be allocated to the members in the priority defined in the LLC Agreement. Phoenix Digital has committed to pay a quarterly amount ranging between $500,000 and $1,000,000 (based upon a percentage of the working capital fund balance of Phoenix Digital) for supporting efforts to secure licensing agreements by the other member on behalf of Phoenix Digital. During the years ended May 31, 2007 and 2006, Phoenix Digital paid $3,871,602 and $2,500,000, respectively, to TPL pursuant to this commitment.

We are accounting for our investment in Phoenix Digital under the equity method of accounting, and accordingly have recorded our initial contribution of $2,000,000 and our share of Phoenix Digital’s net income of $48,965,084 and $27,848,363, during the years ended May 31, 2007 and 2006, respectively, as an increase in our investment. Cash distributions of $50,034,029 and $25,895,449 received from Phoenix Digital during the years ended May 31, 2007 and 2006, respectively, have been recorded as a reduction in our investment. Our investment in Phoenix Digital is $2,883,969 at May 31, 2007 and has been recorded as “Investment in Affiliated Company”. We have recorded our share of Phoenix Digital’s net income as “Equity in Earnings of Affiliated Company” in the accompanying consolidated statements of operations for years ended May 31, 2007 and 2006.

Concurrently with forming Phoenix Digital, we entered into a license agreement with a third party pursuant to which we received $10,000,000, this amount was recorded as license revenue during the year ended May 31, 2006. In connection with entering into the license agreement and forming Phoenix Digital, we incurred various cash and non-cash expenses. Direct, incremental cash costs incurred with the transactions included $170,000 paid to a committee of our board of directors for their efforts in consummating the transactions, approximately $1,328,000 paid to certain of our warrant holders to obtain their approval of the agreement and release of their lien and blocking rights. Additionally, $960,000 was paid to the co-inventor of the technology.

We also granted new warrants and agreed to re-price other outstanding warrants in order to obtain the necessary approvals from certain security interest holders as well as to obtain the release of their security interests in our intellectual property, and to finalize the LLC Agreement. We granted a warrant to TPL to acquire up to 3,500,000 shares of our common stock at a per share price of $0.125. The warrant has a term of seven years. At the date of grant, the right to acquire 1,400,000 common shares vested. The right to acquire the remaining 2,100,000 shares will vest in 700,000 increments only upon our common stock attaining a per share stock price of $0.50, $0.75 and $1.00. On February 21, 2006, February 22, 2006 and March 1, 2006 the rights to acquire the remaining 700,000 share increments vested as our stock price reached $0.50, $0.75 and $1.00, respectively. As additional consideration to the warrant holders for providing approval for the transaction, we agreed to reset the per share exercise price of approximately 35,000,000 warrants to $0.015 for which the warrant holders also conveyed other warrants to acquire 12,000,000 shares back to us. Further, we issued additional warrants to acquire approximately 290,000 shares of our common stock at a per share price of $0.03. The warrants issued and re-priced were valued using a Monte Carlo simulation model and the following assumptions: volatility of 101% to 229%, no dividends, risk-free interest rates of approximately 3.5% to 5.1%, and contractual terms ranging from two to seven years. The fair value of the warrants issued and re-priced in excess of previously recorded expense was approximately $83,000 and the fair value of the reconveyed warrants was approximately $622,000. These amounts, together with the direct, incremental cash costs previously described, are recorded as an expense and included in settlement and license expense in the year ended May 31, 2006.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Investment in Affiliated Company/License Agreement (continued)

During the years ended May 31, 2007 and 2006, Phoenix Digital entered into licensing agreements with third parties, pursuant to which it received aggregate proceeds of $110,879,000 and $60,000,000, respectively.

The condensed balance sheets and statements of income of Phoenix Digital at May 31, 2007 and 2006 and for the years then ended are as follows:

Condensed Balance Sheets

ASSETS:

	2007	2006
Cash	$6,989,847	$7,765,708
Prepaid expenses	175,000	15,000
Total assets	$7,164,847	$7,780,708

LIABILITIES AND MEMBERS’ EQUITY:

Accounts payable and accrued expenses	$1,385,118	$148,762
Income taxes payable	11,790	-
Members’ equity	5,767,939	7,631,946
Total liabilities and members’ equity	$7,164,847	$7,780,708

Condensed Statements of Income

Revenues	$110,878,985	$60,000,000
Operating expenses	12,189,575	4,486,955
Operating income	98,689,410	55,513,045
Interest income	421,407	183,682
Income before income taxes	99,110,817	55,696,727
Provision for income taxes	11,790	-
Net income	$99,099,027	$55,696,727

8.           Consolidated Variable Interest Entity

On February 2, 2007, we invested an aggregate of $370,000 in SSDI for 2,100,000 shares of convertible preferred stock. This represents all of SSDI’s preferred stock and a 46% ownership interest in SSDI, a California corporation that manufactures products that protect information transmitted over secure networks. The investment consisted of certain assets contributed by us to SSDI valued at $250,000 and cash of $120,000. The shares are convertible at our option into shares of SSDI’s common stock on a one-to-one basis. The convertible preferred stock entitles us to receive non-cumulative dividends at the per annum rate of $0.04 per share, when and if declared by the Board of Directors of SSDI. The investment in SSDI’s convertible preferred stock also entitles us to a liquidation preference of $0.40 per share, plus an amount equal to all declared but unpaid dividends.

On March 27, 2007, we entered into an 18 month revolving line of credit with SSDI for a maximum amount of $500,000. The line of credit matures on September 27, 2008. If we do not provide notice to SSDI at least 90 days prior to the maturity date, the maturity date automatically extends 12 months. The line of credit is collateralized by all assets presently owned or hereafter acquired by SSDI. The carrying value of the collateral is approximately $323,341 at May 31, 2007. The creditors of SSDI do not have recourse to our other assets. On March 28, 2007, we advanced $150,000 under terms of the agreement, and on April 16, 2007 we advanced $100,000 under terms of the agreement.

The line of credit carries a floating interest rate which is defined as the prime rate as announced by Bank of America. At May 31, 2007, the interest rate on the note was 8.25%. SSDI is required to make minimum monthly payments on the line consisting of unpaid and accrued interest on the first day of the month following the initial advance.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Consolidated Variable Interest Entity (continued)

As a result of the line of credit, we have a variable interest in SSDI, a variable interest entity, and we have determined that we are the primary beneficiary as we absorb more than half of the variable interest entity’s expected losses. FIN46(R), Consolidation of Variable Interest Entities, requires us to consolidate SSDI as long as we are deemed to be the primary beneficiary. The equity interests of SSDI not owned by us are reported as a minority interest in our May 31, 2007 consolidated balance sheet.

Prior to initial consolidation, we recognized a $126,746 impairment loss on our investment for the losses of SSDI for the period February 2007 through March 26, 2007.

Upon initial consolidation of the variable interest entity, on March 27, 2007, $251,146 of current assets, $43,199 of net property and equipment, $47,240 of other assets, $98,331 of current liabilities and no minority interest were included on the consolidated balance sheet.

9.           Accrued Liabilities

At May 31, 2007 and 2006, accrued liabilities consisted of the following:

	2007	2006
Accrued lease obligation	$7,279	$23,323
Deferred maintenance fee	43,750	68,750
Compensation and benefits	75,068	62,657
Deferred material credit	163,399	-
Royalties payable	797,000	-
	$1,086,496	$154,730

10.           Convertible Debentures

From fiscal 2002 through fiscal 2005, we raised approximately $5,400,000 through the issuance of convertible debentures, having stated interest rates ranging from 8% to 12%, to a limited group of investors. The convertible debentures entitled the debenture holders to convert the principal, and any accrued interest thereon, into shares of our common stock for up to two years from the date of issuance.

The debentures were initially convertible into shares of common stock at conversion prices ranging from approximately $0.02 to $0.10 per share. The debentures contained provisions which allowed for the conversion rate to be reset on a periodic basis based on a comparison of the market price of our common stock to the conversion price of the debentures. On the measurement dates when the market price was less than the conversion rate, a new conversion rate was set based on a weighted average of the market price for the ten days prior to the reset measurement date. As of May 31, 2005, the reset conversion rate on debentures outstanding ranged from $0.02 to $0.04.

Concurrent with the issuance of the convertible debentures, we issued the debenture holders warrants to purchase shares of our common stock. These warrants are exercisable for five years from the date of issuance at either initial negotiated exercise prices or prices equal to 115% of the volume weighted average price for our common stock for the ten days previous to the debenture date. The warrant exercise price is generally subject to being reset on each six-month anniversary of its issuance; however, if the warrant holder elects to have the warrant shares registered, then the exercise price is fixed at the price in effect on the date of the election.

Except for one debenture issued on March 23, 2004, we are responsible for registering the resale of the shares of our common stock which will be issued on the conversion of the debentures. As of May 31, 2007, there have been seven registration statements. The convertible debentures were secured by substantially all our assets.

The terms of the convertible debentures included certain features that are considered embedded derivative financial instruments, such as the conversion feature and a reset conversion feature which provided for a conversion of the debentures into shares of our common stock at a rate which was determined to be variable. Because the debentures were not conventional convertible debt, we were also required to record the related warrants at their fair values. In addition, under the provisions of EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, as a result of entering into the convertible debenture agreements, we were required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Convertible Debentures (continued)

During the years ended May 31, 2006 and 2005, the value of the warrant and derivative liabilities increased by $2,456,736 and $7,563,564, respectively, which is reflected as a component of other income (expense) in the accompanying consolidated statements of operations.

During the year ended May 31, 2006, we entered into two reset agreements with the debenture holders to fix the conversion price of the then outstanding debentures at their current price. We determined that one of the debt modifications did not result in a debt extinguishment under EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF Issue No. 05-7, Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues. In connection with the reset agreement of one of the outstanding debentures, we issued 7,000,000 warrants to the debenture holder as consideration for entering into the reset agreement. We determined that the issuance of the warrants, in connection with the reset agreement, resulted in a debt extinguishment under EITF Issue No. 96-19. Accordingly, we recorded the fair value of the warrants issued of $445,427 as a loss on debt extinguishment in the accompanying consolidated statements of operations for the year ended May 31, 2006.

During the year ended May 31, 2006, holders of debentures with a principal balance of $880,668 converted their debentures, together with accrued interest thereon of approximately $119,000, into 30,819,187 shares of our common stock. During the year ended May 31, 2005, we converted principal of $2,057,500 and related accrued interest of $112,436 into 64,886,139 shares of our common stock. As of May 31, 2006, all outstanding debentures were repaid or converted into shares of our common stock.

As a result of the settlement of the remaining debentures during 2006, we reclassified $6,743,935 related to the fair values of all outstanding warrants at the date of settlement to additional paid-in capital.

The following table presents the status and activity of our convertible debentures as of May 31, 2006:
				Conversion Prices
Series	Dates of Issuance	Original Principal	Principal Balance at May 31, 2006	Initial	Reset	Effective Registration Date	Shares Converted as of May 31, 2006	Warrant Shares Issued
A	4/23/02-	$1,000,000	$-	$0.08616-	$0.04190-		24,099,548	12,859,175
	6/10/02			0.10289	0.04457

B	8/23/02-	605,000	-	0.05126-	0.04381-	3/7/2003	14,777,350	11,234,835
	1/24/03			0.0727	0.04722

C	3/24/02-	510,000	-	0.041-	0.041-	6/26/2003	10,470,554	9,377,943
	6/9/03			0.065	0.065

D	8/1/03-	547,500	-	0.0172-	0.0172-	11/18/2003	25,178,803	22,455,355
	10/21/03			0.048	0.0477

E	12/1/03-	1,527,500	-	0.0267-	0.0267-	6/7/2004	46,794,618	30,395,392
	5/11/04			0.10	0.10

F	3/23/04	723,168	-	0.09	0.09	Not Registered	20,877,430	8,035,192

G	9/28/04-	232,500	-	0.016710-	0.01670-	5/22/2006	8,267,358	8,259,678
	1/17/05			0.04	0.04

G	11/17/04-	257,500	-	0.016710-	0.01670-	Not Registered	14,107,672	13,431,137
	11/18/04			0.04	0.04

		$5,403,168	-				164,573,333	116,048,707

The terms of the convertible debentures include certain features that were considered embedded derivative financial instruments, such as the conversion feature and a reset conversion feature which provides for the conversion of the debentures into shares of our common stock at a rate which is variable. Because the debentures are not conventional convertible debt, we were required to record the derivative financial instruments and the warrants issued in connection with the convertible debentures at their fair values as of the issuance date of each of the debentures. No convertible debentures or warrants in connection with convertible debentures were issued during the year ended May 31, 2006.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Convertible Debentures (continued)

We recorded the fair value of the derivative instruments and warrants as a debt discount which was amortized to interest expense over the term of the convertible debentures. During the years ended May 31, 2006 and 2005, we recorded interest expense of $412,879 and $2,152,267, respectively, related to the amortization of the debt discount. If the total fair value of the derivative instruments and warrants was in excess of the proceeds received on the convertible debentures, we recorded the excess as additional interest expense. We recorded additional interest expense of $563,167 during the year ended May 31, 2005 related to the fair values of derivative instruments and warrants in excess of proceeds received. Since no convertible debentures or warrants in connection with convertible debentures were issued during the year ended May 31, 2006, no excess fair value was recorded during fiscal 2006.

11.           Stockholders’ Equity

During July 2006, we commenced our Board of Director approved stock buyback program in which we repurchase our outstanding common stock from time to time on the open market. As part of the program we purchased 13,467,527 shares of our common stock at an aggregate cost of $8,832,078 during the year ended May 31, 2007.

During February 2007, we announced dividends of $0.02 per share to shareholders and qualified warrant holders of record as of March 6, 2007. The dividend of $8,114,774 was paid on April 9, 2007. During this time, we announced a semi-annual dividend policy contingent upon our financial condition, other possible applications of available resources, and relevant business considerations.

Private Stock Offerings

On July 22, 2005, 625,000 shares of common stock valued at $0.13 per share (based on the fair value on the date of issuance) were issued to the co-inventor of certain technology. The Company recorded an expense of $81,250 in connection with the issuance of these shares.

On March 21, 2006, 193,548 shares of common stock valued at $1.53 per share (based on the fair value on the date of issuance) were issued to a former debenture holder in connection with a dispute regarding the number of shares of common stock issued upon conversion. The Company recorded an expense of $296,129 in connection with the issuance of these shares.

During fiscal 2005, 4,625,000 restricted shares of common stock were issued to a group of individual investors in exchange for $453,250. Additionally, the Company issued 796,000 shares of common stock, valued at $58,800, to a vendor in exchange for services, which was included in selling, general and administrative expenses.

During February 2006, the Company announced a dividend of $0.02 per share of common stock for stockholders of record and qualified warrant holders as of February 24, 2006. The dividend of $8,114,378 was paid in March 2006. In March 2006, the Company announced a dividend of $0.04 per share of common stock for stockholders of record and qualified warrant holders as of March 31, 2006. The dividend of $16,583,959 was paid in April 2006.

Warrants

At May 31, 2005, we had warrants outstanding to purchase 109,122,581 shares of common stock at exercise prices ranging from approximately $0.02 to $0.065 per share expiring at various dates through 2012. During fiscal 2005, we issued warrants to purchase 29,021,363 shares of common stock at exercise prices ranging from $0.02 to $0.08 per share and issued 38,358,511 shares of common stock on the exercise of warrants at exercise prices ranging from $0.02 to $0.05 per share.

At May 31, 2006, we had warrants outstanding to purchase 53,349,220 common shares at exercise prices ranging from $0.02 to $1.00 per share, expiring at various dates through 2012. Some of those outstanding warrants were not exercisable as of May 31, 2006 as they are subject to meeting vesting criteria. During the year ended May 31, 2006, we issued warrants to purchase 12,457,049 shares of common stock, investors exercised warrants to purchase 8,728,544 shares of common stock for proceeds of $470,657 and investors exercised warrants of 44,110,139 to purchase 41,245,473 shares of common stock on a cashless basis. During the year ended May 31, 2006, we cancelled warrants to purchase 13,391,727 shares of our common stock. Included in the aforementioned warrants issued during the year ended May 31, 2006 were warrants to purchase 300,000 shares of common stock issued to a consultant. The value of these warrants of $176,866 was recorded as an expense during the year ended May 31, 2006. We re-priced other warrants to purchase approximately 35,000,000 common shares to $0.015 during the year ended May 31, 2006 (see Note 7).

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stockholders’ Equity (continued)

Effective January 11, 2006, we entered into a warrant redemption agreement with a warrant holder, whereby at our option, we agreed to redeem certain warrants representing the right to acquire an aggregate of up to 10,000,000 shares of our common stock, through April 2006. The warrants may be redeemed in quantities not to exceed 2,000,000 warrants in any one calendar month, at a price equal to the product of (a) the volume weighted average of the daily volume weighted average prices of our common stock for all trading days in the applicable calendar month, minus the exercise price of the warrant, multiplied by (b) the number of shares being redeemed from that warrant. On February 3, 2006, we agreed to redeem 2,000,000 warrants for $252,420 and payment for the redemption occurred in March 2006.

Effective February 9, 2006, we entered into “Reset Agreements” with certain warrant holders and received waivers from the warrant holders with regard to certain terms of certain warrants held by the warrant holders. Under the terms of the Reset Agreements, we and the warrant holders agreed to amend the terms of (i) each of the warrants held by the warrant holders such that the exercise price of the warrants is no longer subject to downward resets based on the trading price of our common stock, and (ii) each of the debentures held by the warrant holders such that the conversion price of the debentures is fixed at its current level. No additional expense was required for the modification of the exercise price of the warrants since the new fixed price of the warrants was equal to the original exercise price at date of issuance or was equal to the then reset price in effect for which we had previously recognized an expense for the modification (see Note 7). Under the terms of the Reset Agreements, we and the warrant holders also agreed to amend all of the agreements entered into between us and the warrant holders that limit the ability of the warrant holders to be the beneficial owner of more than 4.99% of our common stock to be amended to provide that the warrant holders may not, through the exercise of warrants, the conversion of debentures, or otherwise, be the beneficial owner of more than 9.99% of our common stock.

Under the terms of the waiver agreements, the warrant holders agreed to amend their rights under the terms of certain warrants held by each of them to receive a payment in the event of a payment of a dividend by us. Prior to entering into the waiver agreements, if at any time after the issuance date of the subject warrants, we made any distributions to holders of our common stock, the warrant holders would be entitled to receive a payment equal to the amount of such distribution which would have been payable to them had they owned the shares of common stock issuable upon exercise of the subject warrants as of the record date for the distribution. Under the terms of the waiver agreement, if the market price of our common stock on the record date for a distribution is greater than or equal to $0.15 per share, the payment to the warrant holders would be reduced to the amount which would be payable to the warrant holders had they engaged in a cashless exercise of the subject warrants as of the record date for the distribution. In consideration for entering into the agreements, we issued warrants for the right to acquire 7,000,000 shares of our common stock to one warrant holder and recognized a loss on debt extinguishment of $445,427 (see Note 10).

In connection with a previous debt agreement, we entered into an Antidilution Agreement (the “Antidilution Agreement”) with Swartz Private Equity, LLC (“Swartz”) wherein we were obligated to issue to Swartz warrants equal to 11% of the common stock issued between January 28, 2002 and March 11, 2002, 20% of the common stock issued between March 12, 2002 and April 1, 2003, and after April 1, 2003, 30% of the common stock issued to any parties other than Swartz. During the year ended May 31, 2005, we issued warrants to Swartz to purchase 7,330,548 shares of our common stock in connection with the Antidilution Agreement. There were no warrants issued during the year ended May 31, 2006 in connection with the Antidilution agreement. On October 10, 2006, we entered into an Approval Rights Agreement and Termination of Antidilution Agreement and Addendum to Warrants (the “Termination Agreement”) with Swartz to terminate the Antidilution Agreement. In consideration for entering into the Termination Agreement, we agree to obtain Swartz’s written approval at least 30 days prior to entering into (i) any acquisition of any business entity or asset of any kind where the aggregate number of shares of common stock and derivative securities (on a fully diluted basis) issued as consideration for the acquisition equals or exceeds 10% of the number of shares of our common stock outstanding at the time of the acquisition (on a fully diluted basis) or (ii) any acquisition (regardless of size) by us of any business entity or asset of any kind that is not unanimously approved by our board of directors.

At May 31, 2007, we had warrants outstanding to purchase 12,060,915 common shares at exercise prices ranging from $0.02 to $1.00 per share, expiring at various dates through 2012. Some of those outstanding warrants were not exercisable as of May 31, 2007 as they are subject to meeting vesting criteria. During the year ended May 31, 2007, investors exercised warrants to purchase 1,272,500 shares of common stock for proceeds of $172,250 and investors exercised warrants of 40,000,805 to purchase 38,681,396 shares of common stock on a cashless basis. During the year ended May 31, 2007, 15,000 warrants expired and 1,319,409 warrants were cancelled due to cashless exercises.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stockholders’ Equity (continued)

The following table presents outstanding warrants at May 31, 2007, 2006 and 2005:

	2007	2006	2005

Issued in conjunction with:
Convertible debentures	560,915	40,769,009	75,196,854
Anti-dilution agreements	-	690,211	20,813,081
Equity lines of credit	-	-	9,965,369
Waiver agreements	7,000,000	7,000,000	-
Other	4,500,000	4,890,000	3,147,277

Total warrants outstanding	12,060,915	53,349,220	109,122,581

1996 Stock Option Plan

Effective March 1996, as amended, we adopted the 1996 Stock Option Plan. Under the 1996 Stock Option Plan, which expired March 24, 2006, options to purchase up to 4,000,000 shares of our common stock may be granted to either full or part time employees, directors and our consultants at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 1996 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2006 and 2005, we granted options to purchase 50,000 and 645,000 shares of common stock, respectively, at market value, under the 1996 Stock Option Plan. As of May 31, 2007, options to purchase 100,000 shares of common stock are outstanding under the 1996 Stock Option Plan. The options outstanding continue to be governed by the terms of the 1996 Stock Option Plan.

2001 Stock Option Plan

The 2001 Stock Option Plan, which expires in February 2011, provides for the granting of options to purchase up to 3,000,000 shares of our common stock to either full or part time employees, directors and our consultants at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2001 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2007, 2006 and 2005, we granted options to purchase 230,000, 145,000 and 1,150,000 shares of our common stock, respectively, at market value, under this plan. As of May 31, 2007, options to purchase 475,000 shares of common stock are outstanding under the 2001 Stock Option Plan.

2003 Stock Option Plan

The 2003 Stock Option Plan, which expires in 2013, provides for the granting of options to acquire up to 6,000,000 shares of our common stock to either full or part time employees, directors and our consultants at a price not less than the fair market value on the date of grant for incentive stock options or not less than 85% of the fair market value on the date of grant for non-qualified stock options. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2003 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2006 and 2005, we granted options to purchase 1,550,000 and 1,695,000 shares of our common stock, respectively, at market value, under this plan. There were no grants made under the 2003 Stock Option Plan during the fiscal year ended May 31, 2007. As of May 31, 2007, options to purchase 2,050,000 shares of common stock are outstanding under the 2003 Stock Option Plan.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stockholders’ Equity (continued)

2006 Stock Option Plan

The 2006 Stock Option Plan, which expires in 2016, provides for the granting of options to acquire up to 5,000,000 shares, with a limit of 3,000,000 Incentive Stock Option (ISO) shares of our common stock to either full or part time employees, directors and our consultants at a price not less than the fair market value on the date of grant. In the case of a significant stockholder, the option price of the share is not less than 110 percent of the fair market value of the shares on the date of grant. Any option granted under the 2006 Stock Option Plan must be exercised within ten years of the date they are granted (five years in the case of a significant stockholder). During the fiscal years ended May 31, 2007 and 2006, we granted options to purchase 1,070,000 and 2,050,000 shares of our common stock, respectively, under this plan, 70,000 and 192,857 shares, respectively, of which were ISOs. In connection with May 31, 2006 option grants, we recognized compensation expense of $120,000 related to options granted below the fair market value of our common stock at the date of grant. As of May 31, 2007, options to purchase 3,120,000 shares of common stock are outstanding under the 2006 Stock Option Plan.

On June 5, 2006, we issued options to acquire 1,500,000 shares of our common stock at a per share price of $0.165 to an officer outside of the above referenced plans.

A summary of the status of our stock option plans and warrants as of May 31, 2007, 2006 and 2005 and changes during the years ended on those dates is presented below:

	Options		Warrants
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, June 1, 2004	7,003,000	$0.21	121,349,420	$0.05
Granted	3,490,000	0.08	29,021,363	0.04
Cancelled	(2,675,000)	0.31	(2,889,691)	0.07
Exercised	(670,000)	0.05	(38,358,511)	0.03

Outstanding, May 31, 2005	7,148,000	0.13	109,122,581	0.04
Granted	3,795,000	0.46	12,457,049	0.09
Cancelled	(1,387,000)	0.30	(13,391,727)	0.05
Repurchased	-	-	(2,000,000)	0.02
Exercised	(4,096,000)	0.09	(52,838,683)	0.03

Outstanding, May 31, 2006	5,460,000	0.34	53,349,220	0.05
Granted	2,800,000	0.39	-	-
Cancelled	(500,000)	0.09	(1,334,409)	0.03
Exercised	(515,000)	0.08	(39,953,896)	0.03

Outstanding, May 31, 2007	7,245,000	$0.40	12,060,915	$0.10

Exercisable, May 31, 2005	5,748,000	$0.14	108,622,581	$0.04

Exercisable, May 31, 2006	5,115,000	$0.35	52,849,220	$0.05

Exercisable, May 31, 2007	7,245,000	$0.40	11,685,915	$0.10

Weighted average fair value of options and warrants granted during the year ended May 31, 2005		$0.04		$0.05

Weighted average fair value of options and warrants granted during the year ended May 31, 2006		$0.49		$0.19

Weighted average fair value of options and warrants granted during the year ended May 31, 2007		$0.91		$-

Included in the above table are certain warrants for which vesting is contingent based on various future performance measures.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Stockholders’ Equity (continued)

The following table summarizes information about stock options and warrants outstanding at May 31, 2007:

		Outstanding			Exercisable
	Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

Options	$0.05-0.08	325,000	1.66	$0.06	325,000	$0.06
	0.10-0.17	3,525,000	1.84	0.16	3,525,000	0.16
	0.60-0.90	3,395,000	4.24	0.68	3,395,000	0.68
	$0.05-0.90	7,245,000	2.95	$0.40	7,245,000	$0.40

Warrants	$0.04-0.08	8,260,915	3.33	$0.07	7,885,915	$0.07
	0.12-1.00	3,800,000	4.94	0.16	3,800,000	0.16
	$0.04-1.00	12,060,915	3.84	$0.10	11,685,915	$0.10

12.           Income Taxes

The provision for income taxes is as follows for the years ended May 31:

	2007	2006	2005
Current:
Federal	$-	$-	$-
State	972,064	-	-
Total current	972,064	-	-

Deferred:
Federal	7,767,761	-	-
State	2,015,208	-	-
Total deferred	9,782,969	-	-
Total provision	$10,755,033	$-	$-

No provision for income taxes was recorded for the years ended May 31, 2006 and 2005 due to the significant net operating loss carryforwards.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended May 31:

	2007	2006	2005

Statutory federal income tax rate	34.0%	34.0%	(34.0)%
State income tax rate, net of Federal effect	5.7%	-%	-%
Other	0.3%	-%	-%
(Decrease) Increase in valuation allowance	(8.7)%	(34.0)%	34.0%

Effective income tax rate	31.0%	-%	-%

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Income Taxes (continued)

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of asset and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of our deferred tax assets are as follows as of May 31:

	2007	2006 (1)	2005 (1)
Current deferred tax assets (liabilities):
Net operating loss carryforwards	$1,894,097	$12,628,402	$13,488,125
Accruals and state taxes	376,257	214,239	278,702
Basis difference in fixed assets	-	14,881	25,595
Basis difference in intangibles	-	1,296,189	1,652,225
Investment in affiliated company	-	(11,497,984)	-
Inventory and other reserves	-	-	41,446
Credits	242,411	289,318	329,583
Less: valuation allowance	(72,790)	(2,945,045)	(15,815,676)
Total net deferred tax asset	2,439,975	-	-

Long-term deferred tax assets (liabilities):
Investment in affiliated company	(14,128,084)	-	-
Basis difference in fixed assets	(2,870)	-	-
Basis difference in intangibles	1,072,117	-	-
Stock based compensation expense	835,893	-	-
Total net long-term deferred tax liability	(12,222,944)	-	-
Net deferred tax liability	$(9,782,969)	$-	$-

(1) Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

During fiscal year 2007, the valuation allowance relating to our deferred tax assets was released as we determined that we would utilize our net operating loss carryforwards and other deferred tax assets. For federal and state tax purposes, SSDI is not consolidated with our corporate income tax filings. SSDI is consolidated however, in the components of our net deferred tax assets and liabilities as indicated above. The $72,790 valuation allowance above relates entirely to SSDI as management has not determined that it is more likely than not that the deferred tax asset relating to net operating loss carryforwards will be realized.

At May 31, 2006 and 2005, valuation allowances equal to the net deferred tax asset recognized have been recorded as management has not determined that it is more likely than not that the deferred tax asset will be realized. The valuation allowance decreased by $2,872,255 and $12,870,631 during the years ended May 31, 2007 and 2006 respectively.

At May 31, 2007, we have federal net operating loss carryforwards of approximately $5,339,000 that expire during the years 2008 through 2024. All losses are subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended. As such, certain federal net operating loss carryforwards may expire unused and per year availability may be subject to change of ownership limitations under Internal Revenue Code Section 382.

At May 31, 2007, we have federal general business credit carryforwards of $242,411. The general business credit carryforwards expire during the year 2011 through 2024.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

13.           Commitments and Contingencies

Litigation

Lowell Giffhorn Arbitration

On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of the Company, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys fees). The Company denies the allegations and believes the claims to be frivolous and totally devoid of merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn's claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with TPL (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted TPL the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc. (“Fujitsu”); Matsushita Electric Corporation of America; NEC Solutions (America) Inc. (“NEC”); Sony Electronics Inc. (“Sony”); and Toshiba America Inc., and certain related entities of these defendants which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture, filed patent infringement actions against certain of the foregoing defendants (except Sony) and their related entities in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Patriot was subsequently joined as a party to the litigation. Litigation is not currently pending with regard to Fujitsu or NEC and certain of NEC’s subsidiaries as listed below.

On August 25 2006, ARM Ltd. and ARM, Inc. intervened as defendants, seeking a declaration of non-infringement of our ‘584 patent with respect to ARM processor cores contained within some alleged infringing chips of other defendants.

In February 2006, a license agreement was entered into with Fujitsu regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed.

In February 2007, a license agreement was entered into with: NEC Corporation, NEC Corporation of America, Inc., NEC Display Solutions of America, Inc. and NEC Unified Solutions, Inc. In connection with that transaction, the above named defendants, excluding NEC Electronics America, Inc., were dismissed from the lawsuit.

A Claims Construction Hearing was held May 3, 2007 in The United States District Court for the Eastern District of Texas. On June 15, 2007 the court handed down claims construction of the patents-in-suit, the ‘336, ‘148 and ‘584 patents. Based on the claims construction ruling, TPL/Patriot are vigorously proceeding with discovery in respect to the ‘336 and ‘148 patents. However, based on the claims construction ruling as to the ‘584 patent claims of “instruction groups”, TPL/Patriot announced on August 8, 2007, a Stipulation with ARM intended to expedite an appeal of that claims construction. The Stipulation is a declaration of non-infringement by the accused ARM products with respect to the ‘584 patent. This is intended to bolster TPL/Patriot’s efforts in the long run to enforce rights under the ‘584 patent. A mediation is scheduled September 25 - 27, 2007. Trial is scheduled to begin January 7, 2008.

401(k) Plan

We have a retirement plan that complies with Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. We match 50% of each participant’s voluntary contributions, subject to a maximum contribution of 6% of the participant’s compensation. Participants vest 33% per year over a three year period in our contributions. Our matching contributions during the fiscal years ended May 31, 2007 and 2006 were $11,397 and $1,833, respectively.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

Commitments and Contingencies (continued)

Employment Contract

During the quarter ended August 31, 2005, we terminated two of our officers, each of whom had an employment contract with us. One of the officers agreed to accept as severance approximately $150,000 and to have the maturity date of options held by him extended for one year. Further, we agreed to accelerate the vesting of all outstanding options held by the officer and to extend their term to June 2006. We recorded an expense of approximately $125,000 related to this option modification in the year ended May 31, 2006.

We have not reached an agreement with the other officer; however, we accrued approximately $50,000 during the year ended May 31, 2006 for amounts which we believe may be due to this individual. The former officer has filed a complaint against us seeking arbitration and claiming he is owed approximately $4,500,000. We believe the claim is without merit and we intend to vigorously defend ourselves.

Guarantees and Indemnities

We have made certain guarantees and indemnities, under which we may be required to make payments to a guaranteed or indemnified party. We indemnify our directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware and California for SSDI. In connection with our facility leases, we have indemnified our lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these guarantees and indemnities in the accompanying consolidated balance sheets.

Operating Leases

We had a non-cancelable operating lease for our office and manufacturing facilities located in San Diego, California which expired in July 2006. In February 2006 we moved our operations to our Carlsbad, California facility. Due to the move, we accrued our remaining contractual lease obligation related to the San Diego facilities. Rent expense for fiscal 2007, 2006 and 2005 was $620, $103,245 and $180,527, respectively.

We have a non-cancelable operating lease agreement for our Carlsbad, California office facility. Future minimum lease payments required under the operating lease are $96,201 and $73,710 in fiscal years ended 2008 and 2009, respectively. Rent expense for the fiscal years ended May 31, 2007 and 2006 was $92,928 and $30,976, respectively.

SSDI subleases their Carlsbad, California office facility which expires in December 2007. Future minimum lease payments required under the operating lease are $52,983 in the fiscal year ended 2008. Rent expense for the fiscal year ended May 31, 2007 was $15,138.

SSDI also leases office space in Annapolis, Maryland on a month to month basis at $750 per month expiring February 2008. The lease may be terminated by either party with 30 days notice.

Earn-Out Agreement

SSDI entered into an earn-out agreement with a former debt holder of Holocom Networks upon our contribution of the foreclosure sale collateral of Holocom Networks to SSDI. The agreement required the former debt holder to release all of his rights to any Holocom collateral in exchange for receiving 3% of the net sales (defined as cash revenues actually received less credits or discounts and other claims of customers) of SSDI’s protected distribution system products for a period of 48 months from the foreclosure sale date of February 2, 2007. The earn-out is to be paid each calendar quarter.

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

14.           Segment Information

SSDI began operations in February, 2007 and we consolidated SSDI in our financial statements in March 2007. SSDI is an operating segment under Financial Accounting Standards Board Statement No. 131, Disclosures About Segments of an Enterprise, as revenue is 10% or more of the total revenue of all operating segments.

SSDI is engaged in the business of developing and manufacturing network-security hardware to government, military, and other high-security facilities. There is no inter-segment revenue and the accounting policies for segment reporting are the same as for us as a whole.

The “all other” category includes the results for Patriot Scientific Corporation.

Operating segment net revenue, operating income (loss) and income (loss) before taxes for each of the years ended May 31 were as follows:

	2007	2006	2005
Net revenue:
SSDI	$558,484	$-	$-
All other	80,300	10,309,709	2,982,586
Total net revenue	$638,784	$10,309,709	$2,982,586

Operating income (loss):
SSDI	$(176,432)	$-	$-
All other	(14,587,407)	3,911,640	87,421
Total operating income (loss)	$(14,763,839)	$3,911,640	$87,421

Income (loss) before taxes:
SSDI	$(169,913)	$-	$-
All other	34,616,133	28,672,688	(10,518,704)
Total income (loss) before taxes	$34,446,220	$28,672,688	$(10,518,704)

All sales were to unaffiliated customers within the United States. During the year ended May 31, 2007, one customer accounted for 85% of SSDI’s product sales and this same customer accounted for 81% of SSDI’s accounts receivable at May 31, 2007.

Operating segment depreciation and amortization and total assets for each of the years ended May 31 were as follows:

	2007	2006	2005
Depreciation and amortization:
SSDI	$22,740	$-	$-
All other	42,121	59,415	94,353
Total depreciation and amortization	$64,861	$59,415	$94,353

	2007	2006	2005
Total assets:
SSDI	$642,871	$-	$-
All other	33,771,758	12,071,667	3,724,034
Total assets	$34,414,629	$12,071,667	$3,724,034

Patriot Scientific Corporation
Notes to Consolidated Financial Statements (Continued)

15.           Subsequent Events

During the period June 1, 2007 through August 9, 2007, Phoenix Digital entered into license agreements with third parties, pursuant to which it received aggregate proceeds totaling $500,000.

During the period June 1, 2007 through August 1, 2007, we purchased 4,961,640 shares of our common stock at an aggregate cost of $2,725,793 pursuant to our stock buyback program.

On June 5, 2007, our outgoing chief executive officer retired. As a result, we recorded a severance charge of $100,000 based on terms of his employment agreement which provided for salary continuation.

On June 5, 2007, we granted stock options, from our 2003 Stock Option Plan to our newly-appointed chief executive officer in accordance with his employment contract as follows: 1,500,000 non-qualified stock options, 200,000 of which immediately vest, the remainder are subject to vesting provisions within the option and 400,000 incentive stock options, 200,000 of which immediately vest, the remainder are subject to vesting provisions within the option.

On July 5, 2007, we received proceeds of $6,250 from the issuance of 125,000 shares of common stock in connection with the exercise of warrants.

On July 19, 2007, we entered into a warrant redemption agreement with a warrant holder, whereby at our option, we agree to redeem certain warrants representing the right to acquire an aggregate of up to 7,000,000 shares of our common stock, through October 2007. The warrants may be redeemed in quantities not to exceed 2,000,000 warrants in the first two calendar months and 3,000,000 in the last calendar month, at a price equal to the product of (a) the volume weighted average of the daily volume weighted average prices of our common stock for all trading days in the applicable calendar month, minus the exercise price of the warrant, multiplied by (b) the number of shares being redeemed from that warrant. The warrant holder is prohibited from exercising any of the warrants as long as we are in compliance with the agreement. Additionally, the warrant holder is prohibited from purchasing any shares of our common stock on the open market during any “pricing month” defined in the agreement as the calendar month immediately preceding the calendar month in which we deliver the redemption notice to the warrant holder. On August 1, 2007, we agreed to redeem 2,000,000 warrants for $921,855 and payment for the redemption occurred in August 2007.

On August 6, 2007, our former chief executive officer exercised 1,000,000 of the 1,500,000 options granted to him in June 2006. The options were exercised utilizing a full payment in shares method within the grant and in accordance with the provisions of the payment in shares method, the officer received 656,250 new shares of stock.

On August 7, 2007 we received proceeds of $1,750 from a director who exercised 25,000 stock options.

Phoenix Digital Solutions, LLC

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-34
Financial Statements:
Balance Sheets	F-35
Statements of Income	F-36
Statements of Members’ Equity	F-37
Statements of Cash Flows	F-38
Notes to Financial Statements	F-39 – F-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Phoenix Digital Solutions, LLC

We have audited the accompanying balance sheets of Phoenix Digital Solutions, LLC (the "Company") as of May 31, 2007 and 2006, and the related statements of income, members' equity and cash flows for each of the years in the two year period ended May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Phoenix Digital Solutions, LLC as of May 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two year period ended May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

/s/ KMJ Corbin & Company LLP
Irvine, California
August 14, 2007

Phoenix Digital Solutions, LLC
Balance Sheets

May 31,	2007	2006

ASSETS

Current assets:
Cash	$6,989,847	$7,765,708
Prepaid expenses	175,000	15,000
Total current assets	$7,164,847	$7,780,708

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$1,225,118	$148,762
Accrued expenses	160,000	-
Income tax payable	11,790	-

Total current liabilities	1,396,908	148,762

Commitments and Contingencies (Note 4)

Members’ equity	5,767,939	7,631,946

Total liabilities and members’ equity	$7,164,847	$7,780,708

See accompanying notes to financial statements.

Phoenix Digital Solutions, LLC
Statements of Income

Years Ended May 31,	2007	2006

License revenues	$110,878,985	$60,000,000

Operating expenses:
General and administrative	12,189,575	4,486,955
Operating income	98,689,410	55,513,045

Other income:
Interest income	421,407	183,682

Income before income taxes	99,110,817	55,696,727

Provision for income taxes	11,790	-

Net income	$99,099,027	$55,696,727

See accompanying notes to financial statements.

Phoenix Digital Solutions, LLC
Statements of Members’ Equity

Balance May 31, 2005	$-
Contributions	4,000,000
Net income	55,696,727
Distributions	(52,064,781)
Balance May 31, 2006	7,631,946
Contributions	-
Net income	99,099,027
Distributions	(100,963,034)
Balance May 31, 2007	$5,767,939

See accompanying notes to financial statements.

Phoenix Digital Solutions, LLC
Statements of Cash Flows

Years Ended May 31,	2007	2006

Operating activities:
Net income	$99,099,027	$55,696,727
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(160,000)	(15,000)
Accounts payable and accrued expenses	1,236,356	148,762
Income tax payable	11,790	-
Net cash provided by operating activities	100,187,173	55,830,489

Financing activities:
Contributions from members	-	4,000,000
Distributions to members	(100,963,034)	(52,064,781)
Net cash used in financing activities	(100,963,034)	(48,064,781)

Net increase (decrease) in cash	(775,861)	7,765,708
Cash, beginning of year	7,765,708	-
Cash, end of year	$6,989,847	$7,765,708

Supplemental Disclosure of Cash Flow Information
Cash payments for income taxes	$13,390	$12,590

See accompanying notes to financial statements.

Phoenix Digital Solutions, LLC
Notes to Financial Statements

1.           Organization and Business

Phoenix Digital Solutions, LLC (the “Company”), is a Delaware limited liability company organized on June 7, 2005. Through a commercialization agreement dated June 7, 2005, the Company holds the rights to certain patents of its members. The Company receives license fees from license agreements entered into between licensees and a member of the Company, and distributes license fee proceeds to its members.

2.           Summary of Significant Accounting Policies

Limited Liability Company Operating Agreement
As a limited liability company, each member’s liability is limited to the capital invested. Allocation of profits, losses and distributions is in accordance with the terms as defined in the operating agreement.

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable by the Company. The Company’s net income or loss is allocated among the members in accordance with the operating agreement of the Company and members are taxed individually on their share of the Company’s earnings. The State of California assesses a limited liability company a fee based on the Company’s income in addition to a flat limited liability company tax, accordingly the financial statements reflect a provision for the California taxes.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue upon receipt of the license proceeds from the licensee at which time all obligations of the Company have been performed under the license agreements.

Financial Instruments and Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash.

The Company’s balance of cash maintained with its bank exceeds the Federal Deposit Insurance Corporation’s insured limit of $100,000. The Company limits its exposure of loss by maintaining its cash with financially stable financial institutions.

Phoenix Digital Solutions, LLC
Notes to Financial Statements (Continued)

3.           Formation and Commercialization Agreement

The Company has two members: Technology Properties Limited Inc., (“TPL”), and Patriot Scientific Corporation (“PTSC”). Each member owns 50% of the membership interests of the Company. Each member has the right to appoint one member of the three member management committee. The two appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, the members agreed to establish a working capital fund for the Company of $4,000,000, of which each member contributed $2,000,000. The working capital fund increases to a maximum of $8,000,000 as license revenues are achieved. The members are obligated to fund future working capital requirements at the discretion of the management committee of the Company in order to maintain working capital of not more than $8,000,000. Neither member is required to contribute more than $2,000,000 in any fiscal year. Distributable cash and allocation of profits and losses will be allocated to the members in the priority defined in the LLC Agreement.

On June 7, 2005, the Company entered into a Commercialization Agreement with TPL and PTSC. This Commercialization Agreement allows TPL to commercialize the patent portfolio by entering into settlement and/or license agreements, suing in the name of TPL, PTSC, the Company and Charles Moore, and manage the use of the patent portfolio by third parties.

Under terms of the Commercialization Agreement, the Company is required to pay a quarterly amount ranging between $500,000 and $1,000,000 (based upon a percentage of the working capital fund balance) to TPL for TPL’s supporting efforts to secure licensing agreements for the Company. During the years ended May 31, 2007 and 2006, the Company paid $3,871,602 and $2,500,000, respectively, to TPL pursuant to the agreement. The Company is also required to reimburse TPL for payment of all legal and third-party expert fess and other related third party costs and expenses. During the years ended May 31, 2007 and 2006, the Company paid $5,914,000 and $1,021,357, respectively, to TPL pursuant to the agreement.

4.           Commitments and Contingencies

Guarantees and Indemnities

Under the LLC Operating Agreement, the Company indemnifies its members, managers, officers and employees from any damages and liabilities by reason of their management or involvement in the affairs of the Company as long as the indemnitee acted in good faith and in the best interests of the Company.

Under the Commercialization Agreement, the Company and PTSC hold harmless TPL and its representatives with respect to all claims of any nature by or on behalf of the Company and PTSC related to the preparation, execution and delivery of the Commercialization Agreement.

The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make any payments for these obligations and no liabilities have been recorded for these guarantees and indemnities in the accompanying balance sheets.

Patriot Scientific Corporation
Condensed Consolidated Balance Sheets

	AUGUST 31, 2007	MAY 31, 2007
ASSETS	(UNAUDITED)

Current assets:
Cash and cash equivalents	$15,581,878	$21,605,428
Restricted cash and cash equivalents	102,613	102,346
Marketable securities and short term investments	4,696,302	4,349,314
Accounts receivable	81,520	352,390
Receivable from affiliated company	396,098	-
Note receivable	50,000	-
Inventory	183,765	46,361
Prepaid income taxes	-	2,070,981
Deferred tax assets	926,553	2,439,975
Prepaid expenses and other current assets	300,272	431,840

Total current assets	22,319,001	31,398,635

Property and equipment, net	84,823	85,518

Other assets, net	8,190	8,190

Investment in affiliated company	1,683,427	2,883,969

Patents and trademarks, net of accumulated amortization of $610,451 and $607,657	35,523	38,317
	$24,130,964	$34,414,629

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$515,875	$934,298
Accrued expenses and other	357,349	1,086,496
Income taxes payable	7,677,916	-

Total current liabilities	8,551,140	2,020,794

Deferred tax liabilities	753,701	12,222,944
Total liabilities	9,304,841	14,243,738

Commitments and contingencies

Minority Interest	-	-

Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized: none outstanding	-	-
Common stock, $0.00001 par value: 500,000,000 shares authorized: 407,801,507 shares issued and 389,372,340 shares outstanding at August 31, 2007 and 406,668,661 shares issued and 393,201,134 shares outstanding at May 31, 2007	4,078	4,066
Additional paid-in capital	71,493,980	72,150,581
Accumulated deficit	(45,114,064)	(43,151,678)
Common stock held in treasury, at cost – 18,429,167 shares and 13,467,527 shares at August 31, 2007 and May 31, 2007, respectively	(11,557,871)	(8,832,078)
Total stockholders’ equity	14,826,123	20,170,891
	$24,130,964	$34,414,629

See accompanying notes to unaudited condensed consolidated financial statements.

Patriot Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended
	AUGUST 31, 2007	AUGUST 31, 2006
Revenues
Product sales and other	$521,369	$26,375

Cost of sales	151,535	-

Gross profit	369,834	26,375

Operating expenses:
Selling, general and administrative	1,958,190	2,732,524
Settlement and license expense	30,000	-
Total operating expenses	1,988,190	2,732,524
Operating loss	(1,618,356)	(2,706,149)
Other income (expense):
Interest and other income	474,525	126,767
Loss on sale of assets	(345)	(543)
Interest expense	(237)	-
Gain on sale of subsidiary interest	150,000	-
Equity in earnings (loss) of affiliated company	(1,200,542)	12,070,198
Total other income (expense), net	(576,599)	12,196,422

Income (loss) before income taxes	(2,194,955)	9,490,273

Provision (benefit) for income taxes	(232,569)	3,500,000

Minority interest	-	-

Net income (loss)	$(1,962,386)	$5,990,273

Basic income (loss) per common share	$(0.01)	$0.02

Diluted income (loss) per common share	$(0.01)	$0.01

Weighted average number of common shares outstanding - basic	390,455,132	368,837,051

Weighted average number of common shares outstanding - diluted	390,455,132	420,646,769

See accompanying notes to unaudited condensed consolidated financial statements.

Patriot Scientific Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended
	August 31, 2007	August 31, 2006

Operating activities:
Net income (loss)	$(1,962,386)	$5,990,273
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization and depreciation	11,322	10,635
Expense related to extension of expiration date of stock options	-	324
Non cash compensation relating to issuance of stock options and vesting of warrants	282,913	1,584,451
Accrued interest income added to investments	(267)	(634)
Equity in (earnings) loss of affiliated company	1,200,542	(12,070,198)
Loss on sale of assets	345	543
Deferred income taxes	(9,955,821)	-
Gain on VIE sale of portion of subsidiary interest	(150,000)	-
Reversal of tax effect of exercise of options	(25,645)	-
Changes in operating assets and liabilities:
Accounts receivable	(125,228)	(4,200)
Inventory	(137,404)	-
Prepaid and other assets	131,568	63,668
Prepaid income taxes	2,070,981	-
Accounts payable and accrued expenses	(1,147,570)	(321,297)
Accrued contested fee payable	-	(340,000)
Income taxes payable	7,677,916	3,457,600
Net cash used in operating activities	(2,128,734)	(1,628,835)

Investing activities:
Proceeds from sales of short-term investments	2,725,793	1,839,085
Purchases of short-term investments	(3,072,781)	(4,314,223)
Purchases of property and equipment	(8,178)	(5,667)
Proceeds from VIE sale of portion of subsidiary interest	100,000	-
Distributions from affiliated company	-	11,578,672
Net cash provided by (used in) investing activities	(255,166)	9,097,867

Financing activities:
Proceeds from exercise of common stock warrants and options	8,000	65,500
Repurchase of warrants	(921,857)	-
Repurchase of common stock for treasury	(2,725,793)	(1,839,085)
Net cash used in financing activities	(3,639,650)	(1,773,585)

Net increase (decrease) in cash and cash equivalents	(6,023,550)	5,695,447
Cash and cash equivalents, beginning of period	21,605,428	3,984,240
Cash and cash equivalents, end of period	$15,581,878	$9,679,687

Supplemental Disclosure of Cash Flow Information:

Cash payments for interest	$237	$-
Cash payments for income taxes	$-	$42,400

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cashless exercise of warrants	$-	$30
Cashless exercise of stock options	$10	$-
Note receivable issued in connection with VIE sale of portion of subsidiary interest	$50,000	$-

See accompanying notes to unaudited condensed consolidated financial statements.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements

1.           Basis of Presentation and Summary of Significant Accounting Policies

The unaudited condensed consolidated financial statements of Patriot Scientific Corporation (the “Company”, “we”, “us” or “our”) presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in Form 10-K for our fiscal year ended May 31, 2007.

In the opinion of management, the interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair presentation of the results for the interim periods presented.  Operating results for the three month period ended August 31, 2007 are not necessarily indicative of the results that may be expected for the year ending May 31, 2008.

Basis of Consolidation
The condensed consolidated statement of operations for the three months ended August 31, 2006 includes our accounts and those of our majority owned subsidiaries, Metacomp, Inc. and Plasma Scientific Corporation. The condensed consolidated balance sheet at May 31, 2007 and the condensed consolidated financial statements as of and for the three months ended August 31, 2007 include our accounts, those of our majority owned subsidiaries that are not considered variable interest entities (“VIE”s) and all VIEs for which we are the primary beneficiary. All significant intercompany accounts and transactions have been eliminated.

Consolidation of Affiliate
In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (“FIN 46”). In December 2003, the FASB modified FIN 46. FIN 46 provides a new framework for identifying VIEs and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements.

A VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns (if no party absorbs a majority of the VIE’s losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

FIN 46 was effective immediately for VIEs created after January 31, 2003. The provisions of FIN 46, as revised, were adopted as of December 31, 2003, for our interests in all VIEs. During the quarter ended May 31, 2007, we consolidated Scripps Secured Data, Inc. (“SSDI”) as SSDI was deemed a VIE and we determined that we were the primary beneficiary of SSDI.

Investment in Affiliated Company
We have a 50% interest in Phoenix Digital Solutions, LLC (see Note 4). This investment is accounted for using the equity method of accounting since the investment provides us the ability to exercise significant influence, but not control, over the investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s board of directors, are considered in determining whether the equity method of accounting is appropriate. Under the equity method of accounting, the investment, originally recorded at cost, is adjusted to recognize our share of net earnings or losses of the investee and is recognized in the consolidated statements of operations in the caption “Equity in earnings (loss) of affiliated company”.

We review our investment in affiliated company to determine whether events or changes in circumstances indicate that its carrying amount may not be recoverable. The primary factors we consider in our determination are the financial condition, operating performance and near term prospects of the investee. If the decline in value is deemed to be other than temporary, we would recognize an impairment loss.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Revenue Recognition
We recognize revenue from the sale of our product upon shipment to the customer, at which time title transfers and we have no further obligations. Fees for maintenance or support are recorded on a straight-line basis over the underlying period of performance. Revenue from technology license agreements is recognized at the time we enter into a contract and provide the customer with the licensed technology. At this point, we have performed all of our obligations under contract, the rights to our technology have been transferred and no significant performance obligations remain.

SSDI recognizes revenue upon shipment of its product and recognizes revenue on its short-term installation contracts as time and materials costs are incurred.

SSDI maintains an agreement with a distributor which accounts for the majority of SSDI’s product sales. This agreement provides for a limited product warranty for a period of one year from the date of sale to the end user. The warranty does not cover damage to the product after it has been delivered to the distributor. SSDI’s agreement with the distributor also allows the distributor the right to stock rotation whereby the distributor, on a six month basis, may return product for replacement products of the distributor’s choosing provided that the aggregate price of the replacement products is equal to the price of the original products returned. Such stock rotations shall not exceed 10% of the distributor’s purchases from SSDI in the prior twelve month period for any year and any single rotation shall not exceed 6% of the total rotational allowance for that year. The first stock rotation shall not occur before February 2008.

Shipping and Handling
Emerging Issues Task Force (“EITF”) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, requires shipping and handling fees billed to customers to be classified as revenue and shipping and handling costs to be classified as either cost of sales or disclosed in the notes to the financial statements. SSDI includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound freight are included in cost of sales.

Net Income (Loss) Per Share
We apply Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share, for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.  At August 31, 2007, all potential common shares related to our outstanding warrants and options totaling 9,820,871 shares were not included in the calculation of diluted loss per share as they had an anti-dilutive effect. At August 31, 2006, potential common shares of 135,000 related to our outstanding warrants and options were not included in the calculation of diluted loss per share as they had an anti-dilutive effect.

	Three Months Ended August 31, 2007
	Numerator (Loss)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net loss	$(1,962,386)	390,455,132	$(0.01)
Diluted EPS:
Effect of dilutive securities:
Options andwarrants	-	-
Loss available to common shareholders	$(1,962,386)	390,455,132	$(0.01)

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Net Income (Loss) Per Share (continued)
	Three Months Ended August 31, 2006
	Numerator (Income)	Denominator (Shares)	Per Share Amount
Basic EPS:
Net income	$5,990,273	368,837,051	$0.02
Diluted EPS:
Effect of dilutive securities:
Options andwarrants	-	51,809,718
Income available to common shareholders	$5,990,273	420,646,769	$0.01

Minority Interest
Minority interest in our consolidated financial statements results from the accounting for the acquisition of a noncontrolling interest in SSDI. Noncontrolling interest represents a partially owned subsidiary’s income, losses, and components of other comprehensive income which should be attributed to the controlling and noncontrolling interests or other parties with a right or obligation that affects the attribution of comprehensive income or loss, on the basis of their contractual rights or obligations, if any, otherwise, on the basis of ownership interests.

The noncontrolling interest in SSDI, which we are required to consolidate as we are the primary beneficiary, has been reduced to zero due to the initial allocation of losses prior to the period in which we were required to consolidate. If a noncontrolling interest has been reduced to zero, the primary beneficiary must absorb any losses that are in excess of the value of the noncontrolling interest’s equity. For the period in which we are required to consolidate, March 27, 2007 through August 31, 2007 we absorbed $165,164 of SSDI’s losses as we are the primary beneficiary. The noncontrolling interest in any future profits will not be presented until all prior losses have been recovered.

Stock-Based Compensation

On June 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on accounting for transactions where an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, including stock options, based on the grant-date fair value of the award and to recognize it as compensation expense over the period the employee is required to provide service in exchange for the award, usually the vesting period. Stock-based awards to non-employees are accounted for using the fair value method in accordance with SFAS No. 123, Accounting for Stock Based Compensation.

In November 2005, FASB issued FASB Staff Position No. FAS 123R-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“FAS 123R-3”).  We have elected to adopt the alternative transition method provided in FAS 123R-3.  The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS No. 123(R).

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our condensed consolidated statement of operations for the three months ended August 31, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of May 31, 2006 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to May 31, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Stock-based compensation expense recognized in our condensed consolidated statement of operations for the three months ended August 31, 2007 included compensation expense for share-based payment awards granted subsequent to May 31, 2007 based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). As stock-based compensation expense recognized in the condensed consolidated statements of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated average forfeiture rate for the three months ended August 31, 2007 and 2006, of approximately 5% was based on historical forfeiture experience and estimated future employee forfeitures. The estimated pricing term of option grants for the three months ended August 31, 2007 and 2006 was five years.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Stock-Based Compensation (continued)

Summary of Assumptions and Activity

The fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model, even though this model was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which differ significantly from our stock options. The Black-Scholes model also requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior. The risk-free rate selected to value any particular grant is based on the U.S. Treasury rate that corresponds to the pricing term of the grant effective as of the date of the grant. The expected volatility for the three months ended August 31, 2007 and 2006 is based on the historical volatilities of our common stock.  These factors could change in the future, affecting the determination of stock-based compensation expense in future periods.

	Three Months Ended		Three Months Ended
	August 31, 2007 (Unaudited)		August 31, 2006 (Unaudited)

Expected term	5	years	5	years
Expected volatility	127 - 128%		156%
Risk-free interest rate	4.26 – 4.96%		5.00%
Expected dividends	2.82%		-

A summary of option activity as of August 31, 2007 and changes during the three months then ended, is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Options outstanding at June 1, 2007	7,245,000	$0.40
Options granted	2,225,000	$0.48
Options exercised	(1,007,846)	$0.16
Options forfeited	(1,017,154)	$0.16
Options outstanding at August 31, 2007	7,445,000	$0.49	3.88	$619,300
Options vested and expected to vest at August 31, 2007	7,370,000	$0.49	3.88	$619,300
Options exercisable at August 31, 2007	5,945,000	$0.49	3.66	$619,300

The weighted average grant date fair value of options granted during the three months ended August 31, 2007 and 2006 was $0.36 and $1.02 per option, respectively. The total intrinsic value of options exercised during the three months ended August 31, 2007 and 2006 was $478,750 and $40,500, respectively, based on the differences in market prices on the dates of exercise and the option exercise prices.

The aggregate intrinsic value represents the differences in market price at the close of the quarter ($0.47 per share on August 31, 2007) and the exercise price of outstanding, in the money options (those options with exercise prices below $0.47) on August 31, 2007.

As of August 31, 2007, there was approximately $488,415 of total unrecognized compensation cost related to employee stock option compensation arrangements.  That cost is expected to be recognized on a straight-line basis over the next 57 months.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Stock-Based Compensation, (continued)

The following table summarizes employee stock-based compensation expense related to stock options under SFAS No. 123(R) for the three months ended August 31, 2007 and 2006, which was recorded as follows:

	Three Months Ended	Three Months Ended
	August 31, 2007	August 31, 2006
Selling, general and administrative expense	$282,913	$1,575,000

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining criteria that an individual tax position must meet for any part of the benefit of that position to be recognized in a company’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 on June 1, 2007 and did not record any cumulative effect adjustment to retained earnings as a result of adopting FIN 48.  Interest and penalties, if any, related to unrecognized tax benefits are recorded in income tax expense.  As of June 1, 2007, we are subject to U.S. Federal income tax examinations for the tax years May 31, 1991 through May 31, 2007, and we are subject to state and local income tax examinations for the tax years May 31, 1999 through May 31, 2007 due to the carryover of net operating losses from previous years.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principals and expands disclosures about fair value measurements.  The statement does not require new fair value measurements, but is applied to the extent that other accounting pronouncements require or permit fair value measurements.  The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability.  Companies that have assets and liabilities measured at fair value will be required to disclose information that enables the users of its financial statements to access the inputs used to develop those measurements.  The reporting entity is encouraged, but not required, to combine the fair value information disclosed under this statement with the fair value information disclosed under other accounting pronouncements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We expect to adopt SFAS No. 157 on June 1, 2008.  We are currently assessing the impact the adoption of SFAS No. 157 will have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure at fair value many financial instruments and certain other items that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS No. 159 does not establish requirements for recognizing and measuring dividend income, interest income, or interest expense. This Statement does not eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007. We are in the process of evaluating the provisions of the statement, but do not anticipate that the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

2.           Inventory

Inventory at August 31, 2007, consisted of raw materials of $183,765.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

3.           License Agreements

In February 2005, we entered into two separate licensing agreements with one customer for our patent portfolio and Ignite microprocessor technology. The aggregate amount of the two licenses was $3,050,000, of which $2,950,000 was for licensing fees and $100,000 was for maintenance services. Maintenance under the agreement is expected to be provided over a period not to exceed four years. Maintenance revenue recognized during the three months ended August 31, 2007 and 2006 was $6,250 and $6,250, respectively. The payment terms of the agreements required aggregate payments of $300,000 at the time of execution, three quarterly payments of $750,000 each on April 1, August 15, and November 15, 2005 and one final payment of $500,000 on February 15, 2006. The $500,000 payment due on February 15, 2006 was paid in March 2006. Total payments received in fiscal 2005 amounted to $1,050,000 and total payments received in fiscal 2006 amounted to $2,000,000. The agreements also provide for the future payment of royalties to us based on sales of product using the Ignite licensed technology. In connection with this license agreement, we became obligated to the co-inventor of the patent portfolio technology, Russell H. Fish III (“Fish”), for $207,600 pursuant to a July 2004 agreement under which we were obligated to pay a percentage of all patent portfolio licensing proceeds to Fish. The amount due under the agreement with Fish was payable in four installments of $51,900. Fish filed a lawsuit against us seeking damages and/or enforcement of the 2004 agreement. We challenged the enforceability of the agreement by counterclaim in that action. On February 14, 2007, a settlement of the litigation was finalized. Terms of the settlement required us to pay $3,400,000 in cash on February 14, 2007 and $3,000,000 on May 1, 2007, which amounted to approximately the debt claimed by Fish to be owed to him under the July 2004 agreement. In addition, the settlement required us to make a donation of $15,000 on February 14, 2007 on behalf of Fish to Maasai Power and Education Project, Inc., and to pay Fish the equivalent of 4% of 50% of the next $100 million of gross license fees as they are collected by Phoenix Digital and as distributions are made to us, after excluding the first $20 million collected by Phoenix Digital after December 1, 2006. Our commitment to make payments to Fish related to such future license revenues will not exceed $2 million. A liability for gross license fees due of $20,000 is included in accrued expenses in the accompanying condensed consolidated balance sheet at August 31, 2007. During the three months ended August 31, 2007, we recorded $30,000 in settlement and license expenses relating to royalty payments due to the Fish parties.

4.           Investment in Affiliated Company/License Agreement

On June 7, 2005, we entered into a Master Agreement (the “Master Agreement”) with Technology Properties Limited Inc., a California corporation (“TPL”), and Charles H. Moore (“Moore”), the co-inventor of certain of our technology, pursuant to which we, TPL and Moore resolved all legal disputes between us. Pursuant to the Master Agreement, we and TPL entered into the Limited Liability Company Operating Agreement of Phoenix Digital (the “LLC Agreement”) into which we and Moore contributed our rights to certain of our technologies. We believe, based upon consultation with our attorneys, it was not required by applicable law or other existing agreements to obtain approval for the contribution of the license rights to Phoenix Digital from stockholders or any parties other than our various warrant holders.

We and TPL each own 50% of the membership interests of Phoenix Digital, and each of us has the right to appoint one member of the three member management committee. The two appointees are required to select a mutually acceptable third member of the management committee. Pursuant to the LLC Agreement, we and TPL agreed to establish a working capital fund for Phoenix Digital of $4,000,000, of which our contribution was $2,000,000. The working capital fund increases to a maximum of $8,000,000 as license revenues are achieved. We and TPL are obligated to fund future working capital requirements at the discretion of the management committee of Phoenix Digital in order to maintain working capital of not more than $8,000,000.

Neither we nor TPL are required to contribute more than $2,000,000 in any fiscal year. Distributable cash and allocation of profits and losses will be allocated to the members in the priority defined in the LLC Agreement. Phoenix Digital has committed to pay a quarterly amount ranging between $500,000 and $1,000,000 (based upon a percentage of the working capital fund balance of Phoenix Digital) for supporting efforts to secure licensing agreements by the other member on behalf of Phoenix Digital. During the three months ended August 31, 2007 and 2006, Phoenix Digital paid $873,731 and $968,000, respectively, to TPL pursuant to this commitment.

We are accounting for our investment in Phoenix Digital under the equity method of accounting, and accordingly have recorded our share of Phoenix Digital’s net loss of $1,200,542 during the three months ended August 31, 2007 as a decrease in our investment and our share of Phoenix Digital’s net income of $12,070,198 during the three months ended August 31, 2006 as an increase in our investment. Cash distributions of $11,578,672 received from Phoenix Digital during the three months ended August 31, 2006 have been recorded as a reduction in our investment.  No distributions were received during the three months ended August 31, 2007. Our investment in Phoenix Digital is $1,683,427 at August 31, 2007 and has been recorded as “Investment in Affiliated Company”. We have recorded our share of Phoenix Digital’s net loss as “Equity in Loss of Affiliated Company” in the accompanying consolidated statements of operations for the three months ended August 31, 2007.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Investment in Affiliated Company/License Agreement (continued)

We have recorded our share of Phoenix Digital’s net income as “Equity in Earnings of Affiliated Company” in the accompanying consolidated statements of operations for the three months ended August 31, 2006. At August 31, 2007 we have recorded $396,098 as A/R from affiliated company for reimbursement due to us of legal fees and related costs for the patent litigation (see Note 7).

During the three months ended August 31, 2007 and 2006, Phoenix Digital entered into licensing agreements with third parties, pursuant to which it received aggregate proceeds of $1,500,000 and $25,749,000, respectively.  During September 2007, Phoenix Digital entered into licensing agreements pursuant to which it received aggregate proceeds of $1,433,000.

The condensed balance sheets and statements of operations of Phoenix Digital at August 31, 2007 and 2006 and for the three months then ended are as follows:

Condensed Balance Sheets

ASSETS:

	2007	2006
Cash	$3,759,743	$8,695,729
Prepaid expenses	135,000	15,000
Total assets	$3,894,743	$8,710,729

LIABILITIES AND MEMBERS’ EQUITY:

Accounts payable and accrued expenses	$516,098	$299,585
Income taxes payable	11,790	-
Members’ equity	3,366,855	8,411,144
Total liabilities and members’ equity	$3,894,743	$8,710,729

Condensed Statements of Operations

Revenues	$1,500,000	$25,749,000
Operating expenses	3,966,543	1,717,917
Operating income (loss)	(2,466,543)	24,031,083
Interest income	65,460	109,312
Net income (loss)	$(2,401,083)	$24,140,395

5.           Consolidated Variable Interest Entity

On February 2, 2007, we invested an aggregate of $370,000 in SSDI for 2,100,000 shares of convertible preferred stock. This represents all of SSDI’s preferred stock and a 46% ownership interest in SSDI, a California corporation that manufactures products that protect information transmitted over secure networks. The investment consisted of certain assets contributed by us to SSDI valued at $250,000 and cash of $120,000. The shares are convertible at our option into shares of SSDI’s common stock on a one-to-one basis. The convertible preferred stock entitles us to receive non-cumulative dividends at the per annum rate of $0.04 per share, when and if declared by the Board of Directors of SSDI. The investment in SSDI’s convertible preferred stock also entitles us to a liquidation preference of $0.40 per share, plus an amount equal to all declared but unpaid dividends.

On March 27, 2007, we entered into an 18 month revolving line of credit with SSDI for a maximum amount of $500,000. The line of credit matures on September 27, 2008. If we do not provide notice to SSDI at least 90 days prior to the maturity date, the maturity date automatically extends 12 months. The line of credit is collateralized by all assets presently owned or hereafter acquired by SSDI. The carrying value of the collateral is approximately $328,090 at August 31, 2007. The creditors of SSDI do not have recourse to our other assets. On March 28, 2007, we advanced $150,000 under terms of the agreement, on April 16, 2007 we advanced $100,000 under terms of the agreement and on September 4, 2007 we advanced $100,000 under terms of the agreement.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Consolidated Variable Interest Entity, (continued)

The line of credit carries a floating interest rate which is defined as the prime rate as announced by Bank of America. At August 31, 2007, the interest rate on the note was 8.25%; On September 18, 2007, the interest rate on the note was 7.75%. SSDI is required to make minimum monthly payments on the line consisting of unpaid and accrued interest on the first day of the month following the initial advance.

As a result of the line of credit, we have a variable interest in SSDI, a variable interest entity, and we have determined that we are the primary beneficiary as we absorb more than half of the variable interest entity’s expected losses. FIN46, requires us to consolidate SSDI as long as we are deemed to be the primary beneficiary. The equity interests of SSDI not owned by us are reported as a minority interest in our August 31, 2007 condensed consolidated balance sheet.  As of August 31, 2007, the noncontrolling interest in SSDI, which we are required to consolidate as we are the primary beneficiary, has been reduced to zero due to the initial allocation of losses prior to the period in which we were required to consolidate. If a noncontrolling interest has been reduced to zero, the primary beneficiary must absorb any losses that are in excess of the value of the noncontrolling interest’s equity. For the period in which we are required to consolidate, March 27, 2007 through August 31, 2007 we absorbed $165,164 of SSDI’s losses as we are the primary beneficiary. The noncontrolling interest in any future profits will not be presented until all prior losses have been recovered.

Prior to initial consolidation, we recognized a $126,746 impairment loss on our investment for the losses of SSDI for the period February 2007 through March 26, 2007.

Upon initial consolidation of the variable interest entity, on March 27, 2007, $251,146 of current assets, $43,199 of net property and equipment, $47,240 of other assets, $98,331 of current liabilities and no minority interest were included on the consolidated balance sheet.

During the three months ended August 31, 2007, SSDI sold a membership interest in its subsidiary DataSecurus, LLC  to an unrelated third party for $100,000 in cash and a $50,000 note receivable due June 2008.

6.           Stockholders’ Equity

During July 2006 we commenced our Board of Director approved stock buyback program in which we repurchase our outstanding common stock from time to time on the open market.  As part of the program we purchased 4,961,640 and 2,075,003 shares of our common stock at an aggregate cost of $2,725,793 and $1,839,085 during the three months ended August 31, 2007 and 2006, respectively.

The following table summarizes equity transactions during the three months ended August 31, 2007:
	Common Stock
	Shares	Amounts	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock

Balance June 1, 2007	393,201,134	$4,066	$72,150,581	$(43,151,678)	$(8,832,078)

Exercise of warrants and options at $0.05 to $0.07 per share	150,000	2	7,998	-	-
Cashless exercise of options	982,846	10	(10)	-	-
Repurchase of warrants	-	-	(921,857)	-	-
Non-cash compensation	-	-	282,913	-	-
Tax effect of exercise of options	-	-	(25,645)	-	-
Repurchase of common stock for treasury	(4,961,640)	-	-	-	(2,725,793)
Net loss	-	-	-	(1,962,386)	-
Balance August 31, 2007	389,372,340	$4,078	$71,493,980	$(45,114,064)	$(11,557,871)

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Stockholders’ Equity, (continued)

Stock Options and Warrant Activity

As of August 31, 2007, we had 100,000 options outstanding pursuant to our 1996 Stock Option Plan exercisable at $0.07 per share expiring in 2009; 775,000 options outstanding pursuant to our 2001 Stock Option Plan exercisable at a range of $0.07 to $0.86 per share expiring through 2012; 3,450,000 options outstanding pursuant to our 2003 Stock Option Plan exercisable at a range of $0.05 to $0.49 per share expiring through 2012; and 3,120,000 options outstanding pursuant to our 2006 Stock Option Plan exercisable at a range of $0.60 to $0.70 per share expiring through 2012.  Some of the options outstanding under these plans are not presently exercisable and are subject to meeting vesting criteria.

During the three months ended August 31, 2007, a director exercised stock options to purchase 25,000 shares of common stock for proceeds of $1,750, and a director exercised stock options utilizing a share certification exchange procedure within our stock option plans to exercise 1,500,000 shares and receive 982,846 new shares upon exercise.

During the quarter ended August 31, 2007, we recorded $282,913 of non cash compensation expense related to stock options issued and vesting of stock options.

As of August 31, 2007, we had warrants outstanding to purchase 9,935,915 common shares at exercise prices ranging from $0.05 to $1.00 per share, expiring at various dates through 2012.  Some of those outstanding warrants were not exercisable as of August 31, 2007 as they are subject to meeting vesting criteria.  During the three months ended August 31, 2007, we issued no warrants to purchase shares of common stock, an investor exercised warrants to purchase 125,000 shares of common stock for proceeds of $6,250 and we repurchased 2,000,000 warrants for $921,857 under terms of our warrant repurchase agreement as detailed below.

In connection with a previous debt agreement, the Company entered into an Antidilution Agreement (the “Antidilution Agreement”) with Swartz Private Equity, LLC (“Swartz”) wherein the Company was obligated to issue to Swartz warrants equal to 11% of the common stock issued between January 28, 2002 and March 11, 2002, 20% of the common stock issued between March 12, 2002 and April 1, 2003, and after April 1, 2003, 30% of the common stock issued to any parties other than Swartz.  There were no warrants issued during the three month period ended August 31, 2006 in connection with the Antidilution agreement. On October 10, 2006, the Company entered into an Approval Rights Agreement and Termination of Antidilution Agreement and Addendum to Warrants (the “Termination Agreement”) with Swartz to terminate the Antidilution Agreement.  In consideration for entering into the Termination Agreement, the Company agrees to obtain Swartz’s written approval at least 30 days prior to entering into (i) any acquisition of any business entity or asset of any kind where the aggregate number of shares of common stock and derivative securities (on a fully diluted basis) issued as consideration for the acquisition equals or exceeds 10% of the number of shares of common stock of the Company outstanding at the time of the acquisition (on a fully diluted basis) or (ii) any acquisition (regardless of size) by the Company of any business entity or asset of any kind that is not unanimously approved by the Company’s board of directors.

On July 19, 2007, we entered into a warrant redemption agreement with Lincoln Ventures, LLC, whereby at our option, we agree to redeem certain warrants representing the right to acquire an aggregate of up to 7,000,000 shares of our common stock, through October 2007. The warrants were redeemable in quantities not to exceed 2,000,000 warrants in the first two calendar months and 3,000,000 in the last calendar month, at a price equal to the product of (a) the volume weighted average of the daily volume weighted average prices of our common stock for all trading days in the applicable calendar month, minus the exercise price of the warrant, multiplied by (b) the number of shares being redeemed from that warrant. Lincoln Ventures, LLC was prohibited from exercising any of the warrants as long as we remained in compliance with the agreement. Additionally, Lincoln Ventures, LLC was prohibited from purchasing any shares of our common stock on the open market during any “pricing month” defined in the agreement as the calendar month immediately preceding the calendar month in which we deliver the redemption notice to Lincoln Ventures, LLC.  Subsequent to September 20, 2007, we repurchased all of the additional warrants pursuant to the agreement (see Note 9).

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

7.           Commitments and Contingencies

Litigation

Lowell Giffhorn Arbitration

On September 23, 2005, Lowell Giffhorn, a former executive officer and a former director of the Company, submitted a demand for arbitration with the American Arbitration Association related to the termination of Mr. Giffhorn's employment with the Company. Mr. Giffhorn asserts that the termination of his employment with the Company was unlawful, retaliatory, wrongful, violated public policy, violated the covenant of good faith and fair dealing and violated securities laws. Mr. Giffhorn has demanded damages of approximately $4,500,000 (excluding claims for punitive damages and attorneys fees). The Company denies the allegations and believes the claims to be without merit. The Company has retained litigation counsel and intends to vigorously defend the claims. The amount, if any, of ultimate liability with respect to the foregoing cannot be determined. Despite the inherent uncertainties of litigation, the Company at this time does not believe that Mr. Giffhorn's claim will have a material adverse impact on its financial condition, results of operations, or cash flows.

Patent Litigation

Pursuant to the joint venture that the Company entered into in June 2005 with TPL (in settlement of inventorship/ownership litigation between the parties, and in return for a 50-50 sharing of net licensing and enforcement revenues), the Company granted TPL the complete and exclusive right to enforce and license its microprocessor patent portfolio. The Company then dismissed its patent infringement claims against Fujitsu Computer Systems, Inc. (“Fujitsu”), Matsushita Electric Corporation of America (“MEI”), NEC Solutions (America) Inc. (“NEC”), Sony Electronics Inc. (“Sony”), and Toshiba America Inc., and certain related entities of these defendants which had been pending in the Federal District Court for the Northern District of California. Thereafter, TPL, on behalf of the TPL/Patriot joint venture, filed patent infringement actions against certain of the foregoing defendants (except Sony) and their related entities in the Federal District Court for the Eastern District of Texas, which litigation is currently pending. Patriot was subsequently joined as a party to the litigation. Litigation is not currently pending with regard to Fujitsu or NEC and certain of NEC’s subsidiaries as listed below.

On August 25, 2006, ARM Ltd. and ARM, Inc. intervened as defendants, seeking a declaration of non-infringement of our ‘584 patent with respect to ARM processor cores contained within some alleged infringing chips of other defendants.

In February 2006, a license agreement was entered into with Fujitsu regarding the Company's patent portfolio, and in connection with that transaction, litigation involving Fujitsu and TPL and the Company in both California and Texas was dismissed.

In February 2007, a license agreement was entered into with: NEC Corporation, NEC Corporation of America, Inc., NEC Display Solutions of America, Inc. and NEC Unified Solutions, Inc. In connection with that transaction, the above named defendants, excluding NEC Electronics America, Inc., were dismissed from the lawsuit.

A Claims Construction Hearing was held May 3, 2007 in The United States District Court for the Eastern District of Texas. On June 15, 2007, the court handed down claims construction of the patents-in-suit, the ‘336, ‘148 and ‘584 patents. Based on the claims construction ruling, TPL/Patriot are vigorously proceeding with discovery with respect to the ‘336 and ‘148 patents. However, based on the claims construction ruling as to the ‘584 patent claims of “instruction groups”, TPL/Patriot announced on August 8, 2007, a Stipulation with ARM intended to expedite an appeal of that claims construction. The Stipulation is a declaration of non-infringement by the accused ARM products with respect to the ‘584 patent. This is intended to bolster TPL/Patriot’s efforts in the long run to enforce rights under the ‘584 patent.  A notice of appeal to the Federal Circuit has been filed with respect to the ARM Stipulation and the District Court's claims construction with respect to the '584 patent.

During the discovery phase, TPL and Patriot reached stipulations regarding representative chips and products to streamline the presentation of the evidence at trial.  As such, only a portion of the accused chips and products of those defendants will be the subject of evidence at trial.  NEC Electronics America, Inc. is accused in the litigation of contributory infringement by virtue of manufacturing chips utilized by the other defendants in accused products.

The parties proceeded to mediation September 25-26, 2007.  During the mediation TPL did not reach an agreement with any of the three sets of defendants with respect to the issues of the lawsuit, or with respect to potential licensing agreements broader in scope than the claims of the litigation.  Jury selection is scheduled to begin January 7, 2008.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

Commitments and Contingencies (continued)

401(k) Plan

We have a retirement plan that complies with Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. We match 50% of each participant’s voluntary contributions, subject to a maximum contribution of 6% of the participant’s compensation. Participants vest 33% per year over a three year period in our contributions. Our matching contributions during the three months ended August 31, 2007 and 2006 were $928 and $2,562, respectively.

Employment Contracts

In connection with Mr. Turley’s appointment as President and Chief Executive Officer, and commencing on June 5, 2007, we entered into an employment agreement with Mr. Turley for a one-year term.  Pursuant to the agreement, if Mr. Turley is terminated without cause, he is entitled to his then current salary level for the remaining term of his agreement conditional upon the execution of a general release.

In connection with Mr. Flowers’ appointment as the Chief Financial Officer, and commencing on September 17, 2007, we entered into an employment agreement with Mr. Flowers for an initial 120-day term if not terminated pursuant to the agreement, with an extension period of one year and on a continuing basis thereafter.  Pursuant to the agreement, if Mr. Flowers is terminated without cause or resigns with good reason within the first two years of employment, he is entitled to receive an amount equal to his annual base salary for the greater of (i) 6 months or (ii) the period remaining in the extended one-year term.  If Mr. Flowers is terminated without cause or resigns with good reason any time after two years of continuous employment, he is entitled to receive an amount equal to 12 months of his annual base salary.  Mr. Flowers is also entitled to certain payments upon a change of control of the Company if the surviving corporation does not retain him.  All such payments are conditional upon the execution of a general release.

Guarantees and Indemnities

We have made certain guarantees and indemnities, under which we may be required to make payments to a guaranteed or indemnified party. We indemnify our directors, officers, employees and agents to the maximum extent permitted under the laws of the State of Delaware and California for SSDI. In connection with our facility leases, we have indemnified our lessors for certain claims arising from the use of the facilities. The duration of the guarantees and indemnities varies, and in many cases is indefinite. These guarantees and indemnities do not provide for any limitation of the maximum potential future payments we could be obligated to make. Historically, we have not been obligated to make any payments for these obligations and no liabilities have been recorded for these guarantees and indemnities in the accompanying consolidated balance sheets.

Operating Leases

We have a non-cancelable operating lease agreement for our Carlsbad, California office facility. Future minimum lease payments required under the operating lease are $96,201 and $73,710 in fiscal years ended 2008 and 2009, respectively.

SSDI subleases their Carlsbad, California office facility which expires in December 2007. Future minimum lease payments required under the operating lease are $52,983 in the fiscal year ended 2008.

SSDI also leases office space in Annapolis, Maryland on a month to month basis at $750 per month expiring February 2008. The lease may be terminated by either party with 30 days notice.

Earn-Out Agreement

SSDI entered into an earn-out agreement with a former debt holder of Holocom Networks, Inc. (“Holocom Networks”) upon our contribution of the foreclosure sale collateral of Holocom Networks to SSDI in fiscal 2007. The agreement required the former debt holder to release all of his rights to any Holocom Networks collateral in exchange for receiving 3% of the net sales (defined as cash revenues actually received less credits or discounts and other claims of customers) of SSDI’s protected distribution system products for a period of 48 months from the foreclosure sale date of February 2, 2007. The earn-out is to be paid each calendar quarter.  A liability for payment under this agreement of $13,236 is included in accrued expenses in the accompanying condensed consolidated balance sheet at August 31, 2007.

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

8.           Segment Information

SSDI began operations in February 2007 and we consolidated SSDI in our financial statements in March 2007. SSDI is an operating segment under FASB Statement No. 131, Disclosures About Segments of an Enterprise, as revenue is 10% or more of the total revenue of all operating segments.

SSDI is engaged in the business of developing and manufacturing network-security hardware for sale to government, military, and other high-security facilities. There is no inter-segment revenue, and the accounting policies for segment reporting are the same as for us as a whole.

The “all other” category includes the results for Patriot Scientific Corporation.

Operating segment net revenue, operating loss and income (loss) before taxes for three months ended August 31, 2007 and 2006 were as follows:

	2007	2006
Net revenue:
SSDI	$511,864	$-
All other	9,505	26,375
Total net revenue	$521,369	$26,375

Operating loss:
SSDI	$(145,629)	$-
All other	(1,472,727)	(2,706,149)
Total operating loss	$(1,618,356)	$(2,706,149)

Income (loss) before taxes:
SSDI	$4,749	$-
All other	(2,199,704)	9,490,273
Total income (loss) before taxes	$(2,194,955)	$9,490,273

All sales were to unaffiliated customers within the United States. During the three months ended August 31, 2007, one customer accounted for 73% of SSDI’s product sales and this same customer accounted for 19% of SSDI’s accounts receivable at August 31, 2007, and this same customer accounted for 81% of SSDI’s accounts receivable at May 31, 2007.

Operating segment total assets and depreciation and amortization as of and for the three months ended August 31, 2007 and 2006 were as follows:

	2007	2006
Depreciation and amortization:
SSDI	$4,154	$-
All other	7,168	10,635
Total depreciation and amortization	$11,322	$10,635

	2007	2006
Total assets:
SSDI	$594,320	$-
All other	23,536,644	20,669,433
Total assets	$24,130,964	$20,669,433

Patriot Scientific Corporation
Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

9.           Subsequent Events

During the period September 1, 2007 through October 10, 2007, Phoenix Digital entered into license agreements with third parties, pursuant to which it received aggregate proceeds totaling $1,433,000.

On September 4, 2007, we repurchased 2,000,000 warrants for $799,647 pursuant to the terms of our warrant repurchase agreement with Lincoln Ventures, LLC.

On September 4, 2007, we advanced $100,000 to SSDI pursuant to the line of credit agreement.  On September 18, 2007, the interest rate on the line of credit decreased to 7.75% in accordance with the change in the prime interest rate.

During the period September 1, 2007 through October 10, 2007, we purchased 737,181 shares of our common stock for treasury at an aggregate cost of $317,128.

On September 13, 2007, a director exercised stock options to purchase 100,000 shares of common stock for proceeds of $10,200.

On September 17, 2007, a warrant holder exercised 3,500,000 warrants on a cashless basis, receiving 2,536,942 shares of our common stock upon exercise.

On September 17, 2007, we granted stock options, from our 2006 Stock Option Plan to our newly-appointed chief financial officer in accordance with his employment contract as follows: 600,000 non-qualified stock options, subject to vesting provisions within the option, and 150,000 non-qualified stock options which fully vest on January 17, 2008.

On October 2, 2007, we repurchased the remaining 3,000,000 warrants for $1,039,398 pursuant to the terms of our warrant repurchase agreement with Lincoln Ventures, LLC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Pursuant to the Company's Certificate of Incorporation, and as permitted by Section 145 of the General Corporation Law of Delaware, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee – Securities and Exchange Commission	$1,994
Printing and Engraving	1,000	*
Legal Fees and Expenses	15,000	*
Accounting Fees	15,000	*
Blue Sky Fees and Expenses	1,000	*
Total	$33,994

*           Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We offered and sold the following common stock, either for cash or in consideration of services rendered as indicated below, and common stock warrants without registration under the Securities Act of 1933, as amended, and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Section 4(2) thereof on the basis that such offers and sales were transactions not involving any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

Common Stock Issued

Name	Date of Sale	Number of Shares	Aggregate Purchase Price	Purchase Price Per Share
Hawk and Associates	January 10, 2005	500,000	$ 44,000	0.09 Services
AMD Corporation	February 4, 2005	4,500,000	450,000	0.10 Cash
Fish Family Trust	July 22, 2005	625,000	81,250	0.13 Services
Stan Caplan	March 21, 2006	193,548	296,128	1.53 Services

Warrants Issued

Name	Date of Issuance	Number of Shares	Initial Exercise Price Per Share	Expiration Date
Wayne Opperman	November 16, 2004	1,600,000	$ 0.02500	November 16, 2011
James & Josephine Zolin	November 16, 2004	1,600,000	0.02500	November 16, 2011
Victor Gabourel	November 16, 2004	1,600,000	0.02500	November 16, 2011
Richard Daniels	November 16, 2004	1,000,000	0.02500	November 16, 2011
Lincoln Ventures LLC	November 17, 2004	9,431,137	0.01670	April 1, 2011
Lincoln Ventures LLC	November 18, 2004	4,000,000	0.02500	April 1, 2011
Stan Caplan	December 9, 2004	806,452	0.03100	December 9, 2011
Stan Caplan	June 15, 2005	193,548	0.03100	December 9, 2011
Daniel Nunes	January 17, 2005	403,226	0.03100	January 17, 2012
Daniel Nunes	June 15, 2005	96,774	0.03100	January 17, 2012
TPL	June 15, 2005	3,500,000	0.12500	June 15, 2012
Lincoln Ventures LLC	February 9, 2006	7,000,000	0.0775	April 1, 2011
Hawk Associates	February 9, 2006	100,000	0.20000	February 6, 2011
Hawk Associates	February 21, 2006	100,000	0.50000	February 21, 2011
Hawk Associates	March 1, 2006	100,000	1.00000	March 1, 2011

Short Term Convertible Debentures Issued

Name	Date of Sale	Amount	Initial Conversion Price
Wayne Opperman	11/16/2004	$ 40,000	0.02500
James & Joe Zolin	11/16/2004	40,000	0.02500
Victor Gabourel	11/16/2004	40,000	0.02500
Richard Daniels	11/16/2004	25,000	0.02500
Lincoln Ventures	11/17/2004	157,500	0.01670
Stan Caplan	12/9/2004	25,000	0.03100
Daniel Nunes	1/17/2005	12,500	0.03100

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page 45 hereof.

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes the following:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any additional or changed material information on the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Delaware, the Certificate of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Carlsbad, State of California, on December 26, 2007.

PATRIOT SCIENTIFIC CORPORATION By: /s/ JAMES L. TURLEY James L. Turley President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date
/S/ JAMES L. TURLEY _____________________________ James L. Turley	President, Chief Executive Officer, and Director	December 26, 2007
/S/ CLIFFORD L. FLOWERS _____________________________ Clifford L. Flowers	Chief Financial Officer and Principal Accounting Officer	December 26, 2007
/S/ DAVID H. POHL _____________________________ David H. Pohl	Chairman	December 26, 2007
/S/ CARLTON M. JOHNSON _____________________________ Carlton M. Johnson	Director	December 26, 2007
/S/ GLORIA H. FELCYN _____________________________ Gloria H. Felcyn	Director	December 26, 2007
/S/ HELMUT FALK, JR. _____________________________ Helmut Falk, Jr.	Director	December 26, 2007
/S/ HARRY L. TREDENNICK _____________________________ Harry L. Tredennick	Director	December 26, 2007

EXHIBITS

(a)           Exhibits

The following exhibits are included as part of this Registration Statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the “Company” in this Exhibit Index mean PATRIOT SCIENTIFIC CORPORATION, a Delaware corporation.

Exhibit No.	Document

2.1	Agreement to Exchange Technology for Stock in Patriot Scientific Corporation, incorporated by reference to Exhibit 2.1 to Form 8-K dated August 10, 1989 (1)

2.2
Assets Purchase Agreement and Plan of Reorganization dated June 22, 1994, among the Company, nanoTronics Corporation and Helmut Falk, incorporated by reference to Exhibit 10.4 to Form 8-K dated July 6, 1994 (1)

2.2.1
Amendment to Development Agreement dated April 23, 1996 between the Company and Sierra Systems, incorporated by reference to Exhibit 2.2.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996 (1)

2.3	Form of Exchange Offer dated December 4, 1996 between the Company and certain shareholders of Metacomp, Inc. incorporated by reference to Exhibit 2.3 to Form 8-K dated January 9, 1997 (1)

2.4
Letter of Transmittal to Accompany Shares of Common Stock of Metacomp, Inc. Tendered Pursuant to the Exchange Offer Dated December 4, 1996 incorporated by reference to Exhibit 2.4 to Form 8-K dated January 9, 1997 (1)

3.1
Original Articles of Incorporation of the Company's predecessor, Patriot Financial Corporation, incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-18, file no. 33-23143-FW (1)

3.2
Articles of Amendment of Patriot Financial Corporation, as filed with the Colorado Secretary of State on July 21, 1988, incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-18, File No. 33-23143-FW (1)

3.3	Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on March 24, 1992, incorporated by reference to Exhibit 3.3 to Form 8-K dated May 12, 1992 (1)

3.3.1
Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on April 18, 1995, incorporated by reference to Exhibit 3.3.1 to Form 10-KSB for the fiscal year ended May 31, 1995 (1)

3.3.2
Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on June 19,1997, incorporated by reference to Exhibit 3.3.2 to Form 10-KSB for the fiscal year ended May 31, 1997 (1)

3.3.3
Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on April 28, 2000, incorporated by reference to Exhibit 3.3.3 to Registration Statement on Form S-3 dated May 5, 2000 (1)

3.3.4
Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on May 6, 2002, incorporated by reference to Exhibit 3.3.4 to Registration Statement on Form S-3 dated June 27, 2002 (1)

Exhibit No.	Document

3.3.5
Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Delaware Secretary of State on October 16, 2003, incorporated by reference to Exhibit 3.3.5 to Registration Statement on Form SB-2 dated May 21, 2004 (1)

3.4
Articles and Certificate of Merger of Patriot Financial Corporation into the Company dated May 1, 1992, with Agreement and Plan of Merger attached thereto as Exhibit A, incorporated by reference to Exhibit 3.4 to Form 8-K dated May 12, 1992 (1)

3.5	Certificate of Merger issued by the Delaware Secretary of State on May 8, 1992 incorporated by reference to Exhibit 3.5 to Form 8-K dated May 12, 1992 (1)

3.6	Certificate of Merger issued by the Colorado Secretary of State on May 12, 1992 incorporated by reference to Exhibit 3.6 to Form 8-K dated May 12, 1992 (1)

3.7	Bylaws of the Company, incorporated by reference to Exhibit 3.7 to Form 8-K dated May 12, 1992 (1)

4.1	Specimen common stock certificate, incorporated by reference to Exhibit 4.1 Form 8-K dated May 12, 1992 (1)

4.2
Form of Stock Purchase Warrant (Labway Corporation) dated February 29, 1996 exercisable to purchase 253,166 common shares at $1.58 per share until August 31, 1996, granted to investors in connection with an offering of securities made in reliance upon Regulation S, incorporated by reference to Exhibit 4.2 to Form 10-QSB for fiscal quarter ended February 29, 1996 (1)

4.3
Form of 6% Convertible Subordinated Promissory Note due September 30, 1998 aggregating $1,500,000 to six investors incorporated by reference to Exhibit 4.3 to Form 10-QSB for fiscal quarter ended August 31, 1996 (1)

4.4	Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 aggregating $2,000,000 to two investors incorporated by reference to Exhibit 4.4 to Form 8-K dated June 16, 1997 (1)

4.5
Form of Stock Purchase Warrant (CC Investments, LDC) dated June 2, 1997 exercisable to purchase an aggregate of 400,000 common shares at $1.69125 per share until June 2, 2002, granted to two investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.5 to Form 8-K dated June 16, 1997 (1)

4.6
Registration Rights Agreement dated June 2, 1997 by and among the Company and CC Investments, LDC and the Matthew Fund, N.V. related to the registration of the common stock related to Exhibits 4.4 and 4.5 incorporated by reference to Exhibit 4.6 to Form 8-K dated June 16, 1997 (1)

4.7
Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated June 2, 1997 exercisable to purchase an aggregate of 211,733 common shares at $1.69125 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities in Exhibit 4.4 incorporated by reference to Exhibit 4.7 to Form 8-K dated June 16, 1997 (1)

4.8
Registration Rights Agreement dated June 2, 1997 by and among the Company and Swartz Investments, LLC related to the registration of the common stock related to Exhibit 4.7 incorporated by reference to Exhibit 4.8 to Form 8-K dated June 16, 1997 (1)

Exhibit No.	Document

4.9
Form of 5% Convertible Term Debenture (CC Investments, LDC) due June 2, 1999 aggregating $1,000,000 to two investors incorporated by reference to Exhibit 4.9 to Form 10-KSB for the fiscal year ended May 31, 1998 (1)

4.10
Form of Stock Purchase Warrant (CC Investments, LDC) dated November 24, 1997 exercisable to purchase an aggregate of 200,000 common shares at $1.50 per share until June 2, 2002, granted to two investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.10 to Form 10-KSB for the year ended May 31, 1998 (1)

4.11
Form of Warrant to Purchase Common Stock (Swartz Family Partnership, L.P.) dated November 24, 1997 exercisable to purchase an aggregate of 105,867 common shares at $1.50 per share until June 2, 2002, granted to a group of investors in connection with the offering of securities described in Exhibit 4.9 incorporated by reference to Exhibit 4.11 to Form 10-KSB for the year ended May 31, 1998 (1)

4.12
Form of Warrant to Purchase Common Stock (Investor Communications Group, Inc.) dated June 16, 1997 exercisable to purchase an aggregate of 130,000 common shares at prices ranging from $2.50 to $7.50 per share until June 15, 1999 incorporated by reference to Exhibit 4.12 to Form 10-KSB for the year ended May 31, 1998 (1)

4.13
Warrant to Purchase Common Stock issued to Spellcaster Telecommunications, Inc. dated April 28, 1998 exercisable to purchase an aggregate of 100,000 common shares at $1.25 per share until April 28, 2000 incorporated by reference to Exhibit 4.13 to Form 10-KSB for the year ended May 31, 1998 (1)

4.14
Investment agreement dated February 24, 1999 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.14 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998 (1)

4.15
Registration Rights Agreement dated February 24, 1999 by and between the Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.14 incorporated by reference to Exhibit 4.15 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998 (1)

4.16
Form of Warrant to Purchase Common Stock (Swartz Private Equity, LLC) dated February 24, 1999 exercisable to purchase common shares in connection with the offering of securities in Exhibit 4.14 incorporated by reference to Exhibit 4.16 to Form 10-QSB/A for the fiscal quarter ended November 30, 1998 (1)

4.17
Amended and Restated Investment Agreement dated July 12, 1999 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $5,000,000 incorporated by reference to Exhibit 4.17 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated July 14, 1999 (1)

4.18
Investment Agreement dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3 dated May 5, 2000 (1)

4.18.1
Waiver and Agreement dated September 24, 2001 amending the Investment Agreement dated April 28, 2000 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $30,000,000 incorporated by reference to Exhibit 4.18.1 to Registration Statement on Form S-1 dated October 11, 2001 (1)

Exhibit No.	Document

4.19	2001 Stock Option Plan of the Company dated February 21, 2001 incorporated by reference to Exhibit 4.19 to Registration Statement on Form S-8 dated March 26, 2001 (1)

4.20
Investment agreement dated September 17, 2001 by and between the Company and Swartz Private Equity, LLC for a maximum aggregate amount of $25,000,000 incorporated by reference to Exhibit 4.20 to Registration Statement on Form S-1 dated October 11, 2001 (1)

4.21
Registration Rights Agreement dated September 17, 2001 by and between the Company and Swartz Private Equity, LLC related to the registration of the common stock related to Exhibit 4.20 incorporated by reference to Exhibit 4.21 to Registration Statement on Form S-1 dated October 11, 2001 (1)

4.22
Warrant to Purchase Common Stock dated September 17, 2001 exercisable to purchase common shares in connection with the Offering of securities in Exhibit 4.20 incorporated by reference to Exhibit 4.22 to Registration Statement on Form S-1 dated October 11, 2001 (1)

4.23
Financial Consulting Services Agreement between the Company and M. Blaine Riley, Randall Letcavage and Rosemary Nguyen incorporated by reference to Exhibit 4.23 to Registration Statement on Form S-8 dated January 22, 2002 (1)

4.24
Form of 8% Convertible Debenture (Lincoln Ventures, LLC) due June 10, 2004 aggregating $1,000,000 to six investors incorporated by reference to Exhibit 4.24 to Registration Statement on Form S-3 dated June 27, 2002 (1)

4.25
Form of Stock Purchase Warrant (Lincoln Ventures, LLC) dated June 10, 2002 exercisable to purchase an aggregate of 12,859,175 common shares at initial exercise prices ranging form $0.08616 to $0.10289 per share until June 10, 2007, granted to six investors in connection with the offering of securities described in Exhibit 4.24 incorporated by reference to Exhibit 4.25 to Registration Statement on Form S-3 dated June 27, 2002 (1)

4.26
Form of Registration Rights Agreement (Lincoln Ventures, LLC) dated June 10, 2002 by and among the Company and six investors related to the registration of the common stock related to Exhibit 4.24 incorporated by reference to Exhibit 4.26 to Registration Statement on Form S-3 dated June 27, 2002 (1)

4.27	2003 Stock Option Plan of the Company dated July 2, 2003 incorporated by reference to Exhibit 4.27 to Registration Statement on Form S-8 dated September 4, 2003 (1)

4.28
Form of 8% Convertible Debenture, Stock Purchase Warrant, Registration Rights Agreement and Securities Purchase Agreement for financings entered into between September 28, 2004 and January 17, 2005 (2)

4.29
Non-Qualified Stock Option Agreement by and between Patriot Scientific Corporation and David H. Pohl, entered into as of June 5, 2006 incorporated by reference to Exhibit 10.2 to Form 8-K dated June 5, 2006 (1)

5.1	Opinion of Luce, Forward, Hamilton & Scripps LLP (3)

10.1	1992 Incentive Stock Option Plan of the Company, incorporated by reference to Exhibit 10.1 to Form 8-K dated May 12, 1992 (1)

10.1.1	Amendment to 1992 Incentive Stock Option Plan dated January 11, 1995, incorporated by reference to Exhibit 10.1.1 to Form S-8 dated July 17, 1996 (1)

Exhibit No.	Document

10.2	1992 Non-Statutory Stock Option Plan of the Company, incorporated by reference to Exhibit 10.2 to Form 8-K dated May 12, 1992 (1)

10.2.1	Amendment to 1992 Non-Statutory Stock Option Plan dated January 11, 1995 incorporated by reference to Exhibit 10.2.1 to Form 10-KSB for fiscal year ended May 31, 1996 (1)

10.3
Lease Agreement between the Company's subsidiary Metacomp, Inc. and Clar-O-Wood Partnership, a California limited partnership dated April 11, 1991 as amended November 11, 1992 and November 2, 1995 incorporated by reference to Exhibit 10.3 to Form 10-KSB for fiscal year ended May 31, 1997 (1)

10.4	Stock Purchase Agreement dated November 29 and 30, 1995, between the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4 to Form 8-K dated December 11, 1995 (1)

10.4.1	Letter Amendment to Stock Purchase Agreement dated February 21, 1996, between the Company and SEA, Ltd., incorporated by reference to Exhibit 10.4.1 to Form 10-QSB for fiscal quarter ended 2/29/96 (1)

10.5	1995 Employee Stock Compensation Plan of the Company, incorporated by reference to Exhibit 10.5 to Form 10-QSB for fiscal quarter ended 11/30/95 (1)

10.6
Letter Stock and Warrant Agreement dated January 10, 1996 between the Company and Robert E. Crawford, Jr., incorporated by reference to Exhibit 10.6 to Form 10-QSB for fiscal quarter ended February 29, 1996 (1)

10.7
Non-Exclusive Manufacturing and Line of Credit Agreement dated February 28, 1996, between the Company and Labway Corporation, incorporated by reference to Exhibit 10.7 to Form 10-QSB for fiscal quarter ended February 29, 1996 (1)

10.8
Distribution and Representation Agreement dated February 28, 1996, between the Company and Innoware, Inc., incorporated by reference to Exhibit 10.8 to Form 10-QSB for fiscal quarter ended February 29, 1996 (1)

10.9	Employment Agreement dated November 20, 1995 between the Company and Elwood G. Norris, incorporated by reference to Exhibit 10.9 to Registration Statement on Form SB-2 dated March 18, 1996 (1)

10.9.1
First Amendment to Employment Agreement dated May 17, 1996 between the Company and Elwood G. Norris, incorporated by reference to Exhibit 10.9.1 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996 (1)

10.10	Employment Agreement dated November 20, 1995 between the Company and Robert Putnam, incorporated by reference to Exhibit 10.10 to Registration Statement on Form SB-2 dated March 18, 1996 (1)

10.11
Sales Contractual Agreement dated March 19, 1996 between the Company and Evolve Software, Inc., incorporated by reference to Exhibit 10.11 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996 (1)

10.11.1
Two Year Stock Purchase Warrant dated March 19, 1996 Granted to Evolve Software, Inc. Providing for the Purchase of up to 50,000 Common Shares at $2.85, incorporated by reference to Exhibit 10.11.1 to Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 dated April 29, 1996 (1)

Exhibit No.	Document

10.12
Employment Agreement dated as of May 8, 1996 between the Company and Michael A. Carenzo, including Schedule A - Stock Option Agreement, incorporated by reference to Exhibit 10.12 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996 (1)

10.12.1
First Amendment to Employment Agreement dated as of May 8, 1996 between the Company and Michael A. Carenzo dated September 23, 1996, incorporated by reference to Exhibit 10.12.1 to Form 10-KSB for the fiscal year ended May 31, 1997 (1)

10.13
1996 Stock Option Plan of the Company dated March 25, 1996 and approved by the Shareholders on May 17, 1996, incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996 (1)

10.14	Sales Contractual Agreement dated June 20, 1996 between the Company and Compunetics Incorporated incorporated by reference to Exhibit 10.14 to Form 10-KSB for fiscal year ended May 31, 1996 (1)

10.15	Sales Contractual Agreement dated July 31, 1996 between the Company and Premier Technical Sales, Inc. incorporated by reference to Exhibit 10.15 to Form 10-KSB for fiscal year ended May 31, 1996 (1)

10.16	Employment Agreement dated January 1, 1997 between the Company and Norman J. Dawson incorporated by reference to Exhibit 10.16 to Form 10-KSB for fiscal year ended May 31, 1997 (1)

10.17	Employment Agreement dated January 1, 1997 between the Company and Jayanta K. Maitra incorporated by reference to Exhibit 10.17 to Form 10-KSB for fiscal year ended May 31, 1997 (1)

10.18
Technology License and Distribution Agreement dated June 23, 1997 between the Company and Sun Microsystems, Inc. incorporated by reference to Exhibit 10.18 to Form 10-KSB for the fiscal year ended May 31, 1997 (1)

10.19	Employment Agreement dated March 23, 1998 between the Company and James T. Lunney incorporated by reference to Exhibit 10.19 to Form 10-KSB for the fiscal year ended May 31, 1998 (1)

10.20	Employment Agreement dated July 28, 1997 between the Company and Phillip Morettini incorporated by reference to Exhibit 10.20 to Form 10-KSB for the fiscal year ended May 31, 1998 (1)

10.21	Employment Agreement dated July 23, 1998 between the Company and Lowell W. Giffhorn incorporated by reference to Exhibit 10.21 to Form 10-KSB for the fiscal year ended May 31, 1998 (1)

10.22	Secured Promissory Note dated June 12, 2000 between the Company and James T. Lunney incorporated by reference to Exhibit 10.22 to Form 10-KSB for the fiscal year ended May 31, 2000 (1)

10.23	Purchase Agreement dated June 29, 2000 between the Company and 4S 37/38, LLC incorporated by reference to Exhibit 10.23 to Form 10-KSB for the fiscal year ended May 31, 2000 (1)

10.24	Employment Agreement dated October 2, 2000 between the Company and Miklos B. Korodi incorporated by reference to Exhibit 10.24 to Form 10-QSB for the fiscal quarter ended November 30, 2000 (1)

Exhibit No.	Document

10.25	Employment Agreement dated December 1, 2000 between the Company and Richard G. Blum incorporated by reference to Exhibit 10.25 to Form 10-QSB for the fiscal quarter ended November 30, 2000 (1)

10.26	Employment Agreement dated January 29, 2001 between the Company and Serge J. Miller incorporated by reference to Exhibit 10.26 to Form 10-KSB for the fiscal year ended May 31, 2001 (1)
10.27	Lease Agreement dated February 23, 2001 between the Company and Arden Realty Finance IV, LLC incorporated by reference to Exhibit 10.27 to Form 10-KSB for the fiscal year ended May 31, 2001 (1)

10.28	Employment Agreement dated January 1, 2001 between the Company and David H. Pohl incorporated by reference to Exhibit 10.28 to Form 10-KSB for the fiscal year ended May 31, 2001 (1)

10.29	Employment Agreement dated April 26, 2001 between the Company and David H. Pohl incorporated by reference to Exhibit 10.29 to Form 10-KSB for the fiscal year ended May 31, 2001 (1)

10.30	Employment Agreement dated November 17, 2001 between the Company and Lowell W. Giffhorn incorporated by reference to Exhibit 10.30 to Registration Statement on Form S-3 dated June 27, 2002 (1)

10.31	Employment Agreement dated December 20, 2001 between the Company and Jayanta Maitra incorporated by reference to Exhibit 10.31 to Registration Statement on Form S-3 dated June 27, 2002 (1)

10.32	Consulting Agreement dated March 7, 2002 between the Company and SDMC, Inc. incorporated by reference to Exhibit 10.32 to Registration Statement on Form S-3 dated June 27, 2002 (1)

10.33	Employment Agreement dated January 2, 2004 between the Company and Jayanta Maitra incorporated by reference to Exhibit 10.33 to Registration Statement on Form SB-2 dated May 21, 2004 (1)

10.34	Consulting Agreement dated March 18, 2004 between the Company and SDMC, Inc. incorporated by reference to Exhibit 10.34 to Registration Statement on Form SB-2 dated May 21, 2004 (1)

10.35	Employment Agreement dated June 1, 2004 between the Company and Patrick Nunally incorporated by reference to Exhibit 10.35 to Form 10-K for the fiscal year ended May 31, 2004 (1)

10.36	Amendment No. 1 to Employment Agreement dated July 12, 2004 between the Company and Patrick Nunally (1)

10.37	Employment Agreement dated September 1, 2004 between the Company and Lowell W. Giffhorn (2)

10.38	IGNITE License Agreement with Advanced Micro Devices, Inc., dated February 21, 2005, incorporated by reference to Exhibit 10.38 to Form 8-K filed February 28, 2005 (1)

10.39	Patent Portfolio License Agreement with Advanced Micro Devices, Inc., dated February 21, 2005, incorporated by reference to Exhibit 10.39 to Form 8-K filed February 28, 2005 (1)

Exhibit No.	Document

10.40***
Master Agreement, dated as of June 7, 2005, by and among the Company, Technology Properties Limited, a California corporation and Charles H. Moore, an individual for portions of this exhibit that were previously redacted as part of a confidential treatment request. (3) and (4)

10.41***	Commercialization Agreement dated as of June 7, 2005 by and among PNEWCO LLC, Technology Properties Limited, a California corporation, and the Company. (3) and (4).

10.42	Limited Liability Company Operating Agreement of PNEWCO LLC, a Delaware limited liability company, dated as of June 7, 2005. (3) and (4).

10.43	Agreement for Part-Time Employment dated August 3, 2005 between the Company and Thomas J. Sweeney, incorporated by reference to Exhibit 99.3 to Form 8-K filed August 9, 2005 (1)

10.44	Agreement dated July 27, 2004 among Patriot, Russell H. Fish, III and the Fish Family Trust regarding assistance with certain litigation.

10.45	Employment Agreement, dated June 5, 2007, between the Company and James Turley, incorporated by reference to Exhibit 10.1 to Report on Form 8-K filed June 8, 2007. (1)

10.46	Employment Agreement, dated September 17, 2007, between the Company and Clifford Flowers, incorporated by reference to Exhibit 10.1 to Report on Form 8-K filed September 19, 2007. (1)

14.1	Code of Ethics for Senior Financial Officers incorporated by reference to Exhibit 14.1 to Form 10-K for the fiscal year ended May 31, 2003 (1)

21.1	Subsidiaries of the small business issuer incorporated by reference to Exhibit 21.1 to Form 10-K for the fiscal year ended May 31, 2004 (1)

23.1	Consent of Luce, Forward, Hamilton & Scripps LLP (included in Exhibit 5.1)

23.2	Consent of KMJ Corbin & Company LLP, Independent Registered Public Accountants (5)

99.1	Form of ISO Plan Option (Gaspar) dated May 29, 1992, incorporated by reference to Exhibit 28.2 to Registration Statement on Form SB-2, file no. 33-57858 (1)

99.2	Form of NSO Plan Option (Berlin) dated May 29, 1992, incorporated by reference to Exhibit 28.3 to Registration Statement on Form SB-2, file no. 33-57858 (1)

99.3
Form of Incentive Stock Option Agreement to the Company's 1996 Stock Option Plan (individual agreements differ as to number of shares, dates, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996 (1)

99.4
Form of NonQualified Stock Option Agreement to the Company's 1996 Stock Option Plan (individual agreement differ as to number of shares, date, prices and vesting), incorporated by reference to Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2 dated May 23, 1996 (1)

99.5	Press Release of the Company dated November 4, 1996 incorporated by reference to Exhibit 99.5 to Form 8-K dated January 9, 1997 (1)

99.6	Form of Incentive Stock Option Agreement to the Company's 2001 Stock Option Plan incorporated by reference to Exhibit 99.6 to Registration Statement on Form S-8 filed March 26, 2001 (1)

Exhibit No.	Document

99.7	Form of Non-Qualified Stock Option Agreement to the Company's 2001 Stock Option Plan incorporated by reference to Exhibit 99.7 to Registration Statement on Form S-8 filed March 26, 2001 (1)

99.8	Form of Incentive Stock Option Agreement to the Company's 2003 Stock Option Plan incorporated by reference to Exhibit 99.8 to Registration Statement on Form S-8 filed September 4, 2003 (1)

99.9	Form of Non-Qualified Stock Option Agreement to the Company's 2003 Stock Option Plan incorporated by reference to Exhibit 99.9 to Registration Statement on Form S-8 filed September 4, 2003 (1)

(1)           Previously filed in indicated registration statement or report.

(2)	Exhibit filed with this Registration Statement on Form SB-2, as originally filed.

(3)	Exhibit filed with the First Amended Registration Statement on Form SB-2.

(4)	Exhibit filed with the Second Amended Registration Statement on Form SB-2.

(5)	Exhibit filed herewith the Fifth Amended Registration Statement on Form SB-2.

***	Portions of these exhibits have been omitted pursuant to a request for confidential treatment. That material has been filed separately with the Commission.

All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.